Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

HOPPER PARENT INC.,

HOPPER MERGER SUB INC.

and

HOLOGIC, INC.

Dated as of October 21, 2025

TABLE OF CONTENTS

		Page
	ARTICLE I
	THE MERGER; CLOSING; EFFECTIVE TIME

1.1	The Merger	2
1.2	Closing	2
1.3	Effective Time	3

	ARTICLE II
	CERTIFICATE OF INCORPORATION AND BYLAWS
	OF THE SURVIVING CORPORATION

2.1	Certificate of Incorporation of the Surviving Corporation	3
2.2	Bylaws of the Surviving Corporation	3

	ARTICLE III
	DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION

3.1	Directors of the Surviving Corporation	3
3.2	Officers of the Surviving Corporation	3

	ARTICLE IV
	EFFECT OF THE MERGER ON CAPITAL STOCK;
	EXCHANGE OF SHARE CERTIFICATES

4.1	Effect on Capital Stock	4
4.2	Exchange of Share Certificates	4
4.3	Treatment of Company Equity Awards and Company ESPP	8
4.4	Adjustments to Prevent Dilution	11

	ARTICLE V
	REPRESENTATIONS AND WARRANTIES

5.1	Representations and Warranties of the Company	11
5.2	Representations and Warranties of Parent and Merger Sub	36

	ARTICLE VI
	COVENANTS

6.1	Interim Operations	43
6.2	Acquisition Proposals; Change of Recommendation	48
6.3	Proxy Statement Filing; Information Supplied	53
6.4	Company Stockholders Meeting	55
6.5	Efforts; Cooperation; Antitrust Matters	56
6.6	Information; Access and Reports	59
6.7	Stock Exchange Delisting	60
6.8	Publicity	61
6.9	Employee Benefits	61
6.10	Expenses	63
6.11	Indemnification; Directors’ and Officers’ Insurance	63

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6.12	Stockholder Litigation	65
6.13	Financing	66
6.14	Other Actions by the Company	68
6.15	Obligations of Parent	69
6.16	Financing Cooperation	69
6.17	CVR Agreement	73
6.18	Treatment of Existing Notes	74

	ARTICLE VII
	CONDITIONS

7.1	Conditions to Each Party’s Obligation to Effect the Merger	76
7.2	Conditions to Obligations of Parent and Merger Sub	76
7.3	Conditions to Obligation of the Company	77

	ARTICLE VIII
	TERMINATION

8.1	Termination	78
8.2	Effect of Termination and Abandonment	79

	ARTICLE IX
	MISCELLANEOUS AND GENERAL

9.1	Survival Following Consummation of the Merger	84
9.2	Modification or Amendment	84
9.3	Waiver	84
9.4	Counterparts	85
9.5	Governing Law and Venue; Waiver of Jury Trial; Specific Performance	85
9.6	Notices	87
9.7	Entire Agreement	88
9.8	No Third-Party Beneficiaries	88
9.9	Obligations of Parent and of the Company	89
9.10	Definitions	89
9.11	Severability	89
9.12	Interpretation; Construction	90
9.13	Successors and Assigns	91
9.14	Debt Financing Provisions	91
9.15	Non-Recourse	92

Annex A	Defined Terms	A-1
Exhibit A	Form of CVR Agreement
Exhibit B	Form of Certificate of Incorporation of the Surviving Corporation

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of October 21, 2025, is by and among Hopper Parent Inc., a Delaware corporation (“Parent”), Hopper Merger Sub Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and Hologic, Inc., a Delaware corporation (the “Company”). Parent, the Company and Merger Sub are referred to herein as the “Parties” and each, a “Party.”

RECITALS

WHEREAS, the Parties intend that, on the terms and subject to the conditions set forth in this Agreement, Merger Sub shall merge with and into the Company (the “Merger”), with the Company surviving the Merger, pursuant to and in accordance with the provisions of the Delaware General Corporation Law, as may be amended from time to time (the “DGCL”);

WHEREAS, at or immediately prior to the Effective Time, Parent, the Surviving Corporation and a rights agent selected by Parent and reasonably acceptable to the Company (the “Rights Agent”) will enter into a Contingent Value Rights Agreement, in the form attached hereto as Exhibit A (subject to modification as contemplated by Section 6.17) (the “CVR Agreement”);

WHEREAS, the board of directors of Parent has unanimously approved and declared advisable (i) this Agreement and the transactions contemplated hereby and (ii) the CVR Agreement and the transactions contemplated thereby;

WHEREAS, the board of directors of Merger Sub has unanimously (i) determined that the Merger is fair to, and in the best interests of, Merger Sub and its sole stockholder, approved and declared advisable this Agreement and the Merger and any other transactions contemplated hereby, (ii) approved and declared advisable the CVR Agreement and the transactions contemplated thereby and (iii) resolved to recommend adoption of this Agreement to the sole stockholder of Merger Sub;

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (i) determined that the terms of this Agreement and the CVR Agreement and the transactions contemplated by this Agreement, including the Merger, and the CVR Agreement are fair to, and in the best interests of, the Company and its stockholders, (ii) determined that it is in the best interests of the Company and its stockholders and declared it advisable to enter into this Agreement, (iii) approved the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Merger and the other transactions contemplated hereby upon the terms and subject to the conditions contained herein, (iv) approved and declared advisable the CVR Agreement and the transactions contemplated thereby, (v) resolved to recommend that the stockholders of the Company vote to approve this Agreement, in each case on the terms and subject to the conditions set forth in this Agreement and (vi) directed that this Agreement be submitted to the Company’s stockholders for their adoption;

WHEREAS, as a condition and inducement to the Company’s willingness to enter into this Agreement, Parent and Merger Sub have delivered to the Company concurrently with the execution of this Agreement (i) a limited guarantee (the “TPG Guarantee”) from TPG Partners IX, L.P., a Delaware limited partnership, TPG Healthcare Partners II, L.P., a Delaware limited partnership and TPG Private Equity Opportunities, L.P., a Delaware limited partnership (the “TPG Guarantors”) in favor of the Company and pursuant to which, subject to the terms and conditions contained therein, the TPG Guarantors are guaranteeing certain obligations of Parent in connection with this Agreement; (ii) a limited guarantee (the “Blackstone Guarantee” and together with the TPG Guarantee, the “Guarantees”) from Blackstone Capital Partners IX L.P., a Delaware limited partnership, and Blackstone Capital Partners IX (LUX) SCSp, a special limited partnership (société en commandite spéciale) established under the laws of the Grand Duchy of Luxembourg (the “Blackstone Guarantors” and together with the TPG Guarantors, the “Guarantors”) in favor of the Company and pursuant to which, subject to the terms and conditions contained therein, the Blackstone Guarantors are guaranteeing certain obligations of Parent in connection with this Agreement and (iii) the Equity Commitment Letters; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and to set forth certain conditions to the Merger.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth in this Agreement, the Parties, intending to be legally bound, agree as follows:

ARTICLE I

THE MERGER; CLOSING; EFFECTIVE TIME

1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”), and the separate corporate existence of the Company, with all of its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger, except as set forth in Article II. The Merger shall have the effects specified in the DGCL.

1.2 Closing. Unless otherwise mutually agreed in writing between the Company and Parent, the closing of the Merger (the “Closing”) shall take place at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019 (or at the request of either Party, by means of a virtual Closing through electronic exchange of documents and signatures), on or about 9:00 a.m. (New York time) on the third (3rd) Business Day following the day on which the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement; provided that if the Marketing Period has not ended at the time of the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), the Closing shall be delayed and occur instead on the date following such satisfaction or waiver of such conditions that is the earlier to occur of (i) any Business Day before or during the Marketing Period as may be specified by Parent on no less than three (3) Business Days’ prior written notice to the Company and (ii) three (3) Business Days following the final day of the Marketing Period (subject, in each case of (i) and (ii), to the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions)). The date on which the Closing actually occurs is referred to as the “Closing Date.”

1.3 Effective Time. At the Closing, the Company will cause a Certificate of Merger (the “Certificate of Merger”) to be executed and acknowledged and filed with the Secretary of State of the State of Delaware as provided in the relevant provisions of the DGCL. The Merger shall become effective at the time (the “Effective Time”) when the Certificate of Merger has been duly filed with and accepted by the Secretary of State of the State of Delaware or at such later time as may be agreed by the Parties in writing and specified in the Certificate of Merger.

ARTICLE II

CERTIFICATE OF INCORPORATION AND BYLAWS

OF THE SURVIVING CORPORATION

2.1 Certificate of Incorporation of the Surviving Corporation. At the Effective Time, the certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall be amended and restated in its entirety as of the Effective Time to be in the form set forth in Exhibit B to this Agreement, and as so amended shall be the certificate of incorporation of the Surviving Corporation (the “Charter”) until thereafter amended as provided therein or as provided by applicable Law and consistent with the obligations set forth in Section 6.11. The form of the amended and restated certificate of incorporation is “facts ascertainable” as that term is used in Section 251(b) of the DGCL.

2.2 Bylaws of the Surviving Corporation. Subject to the requirements of Section 6.11, the bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation (the “Bylaws”), except that references to Merger Sub’s name shall be replaced with references to the Surviving Corporation’s name, until thereafter amended as provided therein, by the Charter or as provided by applicable Law and consistent with the obligations set forth in Section 6.11. The form of the amended and restated bylaws is “facts ascertainable” as that term is used in Section 251(b) of the DGCL.

ARTICLE III

DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION

3.1 Directors of the Surviving Corporation. The Parties shall take all actions necessary so that the directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the DGCL, the Charter and the Bylaws.

3.2 Officers of the Surviving Corporation. The Parties shall take all actions necessary so that the officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the DGCL, the Charter and the Bylaws.

ARTICLE IV

EFFECT OF THE MERGER ON CAPITAL STOCK;

EXCHANGE OF SHARE CERTIFICATES

4.1 Effect on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of Parent, Merger Sub, the Company, the holder of any capital stock of the Company or any other Person:

(a) Merger Consideration. Each share of common stock, par value $0.01 per share, of the Company (the “Shares”) issued and outstanding immediately prior to the Effective Time (other than Excluded Shares) shall be converted into the right to receive (i) $76.00 per Share in cash, without interest (the “Closing Consideration”) and (ii) one (1) contingent value right (a “CVR”), which shall represent the right to receive the Milestone Payment Amounts, if any, when and if payable, subject to the terms and conditions set forth in the CVR Agreement (the consideration contemplated by (A) and (B), together, the “Merger Consideration”). At the Effective Time, all of the Shares converted into the right to receive the Merger Consideration pursuant to this Section 4.1(a) shall cease to be outstanding, shall be cancelled and shall cease to exist, and each certificate formerly representing any of the Shares (each, a “Share Certificate”) or otherwise if the Company then has Shares which are not certificated, the applicable number of uncertificated Shares represented by book-entry (the “Book-Entry Shares”) (in each case, other than Excluded Shares) shall thereafter represent only the right to receive the Merger Consideration, without interest.

(b) Cancellation of Certain Shares. Any Shares that are owned by the Company or any of its Subsidiaries and not held on behalf of third parties, any Shares owned by Merger Sub and any Dissenting Shares, in each case, that are issued and outstanding immediately prior to the Effective Time, shall, by virtue of the Merger and without any action on the part of the holder of such Shares, cease to be outstanding, be cancelled without payment of any consideration therefor and cease to exist, subject to any rights the holder thereof may have under Section 4.2(g).

(c) Shares Held by Parent. Each Share issued and outstanding immediately prior to the Effective Time that is owned by Parent shall, by virtue of the Merger and without any action on the part of the holder of such Shares, be converted into one share of common stock, par value $0.01 per share, of the Surviving Corporation.

(d) Merger Sub. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder of such share, be converted into one (1) share of common stock, par value $0.01 per share, of the Surviving Corporation.

4.2 Exchange of Share Certificates.

(a) Appointment of Paying Agent. At or prior to the Effective Time, Parent and Merger Sub shall appoint a bank or trust company reasonably acceptable to the Company to serve as the paying agent (the “Paying Agent”) and shall enter into an agreement in form and substance reasonably acceptable to Parent and the Company relating to the Paying Agent’s responsibilities with respect to this Agreement.

(b) Deposit of Closing Consideration. At or prior to the Effective Time, Parent or Merger Sub shall deposit, or cause to be deposited, with the Paying Agent cash in U.S. Dollars sufficient to pay the aggregate Closing Consideration (other than in respect of Excluded Shares) under Section 4.1(a) (such cash being hereinafter referred to as the “Payment Fund”). The Payment Fund shall not be used for any purpose other than a purpose expressly provided for in this Agreement. Pending its disbursement in accordance with this Section 4.2, the Payment Fund shall be invested by the Paying Agent as reasonably directed by Parent. Any such investment, if made, shall be limited to (i) direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government, (ii) commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively; or (iii) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1,000,000,000 (based on the most recent financial statements of such bank that are then publicly available). Parent shall promptly replace or restore the cash in the Payment Fund so as to ensure that the Payment Fund is at all times maintained at a level sufficient for the Paying Agent to make all payments of Closing Consideration in accordance herewith. No investment losses resulting from investment of the funds deposited with the Paying Agent shall diminish the rights of any holder of Shares to receive the Merger Consideration as provided herein.

(c) Procedures for Surrender.

(i) As promptly as practicable after the Effective Time (and in any event not later than the third (3rd) Business Day following the Closing Date), the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of Shares (other than Excluded Shares) (A) a letter of transmittal specifying that delivery shall be effected, and risk of loss and title shall pass, only upon delivery of the Share Certificates (or affidavits of loss in lieu of the Share Certificates as provided in Section 4.2(f)) or transfer of the Book-Entry Shares not held, directly or indirectly, through The Depository Trust Company (“DTC”) to the Paying Agent, such materials to be in customary form and have such customary provisions as Parent and the Company mutually reasonably agree (the “Letter of Transmittal”), and (B) instructions for effecting the surrender of the Share Certificates (or affidavits of loss in lieu of the Share Certificates as provided in Section 4.2(f)) or Book-Entry Shares to the Paying Agent in exchange for payment of the aggregate Closing Consideration to which such holders are entitled pursuant to the terms of this Agreement.

(ii) With respect to Book-Entry Shares held, directly or indirectly, through DTC, Parent and the Company shall cooperate to establish procedures with the Paying Agent, DTC, DTC’s nominees and such other necessary or desirable third-party intermediaries to ensure that the Paying Agent will transmit to DTC or its nominees as promptly as practicable after the Effective Time, upon surrender of Shares held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures and such other procedures as agreed by Parent, the Company, the Paying Agent, DTC, DTC’s nominees and such other necessary or desirable third-party intermediaries, the Closing Consideration to which the beneficial owners thereof are entitled to receive as a result of the Merger pursuant to this Article IV.

(iii) Upon surrender to the Paying Agent of Shares that (A) are Share Certificates (or affidavits of loss in lieu of the Share Certificates as provided in Section 4.2(f)), together with the Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be reasonably required by the Paying Agent, (B) are Book-Entry Shares not held through DTC, by book receipt of an “agent’s message” in customary form by the Paying Agent in connection with the surrender of Book-Entry Shares (or such other reasonable evidence, if any, of surrender with respect to such Book-Entry Shares, as the Paying Agent may reasonably request), in each case of the foregoing clauses (A) and (B) of this Section 4.2(c)(iii), pursuant to such materials and instructions as contemplated by Section 4.2(c)(i), and (C) are Book-Entry Shares held, directly or indirectly, through DTC, in accordance with DTC’s customary surrender procedures and such other procedures as agreed to by the Company, Parent, the Paying Agent, DTC, DTC’s nominees and such other necessary or desirable third-party intermediaries pursuant to Section 4.2(c)(ii), the holder of such Share Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor, and Parent shall cause the Paying Agent to deliver to each such holder, as promptly as reasonably practicable after the Effective Time, a check in the amount (after giving effect to any required Tax withholdings as provided in Section 4.2(h)) of cash that such holder has the right to receive pursuant to Section 4.1(a).

(iv) No interest will be paid or accrued on any amount payable upon surrender of any Shares.

(v) In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a check for any cash to be paid upon due surrender of the Share Certificates may be issued to such transferee if the Share Certificates formerly representing such Shares are presented to the Paying Agent, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable.

(vi) Notwithstanding anything to the contrary in this Agreement, any holder of Book-Entry Shares shall not be required to deliver a Share Certificate or an executed Letter of Transmittal to the Paying Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to this Article IV.

(d) Transfers. From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Share Certificate or acceptable evidence of a Book-Entry Share is presented to the Surviving Corporation, Parent or the Paying Agent for transfer, it shall be cancelled and exchanged for the cash amount in immediately available funds to which the holder thereof is entitled to receive as a result of the Merger pursuant to this Article IV.

(e) Termination of Payment Fund. Any portion of the Payment Fund (including the proceeds of any investments of the Payment Fund) that remains unclaimed by, or otherwise undistributed to, the holders of Share Certificates or Book-Entry Shares by the one (1) year anniversary of the Effective Time shall be delivered to Parent or the Surviving Corporation, as determined by Parent. Any holder of Shares (other than Excluded Shares) who has not theretofore complied with this Article IV shall thereafter look only to the Surviving Corporation for payment of the Closing Consideration (after giving effect to any required Tax withholdings as provided in Section 4.2(h)) upon delivery of the Share Certificates (or affidavits of loss in lieu of the Share Certificates as provided in Section 4.2(f)) or Book-Entry Shares, without any interest thereon. Notwithstanding the foregoing, none of the Surviving Corporation, Parent, the Paying Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. To the fullest extent permitted by Law, immediately prior to the date any Merger Consideration would otherwise escheat to or become the property of any Governmental Authority, such Merger Consideration shall become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(f) Lost, Stolen or Destroyed Share Certificates. In the event any Share Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit (in form and substance reasonably acceptable to Parent and the Paying Agent) of that fact by the Person claiming such Share Certificate to be lost, stolen or destroyed and, if required by the Paying Agent, the posting by such Person of a bond reasonably sufficient to indemnify Parent and the Surviving Corporation against any claim that may be made against Parent or the Surviving Corporation with respect to such Share Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Share Certificate a check in the amount (after giving effect to any required Tax withholdings as provided in Section 4.2(h)) equal to the number of Shares (other than Excluded Shares) represented by such lost, stolen or destroyed Share Certificate multiplied by the Closing Consideration.

(g) Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, Dissenting Shares shall not be converted into the right to receive the Merger Consideration and holders of such Dissenting Shares shall be entitled to receive payment of the appraised value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL, unless and until such Person fails to comply with the provisions of Section 262 of the DGCL or effectively withdraws, waives or otherwise loses such Person’s rights to receive payment under Section 262 of the DGCL. If any such Person fails to comply with the provisions of Section 262 of the DGCL or effectively withdraws, waives or loses such right, such Dissenting Shares shall thereupon be treated as if they had been converted at the Effective Time into the right to receive the Merger Consideration, without any interest thereon. The Company shall give Parent written notice of any written demands for appraisal of Shares or for payment and withdrawals or attempted withdrawals of such demands promptly after receipt by the Company, as well as copies of any instruments, notices or demands received by the Company pursuant to Section 262 of the DGCL and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands for appraisal pursuant to the DGCL in respect of such Dissenting Shares. Prior to the Effective Time, Parent shall not, except with the prior written consent of the Company, and the Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal, offer to settle or settle any such demands, waive any failure to timely deliver a written demand for appraisal under the DGCL or approve any withdrawal of any such demands (or otherwise agree to do any of the foregoing).

(h) Withholding Rights. Each of Parent, the Company, Merger Sub, the Surviving Corporation, the Paying Agent, the Rights Agent and any other applicable withholding agent, as applicable, shall be entitled to deduct and withhold from the amounts otherwise payable pursuant to this Agreement or the CVR Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations promulgated thereunder, or any other applicable provision of federal, state, local or foreign Tax Law; provided that, in each case other than with respect to payments made (x) in respect of a Company Equity Award or (y) as a result of the failure of the Person in respect of which such deduction or withholding was made to deliver a valid IRS Form W-9 or applicable IRS Form W-8 in connection with the Letter of Transmittal, Parent, the Company, Merger Sub, the Surviving Corporation, the Paying Agent, the Rights Agent and any other applicable withholding agent shall, as soon as reasonably practicable, use commercially reasonable efforts to notify in writing such Person and reasonably cooperate with such Person in good faith to reduce or eliminate any such withholding prior to withholding any amounts payable to any stockholder of the Company hereunder. To the extent that amounts are so deducted or withheld and remitted to the applicable Governmental Authority, such amounts shall be treated for all purposes of this Agreement or the CVR Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

4.3 Treatment of Company Equity Awards and Company ESPP.

(a) Treatment of Company Options. At the Effective Time, each outstanding compensatory option to purchase Shares granted by the Company pursuant to the Company Equity Plan (each a “Company Option”) shall be treated as follows:

(i) each Company Option that is then outstanding and unvested as of immediately prior to the Effective Time shall vest in full;

(ii) each Company Option that is a Tranche 1 Option that is then outstanding shall be cancelled and converted into the right to receive (A) an amount in cash equal to the product of (x) the total number of Shares subject to such Tranche 1 Option immediately prior to the Effective Time multiplied by (y) the excess of the amount of the Closing Consideration over the applicable exercise price per Share of such Tranche 1 Option, and (B) one (1) CVR with respect to each Share subject to such Tranche 1 Option as of immediately prior to the Effective Time;

(iii) each Company Option that is a Tranche 2 Option that is then outstanding shall be cancelled in exchange for the right to receive one (1) CVR with respect to each Share subject to such Company Option as of immediately prior to the Effective Time, the payment in respect of which CVR shall be as set forth in the CVR Agreement; and

(iv) each Company Option other than a Tranche 1 Option or Tranche 2 Option that is then outstanding shall be cancelled for no consideration.

(b) Treatment of Company RSU Awards.

(i) At the Effective Time, each then outstanding compensatory restricted stock unit award granted by the Company corresponding to Shares (a “Company RSU Award”) that was granted prior to the date hereof or that is held by a non-employee director of the Company, whether or not vested, shall be cancelled and converted into the right to receive the Merger Consideration in respect of each Share subject to such Company RSU Award as of immediately prior to the Effective Time. For purposes of determining the number of Shares subject to each performance-vesting Company RSU Award as of immediately prior to the Effective Time, any applicable performance goals shall be deemed achieved at the greater of (A) the target level of performance and (B) the actual level of performance measured through the latest practicable date prior to the Effective Time as determined by the Compensation Committee of the Company Board prior to the Effective Time.

(ii) At the Effective Time, each then outstanding Company RSU Award that is granted on or after the date hereof (other than any such award held by a non-employee director of the Company) shall be converted into (A) an unvested award representing the right to receive a cash payment equal to the Closing Consideration in respect of each Share subject to such Company RSU Award as of immediately prior to the Effective Time (a “Restricted Cash Award”) and (B) an unvested award representing the right to receive cash payments equal to the payments payable to the holder of one CVR, if any, pursuant to the CVR Agreement in respect of each Share subject to such Company RSU Award as of immediately prior to the Effective Time (a “CVR Equivalent Award”), in the case of each of clauses (A) and (B), subject to the same terms and conditions (including as to vesting and termination protection) as applied to the corresponding Company RSU Award as of immediately prior to the Effective Time. Any payments made in respect of each Restricted Cash Award will be paid promptly, and in any event within thirty (30) days, following the date on which the Restricted Cash Award (or portion thereof) vests, subject to any required delays under Section 409A of the Code. Any payments made in respect of each CVR Equivalent Award will be paid promptly, and in any event within thirty (30) days, following the later of (x) the date on which the corresponding payment becomes payable to the holder of an equivalent number of CVRs pursuant to the CVR Agreement and (y) the date on which the CVR Equivalent Award (or portion thereof) vests, in each case subject to any required delays under Section 409A of the Code, and for clarity, will not become payable if the CVR Equivalent Award (or portion thereof) is forfeited without vesting. For the avoidance of doubt, no payments will be made on or following the date that a CVR Equivalent Award becomes forfeited in accordance with its terms (regardless of whether payments are made to CVRs pursuant to the CVR Agreement following such forfeiture).

(c) Company ESPP. As soon as practicable following the date hereof, the Company shall take all actions necessary or required under the Company ESPP or applicable Law to ensure that (i) except for the offering period under the Company ESPP in effect as of the date hereof, no offering period under the ESPP will be authorized or commenced after the date hereof; (ii) no new participants will commence participation in the Company ESPP after the date hereof; (iii) no Company ESPP participant will be permitted to increase such participant’s payroll deduction election or contribution rate in effect as of the date hereof or to make separate non-payroll contributions on or following the date hereof, except as may be required by applicable Law; (iv) each purchase right under the Company ESPP outstanding as of the date hereof shall be exercised as of no later than five (5) Business Days prior to the date on which the Effective Time occurs (the “Final Exercise Date”); (v) each Company ESPP participant’s accumulated contributions under the Company ESPP shall be used to purchase Shares in accordance with the Company ESPP as of the Final Exercise Date; and (vi) the Company ESPP will terminate effective as of (and subject to the occurrence of) immediately prior to the Effective Time, but subsequent to the exercise of purchase rights on the Final Exercise Date (in accordance with the terms of the Company ESPP). All Shares purchased on the Final Exercise Date shall be cancelled at the Effective Time and converted into the right to receive the Merger Consideration in accordance with the term and conditions of this Agreement. At the Effective Time, any funds credited as of such date under the Company ESPP that are not used to purchase Shares on the Final Exercise Date within the associated accumulated payroll withholding account for each participant under the Company ESPP shall be refunded to the applicable participant in accordance with the terms of the Company ESPP.

(d) Corporate Actions. At or prior to the Effective Time, the Company Board (or an appropriate committee thereof) shall adopt any resolutions that are necessary to effectuate the treatment of the Company Options and Company RSU Awards (collective, the “Company Equity Awards”) and the Company ESPP pursuant to this Section 4.3. The Company Equity Plan will terminate as of the Effective Time, and the Company will take all action necessary to effectuate the foregoing. From and after the Effective Time, the Company Options and Company RSUs shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each applicable holder of such Company Options and Company RSUs shall cease to have any rights with respect thereto, except the right to receive, as applicable, the consideration (if any) set forth under the terms of Section 4.3(a) and Section 4.3(b) above.

(e) The Surviving Corporation shall pay through its payroll systems, or the Surviving Corporation or the Paying Agent shall pay directly, as applicable, the amounts due pursuant to Section 4.3(a) and Section 4.3(b), (i) which amounts that become payable upon the Effective Time and correspond to the Closing Consideration shall be paid as promptly as practicable, and in any event within three (3) Business Days, following the Effective Time (or at such later time as would not result in the imposition of a penalty under Section 409A of the Code), (ii) which amounts that correspond to CVR Equivalent Awards will be paid in accordance with the payment timing specified in Section 4.3(b)(ii), and (iii) which amounts that correspond to CVR payments shall be paid in accordance with Section 2.4(c) of the CVR Agreement and in a manner that complies with Treasury Regulation Section 1.409A-3(i)(5)(iv)(A) to the extent required under Section 409A of the Code. Notwithstanding any terms to the contrary, all amounts paid pursuant to Section 4.3(a) and Section 4.3(b) shall be paid without interest and less applicable withholding Taxes.

4.4 Adjustments to Prevent Dilution. Notwithstanding anything in this Agreement to the contrary, if, from the date of this Agreement to the earlier of the Effective Time and termination of this Agreement in accordance with Article VIII, the number of Shares or securities convertible or exchangeable into or exercisable for Shares shall have been changed into a different number of Shares or securities, or a different class, by reason of any reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization or other similar transaction, the Merger Consideration shall be equitably adjusted to provide the holders of Shares and Company Equity Awards the same economic effect as contemplated by this Agreement prior to such event; provided that nothing in this Section 4.4 shall be construed to permit the Company or any Subsidiary of the Company to take any action otherwise prohibited by the terms of this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

5.1 Representations and Warranties of the Company. Except as set forth in the Company Reports filed by the Company with the SEC since September 30, 2023 (the “Applicable Date”) and publicly available at least one (1) Business Day prior to the date of this Agreement (excluding, in each case, any disclosures set forth in any risk factor or “forward-looking statements” section or any similar section to the extent they are forward-looking in nature) or in the corresponding section of the disclosure schedule delivered to Parent and Merger Sub by the Company immediately prior to the execution of this Agreement (the “Company Disclosure Schedule”) (it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Schedule shall be deemed disclosure with respect to any other section or subsection to the extent that the relevance of such item is reasonably apparent), the Company hereby represents and warrants to Parent and Merger Sub that:

(a) Organization, Good Standing and Qualification.

(i) The Company is a legal entity duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to be in good standing or to have such power or authority would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company is qualified to do business and is in good standing (with respect to jurisdictions that recognize such concept or a similar concept) in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each of the Company’s Subsidiaries is a legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept or a similar concept) under the Laws of its jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or other legal entity (with respect to jurisdictions that recognize such concept or a similar concept) in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, existing, qualified or in good standing, or to have such power or authority, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company has made available to Parent true and accurate copies of the certificate of incorporation and bylaws of the Company, as currently in full force and effect as of the date hereof.

(ii) The Company has made available to Parent prior to the date hereof true, correct and complete copies of the certificates of incorporation and bylaws, or equivalent organizational or governing documents, of each of the Company’s material Subsidiaries, each as currently in full force and effect as of the date hereof.

(b) Capital Structure.

(i) As of October 17, 2025 (the “Measurement Date”), the authorized capital stock of the Company consists of: (A) 750,000,000 Shares, of which 222,566,511 Shares were issued and outstanding and (B) 1,622,685 shares of preferred stock, par value $0.01 per share, of which none were issued and outstanding. As of the Measurement Date, (1) 4,225,763 Shares were subject to outstanding Company Options, (2) 528,956 Shares and 1,057,912 Shares were subject to Company RSU Awards subject to performance-based vesting, assuming achievement of the applicable performance conditions at the target level and maximum level, respectively, (3) 1,206,316 Shares were subject to Company RSU Awards solely subject to time-based vesting, (4) 6,257,168 Shares are reserved for future issuance under the Company Equity Plan, (5) 2,825,279 Shares are reserved for future issuance under the Company ESPP and (6) 1,182,510 Shares underlying previously vested Company RSU Awards subject to time-based vesting or performance-based vesting, the settlement of which was deferred under the Company Deferred Equity Plan. Except as set forth in this Section 5.1(b), set forth on Section 5.1(b) of the Company Disclosure Schedule and for the equity interests that may be granted or issued by the Company following the date of this Agreement not in contravention of Section 6.1(b) or Section 6.1(b) of the Company Disclosure Schedule, the Company has no other equity interests authorized, issued and/or outstanding.

(ii) All of the outstanding Shares are duly authorized and validly issued in accordance with the Company’s organizational documents and applicable securities Laws, as applicable, and are, or will be when issued, fully paid and nonassessable and have not been, or will not be when issued, issued in violation of any preemptive rights, rights of first refusal or other similar rights of any Person. All of the issued and outstanding equity interests in each of the Company’s Subsidiaries are authorized and validly issued in accordance with the respective organizational documents of such Subsidiaries and are fully paid (to the extent required under such Subsidiaries’ organizational documents) and nonassessable and have not been issued in violation of any preemptive rights, rights of first refusal or other similar rights of any Person. As of the date of this Agreement, the Company owns, directly or indirectly, all of the outstanding equity interests in each of its Subsidiaries free and clear of all Liens other than (A) transfer restrictions imposed by federal and state securities Laws and (B) any transfer restrictions contained in the organizational documents of the Company and its Subsidiaries.

(iii) Except as set forth in the organizational documents of the Company and except as otherwise provided in Section 5.1(b)(i), there are no preemptive rights or other outstanding rights, options, warrants, phantom stock, restricted stock or restricted stock units, profit participation, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, subscription agreements, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell any equity interests, securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any equity interests or other securities of the Company or any of its Subsidiaries, and no securities, agreements or obligations evidencing such rights are authorized, issued or outstanding.

(iv) Neither the Company nor any of its Subsidiaries has any outstanding bonds, debentures, notes or other indebtedness the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the holders of equity interests in the Company on any matter.

(v) The Company is not a party to, or bound by, any shareholders’ agreement, voting trust agreement, registration rights agreement or other similar agreement relating to any voting or equity interests in the Company.

(vi) Section 5.1(b)(vi) of the Company Disclosure Schedule sets forth as of the date of this Agreement (A) each of the Company’s Subsidiaries and the ownership interest of the Company in each such Subsidiary, together with the jurisdiction of incorporation or formation of each such Subsidiary, as well as the ownership interest and number and type of capital stock or other securities owned by any other Person in each such Subsidiary, and (B) the Company’s or its Subsidiaries’ capital stock, equity interest or other direct or indirect ownership interest in any other Person (including minority equity interests), together with the jurisdiction of incorporation or formation of each such Person. None of the Company’s Subsidiaries own any Shares. Neither the Company, nor any of its Subsidiaries, has any obligation to make any investment in or capital contribution to any Person other than a wholly owned Subsidiary of the Company.

(c) Corporate Authority; Approval and Fairness.

(i) The Company has all requisite corporate power and authority and has taken all corporate action necessary to execute, deliver and perform its obligations under this Agreement and to consummate the Merger and any other transactions contemplated by this Agreement, subject only to the Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(ii) The Company Board unanimously (A) determined that the terms of this Agreement and the CVR Agreement and the transactions contemplated by this Agreement, including the Merger, and the CVR Agreement are fair to, and in the best interests of, the Company and its stockholders, (B) determined that it is in the best interests of the Company and its stockholders and declared it advisable to enter into this Agreement, (C) approved the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Merger and any other transactions contemplated hereby upon the terms and subject to the conditions contained herein, (D) approved and declared advisable the CVR Agreement and the transactions contemplated thereby, (E) resolved to recommend that the stockholders of the Company vote to approve this Agreement, in each case on the terms and subject to the conditions set forth in this Agreement (the “Company Recommendation”) and (F) directed that this Agreement be submitted to the Company’s stockholders for their adoption. The Company Stockholder Approval is the only vote of the holders of any Shares or other securities of the Company necessary to approve this Agreement and to consummate the Merger and the transactions contemplated hereby.

(d) Governmental Filings; No Violations.

(i) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated by this Agreement require no authorization or other action by or in respect of, or filing with, any (A) federal, state, local, municipal, foreign, national or other government; (B) governmental or regulatory authority (including any governmental division, department, agency, commission, instrumentality, organization, bureau, unit or body and any court or other tribunal); (C) self-regulatory organization (including Nasdaq); or (D) arbitral tribunal (each, a “Governmental Authority”) other than (1) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (2) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), (3) compliance with any applicable requirements of any other Antitrust Laws, (4) compliance with any applicable requirements of the DPA, (5) compliance with any applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Securities Act of 1933, as amended (the “Securities Act”), and any other applicable U.S. state or federal securities, takeover or “blue sky” Laws, (6) compliance with any applicable rules of Nasdaq and (7) where failure to obtain such authorization or take any such action (x) would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (y) would not reasonably be expected to, individually or in the aggregate, prevent or materially delay the ability of the Company to consummate the transactions contemplated hereby by the Outside Date.

(ii) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated by this Agreement do not and will not (A) assuming compliance with the matters referred to in Section 5.1(d)(i), conflict with or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Company, (B) assuming compliance with the matters referred to in Section 5.1(d)(i), conflict with or result in a violation or breach of any Privacy and Security Requirement or any applicable Law or (C) require any consent by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation or acceleration of any right or obligation or the loss of any benefit to which the Company and any of its Subsidiaries are entitled, under any legally binding agreement, lease, license, contract, note, mortgage, indenture, bond, arrangement or other obligation (excluding any Benefit Plans) (each, a “Contract”) binding upon the Company or any of its Subsidiaries or any Company Permit necessary to conduct the business of the Company, except in the case of clauses (B) and (C) above, any such violation, breach, conflict, default, termination, acceleration, cancellation or loss that (x) has not, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (y) would not reasonably be expected to, individually or in the aggregate, prevent or materially delay the ability of the Company to consummate the transactions contemplated hereby by the Outside Date.

(e) Company Reports; Financial Statements; Internal Controls.

(i) The Company has filed or furnished, as applicable, on a timely basis, all registration statements, prospectuses, forms, statements, certifications, reports and documents required to be filed or furnished by it with the Securities and Exchange Commission (the “SEC”) pursuant to the Exchange Act or the Securities Act since the Applicable Date (the registration statements, prospectuses, forms, statements, certifications, reports and documents filed or furnished to the SEC since the Applicable Date and those filed or furnished to the SEC subsequent to the date of this Agreement, including any amendments thereto, the “Company Reports”). Each of the Company Reports, at the time of its filing or being furnished (and, if amended, as of the date of such amendment), complied in all material respects or, if not yet filed or furnished, will comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 and any rules and regulations promulgated thereunder applicable to the Company Reports. As of their respective dates (and, if amended, as of the date of such amendment), the Company Reports did not, and any Company Reports filed with or furnished to the SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not false or misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters with respect to Company Reports received by the Company from the SEC staff and, to the Knowledge of the Company, none of the Company Reports is the subject of ongoing SEC review or ongoing SEC investigation. No Subsidiary of the Company is required to file reports with the SEC pursuant to the requirements of the Exchange Act.

(ii) The Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) or 15d-15(e), as applicable, under the Exchange Act) as required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are reasonably designed to ensure that information required to be disclosed by the Company in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules of the SEC. The Company has disclosed, based on its most recent evaluation of internal controls over financial reporting prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company Board (A) any significant deficiencies or material weaknesses in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting, and each such deficiency, weakness or fraud so disclosed, if any, has been disclosed to Parent in Section 5.1(e) of the Company Disclosure Schedule. Except as disclosed in Section 5.1(e) of the Company Disclosure Schedule, the Company maintains a system of internal control over financial reporting (as defined in Rule 13a-15(f) or 15d-15(f), as applicable, under the Exchange Act) that complies with the applicable requirements of the Exchange Act and is reasonably designed to provide reasonable assurance regarding the reliability of the Company’s financial reporting in conformity with U.S. GAAP, including the preparation of financial statements for external purposes, and access to properties or assets is permitted in accordance with management’s general and specific authorization. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” have the meanings assigned to such terms in Auditing Standard No. 5 of the Public Company Accounting Oversight Board, as in effect on the date of this Agreement.

(iii) Neither the Company Board, the audit committee of the Company Board nor, to the Knowledge of the Company, any executive officer or the Company’s auditor has identified or received any substantive complaint, allegation, assertion or claim, whether written or oral, that the Company or any of its Subsidiaries regarding any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(iv) The consolidated financial statements included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly present, or, in the case of consolidated financial statements included in or incorporated by reference into Company Reports filed after the date of this Agreement, will fairly present, in all material respects, the consolidated financial position (including the cash position) of the Company and its consolidated Subsidiaries as of the respective dates thereof and their consolidated statements of operations, comprehensive income (or loss), Company stockholders’ equity and cash flows for the respective periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments), in each case in conformity with U.S. GAAP (except, in the case of the unaudited statements, to the extent permitted by the SEC) applied on a consistent basis during the periods involved, except as may be noted therein or in the notes thereto.

(f) Liabilities. There are no obligations or liabilities of, any nature, of the Company or any of its Subsidiaries (whether accrued, contingent or otherwise) that would be required by U.S. GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries other than (i) obligations or liabilities to the extent disclosed, specifically reflected or adequately reserved against in the consolidated balance sheet of the Company for the quarterly period ended June 28, 2025 (including any notes thereto); (ii) obligations or liabilities arising in connection with the transactions contemplated by this Agreement; (iii) obligations or liabilities incurred in the ordinary course of business since June 28, 2025 (none of which results from or was caused by a breach of any Material Contract, tort, infringement, misappropriation, claim, lawsuit or violation of Law or Order); (iv) executory obligations arising from any Contract entered into in the ordinary course of business consistent with past practice (none of which results from or was caused by a breach of any such Contract); or (v) obligations or liabilities that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(g) Absence of Certain Changes.

(i) Since June 28, 2025, the Company and its Subsidiaries have, except in connection with the Company’s sale process prior to the date hereof, this Agreement and the transactions contemplated hereby (in accordance with the terms hereof), conducted their businesses in all material respects in the ordinary course of business.

(ii) Since September 28, 2024, there has not been any change, effect, occurrence, event or development that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(iii) Since June 28, 2025, neither the Company nor any of its Subsidiaries has taken, or agreed, committed, arranged, authorized or entered into any other binding arrangement to take, any action that, if taken on or after the date of this Agreement, would (without Parent’s prior written consent) have constituted a breach of any of the covenants set forth in Section 6.1(b)(i), Section 6.1(b)(ii), Section 6.1(b)(v), Section 6.1(b)(vi), Section 6.1(b)(vii), Section 6.1(b)(viii), Section 6.1(b)(x) or Section 6.1(b)(xii).

(h) Litigation. There are no pending or, to the Knowledge of the Company, threatened (in writing) civil, criminal or administrative actions, suits, claims, charges, causes of action, demands, inquiries, hearings, audits, complaints, prosecutions, demands, inquiries, mediations, arbitrations, investigations or proceedings, whether at law or in equity, public or private (each, an “Action”) by or before any Governmental Authority to which the Company or any of its Subsidiaries is a party or any Action by any Governmental Authority against or involving the Company or its Subsidiaries, in each case that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Since the Applicable Date, neither the Company nor any Subsidiary is (i) party to any settlement agreements or similar written agreements between the Company or its Subsidiaries and any Governmental Authority or (ii) subject to any judgment, order, writ, injunction, decree, determination, directive or award of any Governmental Authority (an “Order”) or corporate integrity agreement or deferred prosecution agreement regarding non-compliance with any Law, except for those that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. To the Knowledge of the Company, no investigation directed or targeted at the Company or its Subsidiaries is being conducted by any Governmental Authority that would have, or would reasonably be expected to have, a Material Adverse Effect.

(i) Employee Benefits.

(i) Section 5.1(i)(i) of the Company Disclosure Schedule sets forth an accurate and complete list, as of the date of this Agreement, of all material Benefit Plans. For purposes of this Agreement, “Benefit Plans” means all benefit and compensation plans, contracts, policies, programs, agreements or arrangements covering current or former employees or non-employee directors of the Company or its Subsidiaries which are sponsored, maintained, or contributed to (or required to be contributed to) by the Company or any of its Subsidiaries, or otherwise with respect to which the Company or any of its Subsidiaries has any current or contingent liability or obligation, including “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA, and all other employment, retirement, termination or change in control, supplemental retirement, profit sharing, deferred compensation, severance, separation pay, retention, stock option, stock purchase, stock appreciation rights, stock or stock-based incentive, phantom stock, bonus, insurance, medical, welfare, fringe, tax gross-up and all other benefit or compensation plans, programs, contracts, policies, agreements or arrangements providing for benefits or remuneration of any kind. With respect to each material Benefit Plan listed on Section 5.1(i)(i) of the Company Disclosure Schedule, the Company has provided or made available to Parent to the extent requested and applicable, true and complete copies of (A) the current plan document (or, if such Benefit Plan is not in writing, a written description of the material terms thereof) and all material amendments thereto, (B) any related trust agreements, insurance contracts or other funding arrangements, (C) the most recent audited financial statements and actuarial or other valuation report prepared with respect thereto, if any, (D) the most recent annual reports on Form 5500 required to be filed with the Internal Revenue Service (the “IRS”) with respect thereto, (E) the most recent determination, advisory or opinion letter received from the IRS, and (F) all material non-routine correspondence with any Governmental Authority dated within the past three (3) years.

(ii) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (A) all Benefit Plans are, and have been established, funded, administered, maintained, and operated, in compliance with their terms, ERISA, the Code and other applicable Laws; (B) all contributions, premiums or other payments that have become due with respect to each Benefit Plan have been paid on a timely basis or, to the extent not yet due, accrued in accordance with GAAP; and (C) there have been no “prohibited transactions” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and not otherwise exempt under Section 408 of ERISA and no breaches of fiduciary duty (as determined under ERISA), in each case with respect to any Benefit Plan. Each Benefit Plan subject to ERISA that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS (or is based on a pre-approved plan document that has received such a letter and on which such Benefit Plan is entitled to rely) or has applied to the IRS for such favorable determination or opinion letter within the applicable remedial amendment period under Section 401(b) of the Code, and, to the Knowledge of the Company, nothing has occurred and there are no circumstances reasonably expected to adversely affect or result in the loss of the qualification of such plan under Section 401(a) of the Code.

(iii) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there are no pending or, to the Knowledge of the Company, threatened claims (other than routine claims for benefits), suits, actions, disputes, audits, investigations or proceedings by, on behalf of or against (or otherwise with respect to) any Benefit Plan, other than routine claims for benefits.

(iv) No Benefit Plan is, and neither the Company nor any of its Subsidiaries has participated in, sponsored, maintained, contributed to, or been obligated to contribute to, or otherwise had any current or contingent liability or obligation under or with respect to any “multiemployer plan” (within the meaning of Section 3(37) of ERISA) or any plan that is or was subject to Title IV or Section 302 of ERISA or Section 412 of the Code, in each case in the last six (6) years, including, in each case, as a consequence of at any time having been considered a single employer under Section 414 of the Code with any other Person. No Benefit Plan is a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA) or a “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code).

(v) No Benefit Plan provides, and neither the Company nor any of its Subsidiaries has any current or contingent liability or obligation to provide for post-retirement or post-termination health, life insurance or other welfare benefits except as required under Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code (or payment of premiums for continuation coverage thereunder). Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and its Subsidiaries have not incurred (whether or not assessed) any material penalty or Tax under Sections 4980B, 4980D, 4980H, 6721 or 6722 of the Code and no circumstances exist or events have occurred that would result in the imposition of any such material penalties or Taxes.

(vi) Neither the execution of this Agreement, stockholder or other approval of this Agreement nor the consummation of the Merger or any other transactions contemplated hereby would, whether alone or in combination with another event, except as required by Law, (A) entitle any current or former officer, director or employee of the Company or any of its Subsidiaries to severance pay or other material payment or benefit or any material increase in compensation or benefits, (B) accelerate the time of payment or vesting or result in any material payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other obligation pursuant to any of the Benefit Plans or otherwise, (C) result in payments (whether in cash or property or the vesting of property) or benefits under any agreement with the Company or any of its Subsidiaries that, individually or in combination with any other payment or benefit, would constitute the payment of any “excess parachute payment” within the meaning of Section 280G of the Code or in the imposition of an excise Tax under Section 4999 of the Code, or (D) limit or restrict the right of the Company or any of its Subsidiaries to merge, amend or terminate any material Benefit Plan.

(vii) Neither the Company nor any of its Subsidiaries maintains any obligations to gross-up, reimburse or otherwise make whole any individual for any Tax or related interest or penalties incurred by such individual, including under Sections 409A or 4999 of the Code or otherwise.

(viii) Each Benefit Plan that constitutes in any part a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder.

(ix) Without limiting the generality of the other provisions of this Section 5.1(i), with respect to each Benefit Plan that is subject to the Laws of a jurisdiction other than the United States (a “Non-U.S. Plan”), except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each Non-U.S. Plan that is required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

(j) Compliance with Laws; Company Permits.

(i) Compliance with Laws. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (A) since the Applicable Date, the Company and its Subsidiaries have been, and are in compliance with applicable federal, state, local, or foreign laws (including common laws), acts, statutes, codes, treaties and ordinances, and any rules, rulings, regulations, judgments, Orders, writs, injunctions, or decrees, of any Governmental Authority (collectively, “Laws”) and (B) since the Applicable Date, the Company has not received any written notice or written communication from any Governmental Authority that it is under investigation by any Governmental Authority for potential non-compliance with any Law.

(ii) Permits.

(A) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and its Subsidiaries hold all licenses, permits, certifications, approvals, registrations, clearances, listings, consents, authorizations, franchises, variances, exemptions and orders (including all product certifications) issued or granted by any Governmental Authority (the “Company Permits”) necessary for the Company and its Subsidiaries to use, own, and operate their businesses as currently conducted. Except as is not or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) such Company Permits are valid, binding and in full force and effect, (ii) neither the Company nor its Subsidiaries is in default or violation of (and, to the Knowledge of the Company, no event has occurred or condition exists which, with notice or the lapse of time or both, would constitute a default or violation of) any Company Permit, (iii) there are no Actions pending or threatened in writing (or, to the Knowledge of the Company, orally) that seek the revocation, cancellation or termination of any Company Permit and (iv) since the Applicable Date, no outstanding written notice of revocation, cancellation or termination of any Company Permit has been received by the Company or its Subsidiaries. The Company has made available to Parent and Merger Sub all material Company Permits in effect as of the date hereof.

(B) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole, (w) since the Applicable Date, the Company, its Subsidiaries, and its employed health care professionals have held all licenses, permits, certifications, approvals, registrations, clearances, listings, consents, authorizations, or accreditations necessary in relation to the Company Products and for the lawful operation of the businesses of the

Company and its Subsidiaries under Health Care Laws (collectively, the “Health Care Permits”) (x) all such Health Care Permits are valid and in full force and effect, and since the Applicable Date there have been no breaches, violations of, or defaults under any such Health Care Permits, (y) no modification nor any termination, cancellation, revocation or suspension of any such Health Care Permit is pending or, to the Knowledge of the Company, threatened, by any applicable Governmental Authority and (z) since the Applicable Date, all material supplements, amendments, submissions, reports, documents, records, notices, registrations, modifications, applications, or other filings or disclosures required to be filed, maintained or furnished to a Governmental Authority by the Company or any of its Subsidiaries under applicable Health Care Laws or Health Care Permits have been timely filed, maintained or furnished, and to the Knowledge of the Company, all such submissions were true and complete in all material respects.

(k) Material Contracts.

(i) Except for Contracts (including all amendments and modifications thereto) filed as exhibits to the Company Reports at least one (1) Business Day prior to the date of this Agreement or as set forth in Section 5.1(k)(i) of the Company Disclosure Schedule, as of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by any Contract (a Contract described by clauses (A) through (M) of this Section 5.1(k)(i), including Contracts and all amendments and modifications thereto filed or required to be filed as exhibits to the Company Reports, being hereinafter referred to as a “Material Contract”):

(A) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Exchange Act);

(B) that (1) contains any exclusivity or noncompete provisions to which the Company or any of its Subsidiaries is subject that in any material respect restricts or prohibits the right, ability, manner or locations of the Company or any of its Subsidiaries (or, after the Effective Time, Parent or any of its Subsidiaries) to compete with any other person in any line of business or geographic area, (2) contains a put, call, right of first refusal, right of first offer or similar right or obligation or any other obligation pursuant to which the Company or any of its Subsidiaries could be required to, directly or indirectly, purchase or sell, as applicable, any securities, capital stock or other interests, assets or businesses, (3) contains a material “most favored nation” provision, or (4) any material non-solicitation, no-hire or similar covenants (other than in connection with customary employee non-solicitation or non-disclosure or confidentiality obligations entered into in the ordinary course of business);

(C) that provides for a joint venture, material partnership, limited liability company agreement or similar arrangement relating to the formation, creation, operation, management or control of any joint venture, partnership or limited liability company (in each case, other than any Contract solely among or between the Company and any of its Subsidiaries);

(D) that is an indenture, debenture, credit agreement, loan agreement, security agreement, guarantee, pledge, note, mortgage or other agreement providing for or guaranteeing Indebtedness of any Person in excess of $100,000,000, except for (x) any Contract solely among or between the Company and any of its Subsidiaries and (y) any surety or performance bond, letter of credit or similar Contract entered into in the ordinary course of business;

(E) that includes a minimum purchase, “earnout” or other contingent, deferred or fixed payment obligation of the Company and its Subsidiaries;

(F) that is a Real Property Lease requiring an annual payment in excess of $2,500,000;

(G) that required annual payments to or from the Company and its Subsidiaries of more than (1) $20,000,000 based on the revenue earned in the 12-month period ended June 28, 2025 or (2) $15,000,000 based on amounts paid by the Company or its Subsidiaries for the 12-month period ended June 28, 2025, respectively;

(H) that relates to any Action, pursuant to which the Company or its Subsidiaries (1) is required to pay an amount in excess of $10,000,000 or (2) will have any material non-monetary obligations outstanding, in each case, after the date hereof;

(I) that relates to the merger, consolidation, acquisition or disposition of any corporation, partnership or other business organization or division thereof or all or substantially all of the assets or business of any Person (whether by merger, sale of stock, sale of assets or otherwise), in each case, (1) with a fair market value or purchase price in excess of $50,000,000 entered into since the Applicable Date; or (2) that contain any material ongoing obligations of the Company;

(J) (1) pursuant to which the Company or any of its Subsidiaries grants or receives any licenses or otherwise provides a right to use any Intellectual Property material to the business of the Company (other than (x) non-exclusive licenses of Intellectual Property granted to customers or service providers in the ordinary course of business, (y) agreements in which the non-exclusive licenses to Intellectual Property granted in such agreements are merely incidental to the transactions contemplated in such agreements or (z) non-exclusive licenses of commercially available Software for internal use only), (2) under which any Person has developed material Intellectual Property for or on behalf of the Company or any of its Subsidiaries (other than Intellectual Property Rights assignment agreements entered into in the ordinary course of business with employees or contractors on a standard form of agreement made available to Parent prior to the date of this Agreement), or (3) that restricts the Company from using, enforcing, or otherwise exploiting any Company Intellectual Property in any material respect;

(K) that is a Contract with any of the Top Vendors;

(L) that is a Contract with any of the Top Customers;

(M) that would be required to be disclosed by Item 404(a) of Regulation S-K of the Exchange Act; or

(N) that is a Labor Agreement.

(ii) The Company has made available to Parent prior to the date of this Agreement true, accurate and complete copies of all written Material Contracts required to be identified in Section 5.1(k)(i) of the Company Disclosure Schedule, including all amendments thereto, as in effect as of the date of this Agreement.

(iii) As of the date of this Agreement, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each Material Contract is a valid and binding agreement of the Company or any of its Subsidiaries party thereto, enforceable against the Company or any of its Subsidiaries and, to the Knowledge of the Company, each other party thereto in accordance with its terms, and is in full force and effect, subject in each case to the Bankruptcy and Equity Exception (and subject to the termination or expiration of any such Material Contract after the date of this Agreement in accordance with its terms). Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither the Company nor any of its Subsidiaries, and, to the Knowledge of the Company, as of the date of this Agreement, no other party thereto, is (or with or without notice or lapse of time would be) in default or breach in any material respect under the terms of any such Material Contract and no event has occurred (with respect to defaults or breaches by any other party thereto, to the Knowledge of the Company, as of the date of this Agreement) that (with or without notice or lapse of time) will, or would reasonably be expected to, (A) constitute such a violation or breach, (B) give any Person the right to cancel, terminate or modify in a manner adverse to the Company any Material Contract or (C) accelerate any payment owed by the Company and its Subsidiaries to a third party.

(l) Real Property.

(i) Leased Real Property. Set forth on Section 5.1(l)(i) of the Company Disclosure Schedule is a true, correct and complete list of all material Real Property Leases and the address of each such Leased Real Property as of the date of this Agreement. The Company has delivered to Parent a true and complete copy of each such Real Property Lease. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (A) such Real Property Lease is legal, valid, binding, enforceable and in full force and effect; (B) the Company or its applicable Subsidiary has a valid leasehold interest in all Leased Real Property, free and clear of all Liens, except Permitted Liens; (C) there exists no breach, default or event of default under any of the Real Property Leases (or any event that with notice or lapse of time or both would become a breach or default) on the part of the Company or any of its Subsidiaries (as applicable) or, to the Knowledge of the Company, as of the date of this Agreement, any other party; (D) the Company or its applicable Subsidiary has not subleased, licensed, or otherwise granted any Person the right to use or occupy any Leased Real Property or any portion thereof; (E) the Company has not collaterally assigned or granted any other security interest in any Real Property Lease; and (F) the Company’s or Subsidiary’s possession and quiet enjoyment of the Leased Real Property under such Lease has not been disturbed, and to the Knowledge of the Company, there are no disputes with the landlord with respect to such Lease.

(ii) Owned Real Property. Set forth on Section 5.1(l)(ii) of the Company Disclosure Schedule is a true, correct and complete list of all material Owned Real Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, as of the date of this Agreement, the Company or a Subsidiary of the Company owns such Owned Real Property in fee (or the equivalent interest in the applicable jurisdiction), free and clear of all liens and encumbrances, except Permitted Liens. The Company and its Subsidiaries have not leased, or granted the right to use or occupy, any portion of such Owned Real Property to any Person.

(iii) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, to the Company’s Knowledge, all buildings, structures, fixtures, and building systems of or on the material Owned Real Property and material Leased Real Property, have not suffered material damage from severe weather events and other natural conditions such as hurricanes, floods, tornadoes, earthquakes and wildfires.

(m) Takeover Statutes. Assuming the accuracy of the representations and warranties of Parent and Merger Sub made in Section 5.2(f), no “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statute or regulation (each, a “Takeover Statute”) or any anti-takeover provision in the Company’s articles of incorporation or bylaws is applicable to this Agreement, the Merger or any other transactions contemplated by this Agreement. There is no shareholder rights plan or “poison pill” antitakeover plan in effect to which the Company or any of its Subsidiaries is subject, party to or otherwise bound.

(n) Privacy; Security; IT Systems.

(i) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and its Subsidiaries are, and have been since the Applicable Date, in compliance with all Privacy and Security Requirements. The Company and its Subsidiaries have implemented and maintain commercially reasonable policies, procedures and physical, technical, organizational administrative and logical security measures designed to protect the confidentiality, integrity and availability of IT Systems and the Confidential Data, Personal Information or PHI used or processed by the business of the Company and its Subsidiaries.

(ii) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect since the Applicable Date, (A) neither the Company nor any of its Subsidiaries has experienced a security incident with respect to any IT Systems, or any incident that has (x) compromised the confidentiality, integrity, security or availability of the IT Systems, (y) resulted in the unauthorized or unlawful access, use, disclosure, or other processing of any Personal Information, Confidential Data or PHI used or processed by the Company or its Subsidiaries, or (z) any other incident which constitutes a personal data breach (as defined in the EU GDPR) (collectively, a “Data Breach”) and (B) neither the Company nor any of its Subsidiaries has received any written notice or, to the Knowledge of the Company, oral notice of any complaint, claims, Actions, audits, investigations, inquiries or actual or alleged violations of the Privacy and Security Requirements or Data Breaches, or any unauthorized intrusions or breaches of the IT Systems and the Personal Information, Confidential Data, or PHI thereon, nor has the Company or any of its Subsidiaries notified, nor been required by any Privacy and Security Requirements to notify, any Person of any violations of Privacy and Security Requirements, Data Breaches, or any unauthorized intrusions or breaches of the IT Systems and the Personal Information, Confidential Data or PHI thereon.

(iii) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (A) the IT Systems are adequate and sufficient for, and operate as required in connection with, the operation of the business of the Company and its Subsidiaries as currently conducted, (B) to the Knowledge of the Company, the IT Systems are free from any viruses, malware, spyware, or other malicious or harmful code, (C) since the Applicable Date, there have been no failures or breakdowns of the IT Systems that have not since been remediated and (D) the Company and its Subsidiaries have in place commercially reasonable backup and disaster recovery plans and procedures.

(iv) Since the Applicable Date, the Company and its Subsidiaries have been and are in compliance in all material respects with HIPAA, if applicable, and to the extent applicable have (A) adopted and materially complied with written privacy and security compliance policies and procedures in accordance with HIPAA, (B) completed a security “risk analysis” (as required by 45 C.F.R. §

164.308(a)(1)(ii)(A)) in compliance with HIPAA, and (C) entered into HIPAA-compliant business associate agreements with each Person who is acting as a “Business Associate” or “Subcontractor Business Associate” (as those terms are defined in 45 C.F.R. § 160.103), and materially complied with such business associate agreements. Neither the Company nor any Subsidiary has been subject to a “Breach” as such term is defined at 45 C.F.R. § 164.402. Since the Applicable Date, neither the Company nor any Subsidiary has received written notice from any Governmental Authority nor, to the Knowledge of Company, has any Action been filed or commenced against the Company or any Subsidiary to the effect that the Company or any Subsidiary is not in compliance with HIPAA. Since the Applicable Date, there have been no investigations by, or complaints to, the Office for Civil Rights with respect to HIPAA compliance by the Company or any Subsidiary. To the extent the Company and its Subsidiaries use de-identified information in connection with their activities, the Company and its Subsidiaries ensure such information has been de-identified in accordance with of 45 C.F.R. § 164.514(b). To the extent the Company and its Subsidiaries use or disclose PHI subject to an individual authorization in accordance with 45 C.F.R. § 164.508 (“HIPAA Authorization”), the Company and its Subsidiaries have obtained a valid HIPAA Authorization covering such PHI, and have used PHI consistent with the applicable HIPAA Authorization.

(o) Taxes. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(i) The Company and each of its Subsidiaries (A) have timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them, and all such filed Tax Returns are true, correct and complete; and (B) have duly and timely paid or have duly and timely withheld and remitted all Taxes that are required to be so paid or withheld and remitted by them;

(ii) There are no Liens for Taxes upon any assets of the Company or any of its Subsidiaries, except for Permitted Liens;

(iii) There are not any pending or, to the Knowledge of the Company, threatened in writing, any audits, examinations, investigations, or other proceedings in respect of Taxes of the Company or any of its Subsidiaries, and no deficiency for any amount of Taxes has been asserted in writing or assessed by any Governmental Authority against the Company or any of its Subsidiaries, except for deficiencies that have been satisfied by payment, settled, withdrawn or otherwise resolved;

(iv) The Company has not, nor have any of its Subsidiaries, been either a “distributing corporation” or a “controlled corporation” in any distribution occurring during the two-year period ending on the date hereof that was purported or intended to qualify for tax-free treatment under Section 355(a) of the Code;

(v) Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2);

(vi) Neither the Company nor any of its Subsidiaries (A) is a party to or is bound by any Tax Sharing Agreement, (B) is or has been a member of any consolidated, combined, unitary or other group for Tax purposes (other than a group the only members of which are or were any of the Company and/or one or more of present or former Subsidiaries of the Company or a group the parent of which is or was the Company or any of its Subsidiaries), or (C) has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or similar provision of state, local or applicable non-U.S. Law) by contract (other than (x) any commercial, lease, or acquisition agreement entered into in the ordinary course of business, a principal purpose of which is not related to Taxes or (y) any agreement exclusively between or among the Company and/or its Subsidiaries) or as a transferee or successor;

(vii) The Company is not, and has not been in the period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation” as defined in Section 897(c)(2) of the Code;

(viii) There are no waivers or extensions of any statute of limitations currently in effect with respect to Taxes of the Company or any of its Subsidiaries (other than automatic extensions of time for the filing of Tax Returns obtained in the ordinary course of business); and

(ix) No claim has been made in writing by a taxing authority in a jurisdiction where the Company or any of its Subsidiaries does not file a Tax Return of a particular type that the Company or such Subsidiary, as applicable, is or may be subject to Tax of such type by that jurisdiction, which has not been satisfied, withdrawn or otherwise resolved.

Notwithstanding any other provisions of this Agreement to the contrary, the representations and warranties made in this Section 5.1(o) and in Section 5.1(i) are the sole and exclusive representations and warranties in this Agreement with respect to Tax matters.

(p) Labor Matters.

(i) Section 5.1(p)(i) of the Company Disclosure Schedule sets forth a list of each material collective bargaining agreement, works council agreement, or other labor-related agreement (other than any national, regional or industry-wide agreement) to which the Company or any of its Subsidiaries are bound by or subject to, or to which the Company or any of its Subsidiaries, on the one hand, and any labor union, works council, labor organization, or similar representative or potential representative of employees, on the other hand, are parties, in each case to the extent such agreements are in effect as of the date of this Agreement (each, a “Labor Agreement”). To the Knowledge of the Company, as of the date of this Agreement, there are no labor union or works council organizing activities with respect to employees of the Company or any of its Subsidiaries. As of the date of this Agreement and since the Applicable Date, there have been no material unfair labor practice charges, material labor grievances, material labor arbitrations, strikes, slowdowns, picketing, hand billing, work stoppages or lockouts or other material labor disputes pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries.

(ii) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and its Subsidiaries are in compliance, and since the Applicable Date have been in compliance with all applicable Laws respecting labor, employment, fair employment practices (including equal employment opportunity Laws), terms and conditions of employment, workers’ compensation, occupational safety and health, wages and hours (including the classification of independent contractors and exempt and non-exempt employees), immigration (including the completion of Forms I-9 for all U.S. employees and the proper confirmation of employee visas), employment discrimination, harassment, retaliation, restrictive covenants, pay transparency, automated employment decision tools, disability rights or benefits, equal opportunity, plant closures and layoffs (including the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Laws, collectively, the “WARN Act”), labor relations, employee leave issues, employee trainings and notices, affirmative action and unemployment insurance, shifts organization, and overtime.

(iii) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (A) the Company and each of its Subsidiaries has fully and timely paid all wages, salaries, wage premiums, commissions, bonuses, severance and termination payments, fees and other compensation that have become due and payable to their current or former employees and individual independent contractors under applicable Laws, Contract or Company policy; and (B) each individual who is providing or since the Applicable Date has provided services to the Company or any of its Subsidiaries and is or was classified and treated as an independent contractor, consultant, leased employee or other non-employee service provider, is and has been properly classified and treated as such for all applicable purposes.

(iv) The Company and each of its Subsidiaries has timely satisfied and will timely satisfy any legal or contractual requirement to provide notice or information to, bargain with, enter into any consultation procedure with, or obtain consent from, any labor union, works council, labor organization or other employee representative, which is representing any employee of the Company or any of its Subsidiaries, or any applicable labor tribunal, in connection with the execution of this Agreement and the transactions contemplated by this Agreement. There is no contractual requirement to notify, consult with or obtain consent from any labor union, works council, labor organization or other employee representative prior to the execution of this Agreement, in connection with the execution of this Agreement and the transactions contemplated by this Agreement.

(v) Since the Applicable Date, the Company and each of its Subsidiaries have reasonably investigated all sexual harassment discrimination or retaliation allegations made against any of their officers, directors, or employees in managerial positions that have been reported to the Company or its Subsidiaries or of which the Company otherwise has Knowledge. With respect to each such allegation (except those the Company or its applicable Subsidiary reasonably deemed to not have merit), the Company or its Subsidiary has taken prompt corrective action reasonably calculated to prevent further improper action.

(q) Intellectual Property.

(i) Section 5.1(q) of the Company Disclosure Schedule sets forth a complete and accurate list of all material Registered Intellectual Property. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (A) the Company or a Subsidiary thereof exclusively owns all right, title and interest in and to all Owned Intellectual Property, free and clear of all Liens other than Permitted Liens, (B) the Company and its Subsidiaries have valid and enforceable rights to use all Intellectual Property used in, held for use in or necessary for the operation of the business of the Company or its Subsidiaries as is presently conducted (together with the Owned Intellectual Property, the “Company Intellectual Property”), (C) all Registered Intellectual Property is subsisting and, to the Knowledge of the Company, not invalid or unenforceable and (D) all application, registration, issuance, renewal and maintenance fees due on or before the date hereof and after the Applicable Date for any Registered Intellectual Property have been paid in full and are current. Since the Applicable Date, no third Person has brought an Action against the Company or any of its Subsidiaries challenging the ownership, use, registration, validity or enforceability of any material Owned Intellectual Property and no Owned Intellectual Property is subject to any outstanding Order restricting the use thereof by the Company or any of its Subsidiaries.

(ii) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and its Subsidiaries and the operation of their businesses, do not infringe, misappropriate or otherwise violate, and have not since the Applicable Date infringed, misappropriated or otherwise violated the Intellectual Property of any third Person, nor has the Company or its Subsidiaries received from any third Person any written notice, and no Action is pending or, to the Knowledge of the Company, is being threatened against the Company or its Subsidiaries, alleging the same. Since the Applicable Date, (A) to the Knowledge of the Company, no third party is infringing, misappropriating or otherwise violating, or has infringed, misappropriated or violated any Owned Intellectual Property, except as would not be material to the business of the Company and its Subsidiaries, taken as a whole and (B) neither the Company nor any of its Subsidiaries have sent any third Person written notice alleging the infringement, misappropriation or other violation of any Owned Intellectual Property.

(iii) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (A) the Company and its Subsidiaries have taken commercially reasonable steps to protect and maintain the confidentiality of all Trade Secrets and confidential information of the Company and its Subsidiaries, (B) to the Knowledge of the Company, there has been no unauthorized disclosure thereof to any third Person, and (C) to the Knowledge of the Company, all Persons, who have been since the Applicable Date, or are currently, involved in the creation, invention, development, authorship, conception, modification or improvement of any Intellectual Property for or on behalf of the Company or its Subsidiaries in the course of their employment or engagement with the Company have signed and delivered to the Company a written Contract providing for the valid assignment by such Person to the Company of all right, title, and interest in and to such Intellectual Property. To the Knowledge of the Company, no Person is in breach of any Contract referenced in this Section 5.1(q)(iii), except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(iv) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, no funding, facilities, Intellectual Property, personnel or other resources of any Governmental Authority or any university, college, research institute or other educational institution is being or has been used to create, in whole or in part, material Owned Intellectual Property, or to the Knowledge of the Company, other material Company Intellectual Property, except for any such funding or use of facilities or personnel that does not result in such Governmental Authority or institution obtaining ownership or any other rights, title, or interest in or to such Intellectual Property, or the right to receive royalties for the practice of such Intellectual Property (in each case, whether on a present or contingent basis).

(v) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (A) the Company and its Subsidiaries is in possession of all Owned Source Code, (B) no third party has any present or contingent right or license to any Owned Source Code (except for service providers providing services to the Company and its Subsidiaries in the ordinary course of business subject to valid non-disclosure obligations), (C) Software owned or purported to be owned by the Company or its Subsidiaries that is distributed or made available to third parties does not incorporate, use, integrate, or link to any Open Source Software in a manner that would require the Company or its Subsidiaries to (x) disclose or otherwise make the Owned Source Code available to third Persons, (y) to license any Owned source Code, including for the purposes of making derivative works, or (z) grant a third Person a license to any Company Owned Intellectual Property.

(r) Environmental Matters. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Company and its Subsidiaries are, and since the Applicable Date have been, in compliance with all Environmental Laws, which compliance has included obtaining, maintaining and complying with all Company Permits required thereunder; (ii) there are no pending or, to the Knowledge of the Company, threatened Actions against the Company or its Subsidiaries, and since the Applicable Date, the Company and its Subsidiaries have not received any written notice regarding any violation or liability under any Environmental Law; and (iii) to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has (A) treated, stored, handled, transported, disposed of, arranged for or permitted the disposal of, manufactured, sold, distributed, marketed, released, exposed any Person to, or owned or operated any facility or property contaminated by, any Hazardous Substances, in each case so as to give rise to liability of the Company or its Subsidiaries, or (B) assumed, undertaken, provided an indemnity with respect to, or otherwise become subject to, any liability of any other Person arising under Environmental Laws or relating to Hazardous Substances.

(s) International Trade and Anti-Corruption Laws. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(i) neither the Company nor any of its Subsidiaries nor any of their respective officers, directors or employees, nor to the Knowledge of the Company, any agent or other third party representative acting on behalf of the Company or any of its Subsidiaries, (a) is currently, or has been since January 1, 2021: (w) a Sanctioned Person; (x) engaging in any dealings or transactions with, on behalf of, or for the benefit of any Sanctioned Person or in any Sanctioned Country in violation of Sanctions; (y) engaging in any export, reexport, transfer or provision of any goods, software, technology, data or service without, or exceeding the scope of, any required or applicable licenses or authorizations under all applicable Ex-Im Laws; or (z) otherwise in violation of any applicable Sanctions, Ex-Im Laws, or U.S. anti-boycott Laws (collectively, “Trade Controls”); or (b) has since January 1, 2021 (i) made or accepted any unlawful payment of anything of value or given, received, offered, promised, or authorized or agreed to give or receive, any money, advantage or thing of value, directly or indirectly, to or from any employee or official of any Governmental Authority in order to obtain or retain business or to secure any improper business advantage; or (ii) otherwise been in violation of any applicable Anti-Corruption Laws;

(ii) to the Knowledge of the Company, since the Applicable Date, the Company has not received from any Governmental Authority any notice, inquiry, or internal or external allegation; made any voluntary or involuntary disclosure to a Governmental Authority; or conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing in each case, related to any applicable Trade Controls or Anti-Corruption Laws; and

(iii) the Company has implemented and maintained a system of internal controls sufficient to provide reasonable assurance that violations of applicable Anti-Corruption Laws and Trade Controls will be prevented, detected, and deterred.

(t) Health Care and Regulatory Matters.

(i) Since the Applicable Date, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and its Subsidiaries have operated in compliance with all applicable Health Care Laws. Since the Applicable Date, neither the Company, nor any of its Subsidiaries, has received any written notice from any Governmental Authority with respect to any investigation or inquiry into any actual or potential violation of any Health Care Laws.

(ii) Since the Applicable Date, neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company any of its respective officers, or employees, has been or is currently: (A) subject to any search warrant, subpoena, civil investigative demand, audit, inspection, inquiry, investigation, notice, warning, or other written request for information or Action from a Governmental Authority relating to a violation of any applicable Health Care Law (other than ordinary course audits, inspections, inquiries, notices or written requests), (B) have been a defendant or named party in any unsealed qui tam action filed under the False Claims Act, (C) have been subject to a deferred prosecution agreement, non-prosecution agreement, corporate integrity agreement, consent decree, monitoring agreement, settlement agreement or other similar agreement with any Governmental Authority mandating or prohibiting future or past activities, or (D) charged with, convicted of or entered a plea of guilty or nolo contendere to any criminal or civil offense relating to the delivery of any item or service under a Federal health care program.

(iii) Since the Applicable Date, neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any of its respective officers, directors, or employees, agents or contractors, has been or is currently: (A) debarred by the FDA under 21 U.S.C. § 335a; (B) debarred, suspended, disqualified, or excluded under the Health Care Laws, or otherwise listed on the Department of Health and Human Services Office of Inspector General List of Excluded Individuals and Entities or on the General Services Administration List of Excluded Parties; or (C) subject to a civil monetary penalty assessed under Section 1128A of the Social Security Act; and no such Action is pending or threatened.

(iv) Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, since the Applicable Date, neither the Company nor any of its Subsidiaries has, directly or indirectly, provided any remuneration or made any bribe, payoff, influence payment, kickback, or other illegal payment, in each case in violation of applicable Health Care Laws, in case or in kind, to any Person, private or public, regardless of form, whether in money, property or services.

(v) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all Company Products are being, and, since the Applicable Date, have been, researched, developed, investigated, manufactured, produced, processed, labeled, packaged, tested, stored, distributed, imported, exported, marketed, advertised, promoted, and sold in material compliance with all Health Care Laws and Health Care Permits.

(vi) Except as disclosed in Section 5.1(t)(vi) of the Company Disclosure Schedule, since the Applicable Date, no Company Products have been subject to any recall, correction, removal, field notification, market withdrawal or replacement, investigator notice, safety alert, seizure, import alert or refusal, suspension of manufacturing, marketing, or distribution, or other material notice of action relating to a safety concern or alleged lack of regulatory compliance.

(vii) Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any of its officers, employees, agents or clinical investigators have committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” or for any other Governmental Authority to invoke a similar policy.

(viii) Since the Applicable Date, the Company and its Subsidiaries, have been, enrolled, qualified and certified for participation in all Programs to the extent required to obtain reimbursement for services or products offered by the Company (collectively, “Enrollments”) and in compliance in all material respects and good standing with the requirements of such Enrollments. No Action is pending to suspend, limit, terminate or revoke an Enrollment of any Company or Subsidiary in any Programs, and neither the Company nor its Subsidiaries have been provided written notice by any Programs of its intention to suspend, limit, terminate, revoke or fail to renew any contractual arrangement with the Company or any Subsidiary in whole or in part, and to the Knowledge of the Company there are no facts or circumstances that would reasonably be expected to cause such suspension, limitation, termination, finding of non-compliance, or revocation of an Enrollment. Since the Applicable Date, all billings, claims or other filings for items and services submitted by or on behalf of the Company or any Subsidiary to any Programs have been submitted in material compliance with all applicable Health Care Laws and requirements of such Programs.

(u) Insurance. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, as of the date of this Agreement, each of the insurance policies with third-party insurers relating to the business, assets and operations of the Company and its Subsidiaries is in full force and effect and all premiums due with respect to such material insurance policies have been paid. Since the Applicable Date, neither the Company nor any of its Subsidiaries has received any written notice or, to the Knowledge of the Company, other communication regarding any: (i) cancellation or invalidation of or material increase in any premiums associated with any material insurance policy or (ii) refusal of any coverage or rejection of any material claim under any material insurance policy, except for such cancellation, invalidation, material increase, refusal or rejection that would not have, individually or in the aggregate, a Material Adverse Effect.

(v) Fairness Opinion. The Company Board has received the oral opinion of Goldman Sachs & Co. LLC, to be subsequently confirmed by delivery of a written opinion, to the effect that, as of the date of such written opinion and subject to the various assumptions, limitations, qualifications and other matters set forth in such written opinion, the Merger Consideration to be paid to the holders (other than Parent and its Affiliates) of Shares is fair, from a financial point of view, to such holders. The Company shall, promptly following the execution and delivery of this Agreement by all Parties, deliver a true, correct and complete copy of such opinion on a non-reliance basis to Parent solely for informational purposes, it being understood and agreed that such opinion is for the benefit of the Company Board only.

(w) Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in a Proxy Statement (as defined herein) and any amendment or supplement thereto will, at the date of mailing to stockholders and at the time of the Company Stockholders Meeting (as defined herein) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statement was made, not misleading.

(x) Brokers and Finders. Except for Goldman Sachs & Co. LLC, whose fees are as set forth on Section 5.1(x) of the Company Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finders’, advisory or similar fee in connection with the transactions contemplated by this Agreement, including the Merger.

(y) Related Party Transactions. Since the Applicable Date, there have not been any Contracts or transactions or series of related Contracts or transactions, nor are there any of the foregoing currently proposed, that (if proposed but not having been consummated or executed, if consummated or executed) would be required to be disclosed under Item 404 of Regulation S-K of the Exchange Act that have not been disclosed in the Company Reports filed as of the date of this Agreement.

(z) Top Vendors and Customers.

(i) Section 5.1(z)(i) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, the top ten (10) vendors of the Company and its Subsidiaries, in each case based on the aggregate U.S. Dollar volume of purchases, during the trailing twelve (12) months for the period ending June 28, 2025 (the “Top Vendors”).

(ii) Section 5.1(z)(ii) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, the top ten (10) customers of the Company and its Subsidiaries, in each case based on the aggregate U.S. Dollar volume of sales, during the trailing twelve (12) months for the period ending June 28, 2025 (the “Top Customers”).

(iii) Except as set forth on Section 5.1(z)(iii) of the Company Disclosure Schedule, none of the Top Vendors or Top Customers has, as of the date of this Agreement, informed in writing the Company or any of its Subsidiaries that it will, or, to the Knowledge of the Company, threatened to, terminate, cancel, or materially limit or materially and adversely modify any of its existing business with the Company or any of its Subsidiaries (other than due to the expiration of an existing contractual arrangement), and to the Knowledge of the Company, none of the Top Vendors or Top Customers is, as of the date of this Agreement, otherwise involved in or threatening in writing a material dispute against the Company or its Subsidiaries or their respective businesses.

(aa) No Other Representations or Warranties. Except for the representations and warranties contained in Section 5.2, in the certificate delivered pursuant to Section 7.3(c) and the representations and warranties of the Equity Investors under the Equity Commitment Letters, of the Guarantors under the Guarantees and of Parent under the CVR Agreement, the Company agrees and acknowledges that neither Parent, Merger Sub nor any Person on behalf of Parent makes any other express or implied representation or warranty with respect to Parent or any of its Subsidiaries or with respect to any other information provided or made available to the Company in connection with this Agreement or the Merger, including information conveyed at management presentations, in virtual data rooms or in due diligence sessions and, without limiting the foregoing, including any estimates, projections, predictions or other forward-looking information, and Parent shall not have any liability to the Company resulting from Parent’s reliance on any such information.

5.2 Representations and Warranties of Parent and Merger Sub. Except as set forth in the disclosure schedule delivered to the Company by Parent immediately prior to the execution of this Agreement (the “Parent Disclosure Schedule”) (it being agreed that disclosure of any item in any section or subsection of the Parent Disclosure Schedule shall be deemed disclosure with respect to any other section or subsection to the extent that the relevance of such item is reasonably apparent on its face), Parent and Merger Sub each hereby represent and warrant to the Company that:

(a) Organization, Good Standing and Qualification. (i) Parent is a corporation duly incorporated and in good standing under the Laws of the State of Delaware, (ii) Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware, (iii) each of Parent and Merger Sub has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, and (iv) each of Parent and Merger Sub is qualified to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business require such qualification, in the case of each of clauses (iii) and (iv), except as does not and would not reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impair the ability of Parent or Merger Sub, as applicable, to consummate the Merger or any other transactions contemplated by this Agreement by the Outside Date.

(b) Corporate Authority; Approval.

(i) No vote of holders of capital stock of Parent is necessary to approve this Agreement, the CVR Agreement or the Merger or any other transactions contemplated by this Agreement or the CVR Agreement. Each of Parent and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary to execute, deliver and perform its obligations under this Agreement (and, with respect to Parent, the CVR Agreement) and to consummate the Merger and any other transactions contemplated by this Agreement and the CVR Agreement, subject only to the adoption of this Agreement by the sole stockholder of Merger Sub, which such approval shall occur before or immediately following the execution of this Agreement. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and constitutes a valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(ii) The board of directors of Parent has unanimously approved and declared advisable (A) this Agreement and the transactions contemplated hereby and (B) the CVR Agreement and the transactions contemplated thereby.

(iii) The board of directors of Merger Sub has unanimously (A) determined that the Merger is fair to, and in the best interests of, Merger Sub and its sole stockholder, approved and declared advisable this Agreement and the Merger and any other transactions contemplated hereby, (B) approved and declared advisable the CVR Agreement and the transactions contemplated thereby and (C) resolved to recommend adoption of this Agreement to the sole stockholder of Merger Sub.

(c) Governmental Filings; No Violations.

(i) The execution, delivery and performance by Parent and Merger Sub of this Agreement and by Parent of the CVR Agreement and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement and the CVR Agreement require no authorization or other action by or in respect of, or filing with, any Governmental Authority other than (A) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (B) compliance with any applicable requirements of the HSR Act, (C) compliance with any applicable requirements of any other Antitrust Laws, (D) compliance with any applicable requirements of the DPA, (E) compliance with any applicable requirements of the Exchange Act, the Securities Act and any other applicable U.S. state or federal securities, takeover or “blue sky” Laws, and (F) where the failure to take such actions or obtain such authorization would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger and any other transactions contemplated by this Agreement or the CVR Agreement.

(ii) The execution, delivery and performance by Parent and Merger Sub of this Agreement and by Parent of the CVR Agreement and the consummation by Parent and Merger Sub of the transactions contemplated in this Agreement and the CVR Agreement do not and will not (A) assuming compliance with the matters referred to in Section 5.2(c)(i), conflict with or result in any violation or breach of any provision of the organizational documents of Parent, Merger Sub or any of their respective Subsidiaries, (B) assuming compliance with the matters referred to in Section 5.2(c)(i), conflict with or result in a violation or breach of any applicable Law or (C) assuming compliance with the matters referred to in Section 5.2(c)(i), require any consent by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, acceleration of any right or obligation or the loss of any benefit to which Parent, Merger Sub or any of their respective Subsidiaries are entitled, under any Contract binding upon Parent, Merger Sub or any of their respective Subsidiaries, or to which any of their respective properties, rights or other assets are subject, or any licenses, permits, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders (including all product certifications) issued or granted by any Governmental Authority necessary to conduct the business of Parent, Merger Sub or any of their Subsidiaries as currently conducted, except in the case of clauses (B) and (C) above, any such violation, breach or conflict that would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger and any other transactions contemplated by this Agreement or the CVR Agreement.

(d) Litigation. As of the date of this Agreement, there are no pending or, to the Knowledge of Parent, threatened Actions against Parent or Merger Sub that seek to enjoin, or would reasonably be expected to have the effect of preventing, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement or the CVR Agreement, except as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Parent and Merger Sub to consummate the Merger and any other transactions contemplated by this Agreement or the CVR Agreement.

(e) Guarantees. Concurrently with the execution of this Agreement, Parent has delivered to the Company a true, complete and correct copy of each executed Guarantee. Each Guarantee is valid, binding and enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exception, and is in full force and effect, and the Guarantor party thereto is not in default or breach under the terms and conditions of such Guarantee and no event has occurred that, with or without notice, lapse of time, or both, would reasonably be expected to constitute a default or breach or a failure to satisfy a condition precedent on the part of such Guarantor under the terms and conditions of such Guarantee. Each Guarantor will have access to sufficient capital to satisfy in full the full amount of the guaranteed obligations under the applicable Guarantee.

(f) Financing.

(i) As of the date of this Agreement, Parent has delivered to the Company a true and complete copy of the fully executed Debt Commitment Letter (together with all exhibits and schedules thereto) from the Debt Financing Sources party thereto, pursuant to which, on the terms and subject to the conditions set forth therein, such Debt Financing Sources have committed to provide the amounts set forth therein to Parent for, among other things, the purpose of funding the transactions contemplated by this Agreement (the “Debt Financing”).

(ii) As of the date of this Agreement, Parent has delivered to the Company a true and complete copy of each fully executed Equity Commitment Letter from the Equity Investors, pursuant to which, on the terms and subject to the conditions set forth therein, the Equity Investors have agreed to invest in Parent the amounts set forth therein (the “Equity Financing”). Each Equity Commitment Letter provides that the Company is an express third-party beneficiary of, and is entitled to enforce Parent’s rights, in accordance with its terms, under such Equity Commitment Letter in connection with the Company’s exercise of its rights under Section 9.5(b) (subject to Section 9.5(c)).

(iii) Except as expressly set forth in the Debt Commitment Letter (with respect to the Debt Financing) and the applicable Equity Commitment Letter (with respect to the Equity Financing), there are no conditions precedent relating to the obligations of the Debt Financing Sources or the Equity Investors to provide on the Closing Date the amount of the Debt Financing or the Equity Financing, respectively, contemplated by the applicable Commitment Letter sufficient to fund the Financing Amounts, or any contractual provisions that would permit the Debt Financing Sources or the Equity Investors to reduce the aggregate amount of the Financing to an amount that is less than the Financing Amounts, including any condition or other contractual provision relating to the amount or availability of the applicable Financing pursuant to any “flex” provision. As of the date hereof, assuming the satisfaction of the conditions set forth in Sections 7.1 and 7.2 and the completion of the Marketing Period, Parent does not have any reason to believe that (i) it will be unable to satisfy on a timely basis all terms and conditions to be satisfied by it in any of the Commitment Letters on or prior to the Closing Date or (ii) the amount of the Financing to be provided on the Closing Date under the Commitment Letters equal to at least the Financing Amounts would not be available to Parent and Merger Sub on or prior to the Closing Date. As of the date of this Agreement, there are no side letters, understandings or other agreements, contracts or arrangements of any kind (other than the Debt Commitment Letters themselves) relating to the Commitment Letters or the Financing that could adversely affect the conditionality, amount, availability, enforceability or termination of any Financing or commitments in respect thereof.

(iv) Assuming the satisfaction of the conditions set forth in Sections 7.1 and 7.2 and that the Financing is funded in accordance with the Commitment Letters (including with respect to the Debt Financing, after giving effect to any “flex” provision in or related to the Debt Commitment Letter (including with respect to fees and original issue discount)), the Financing provided pursuant to the Commitment Letters together with available cash on hand of the Company and its Subsidiaries as of September 27, 2025 (assuming the truth of the Company’s representations set forth in Sections 5.1(e)(i) and 5.1(e)(iv)), will provide Parent and Merger Sub with cash proceeds on the Closing Date sufficient for the satisfaction of all of Parent’s and Merger Sub’s payment obligations on the Closing Date under this Agreement and the Commitment Letters, including the payment of the Merger Consideration on the Closing Date and any fees and expenses of or payable by Parent or Merger Sub or Parent’s other Affiliates, and for any repayment or refinancing of any outstanding Indebtedness of the Company and/or its Subsidiaries described in Section 5.2(f) of the Company Disclosure Schedule (such amounts less available cash on hand of the Company and its Subsidiaries as of September 27, 2025 (assuming the truth of the Company’s representations set forth in Sections 5.1(e)(i) and 5.1(e)(iv)), the “Financing Amounts”).

(v) The obligations set forth in the Debt Commitment Letter constitute the legal, valid, binding and enforceable obligations of Parent, and, to the Knowledge of Parent, the Debt Financing Sources party thereto, enforceable against such Debt Financing Sources in accordance with their terms, subject to the Bankruptcy and Equity Exception, and the Debt Commitment Letter is in full force and effect against Parent, and, to the Knowledge of Parent, the Debt Financing Sources party thereto. As of the date of this Agreement, Parent is not aware of any event that has occurred that (with or without notice, lapse of time or both) could constitute a default, breach or failure to satisfy a condition by Parent, Merger Sub or, to the Knowledge of Parent, any other party thereto under the terms and conditions of the Debt Commitment Letter or would otherwise reasonably be expected to result in the Debt Financing contemplated thereby to be unavailable in an amount necessary to fund the Financing Amounts on the Closing Date. As of the date of this Agreement and assuming the satisfaction of the conditions precedent set forth in Sections 7.1 and 7.2, Parent does not have any reason to believe that any of the conditions to the Financing will not be satisfied by Parent on a timely basis. Parent has paid, or caused to be paid, in full any and all commitment fees or other fees required to be paid pursuant to the terms of the Debt Commitment Letter on or before the date of this Agreement, and will pay, or cause to be paid, in full any such amounts due to be paid by it on or before the Closing Date. Parent and Merger Sub acknowledge and agree that their respective obligations under this Agreement are not in any way contingent on or otherwise subject to (i) the consummation of any financing arrangements or obtaining any financing (including the Debt Financing), (ii) the receipt or availability of, or ability to use, any cash of the Company or any of its Subsidiaries or (iii) the availability of any financing (including the Debt Financing) to Parent, Merger Sub or any of their respective Affiliates. As of the date of this Agreement, the Debt Commitment Letter has not, in any respect, been amended, restated, amended and restated, supplemented, withdrawn or otherwise modified and none of the commitments thereunder have been terminated, reduced, withdrawn or rescinded in any respect by any party thereto, and, no such amendment, restatement, amendment and restatement, supplementation, withdrawal, termination, reduction, rescission or other modification that would constitute a Prohibited Modification is contemplated. As of the date of this Agreement, Parent has no Knowledge of (A) any fact, occurrence, circumstance or condition that would reasonably be expected to cause the Debt Commitment Letter to terminate or be withdrawn, repudiated or rescinded or to be or become ineffective or the commitments thereunder to be reduced or (B) any fact, occurrence, circumstance or condition that would reasonably be expected to prevent any Debt Financing Source from funding the Debt Financing under the Debt Commitment Letter or cause any other potential impediment to the funding of any of the commitments of the Debt Financing Sources under the Debt Commitment Letter at or prior to the Closing.

(vi) The obligations set forth in each Equity Commitment Letter constitute the legal, valid, binding and enforceable obligations of Parent and the applicable Equity Investors, enforceable against such Equity Investors in accordance with their terms, subject to the Bankruptcy and Equity Exception, and each Equity Commitment Letter is in full force and effect. As of the date of this Agreement, no event has occurred that (with or without notice, lapse of time or both) could constitute a default, breach or failure to satisfy a condition by Parent or, to the Knowledge of Parent, any other party thereto under the terms and conditions of the Equity Commitment Letters or would otherwise reasonably be expected to result in any portion of the Equity Financing contemplated thereby to be unavailable. As of the date of this Agreement, the Equity Commitment Letters have not, in any respect, been amended, restated, amended and restated, supplemented, withdrawn or otherwise modified and none of the commitments thereunder have been terminated, reduced, withdrawn or rescinded in any respect by any party thereto, and no amendment, restatement, amendment and restatement, supplementation, withdrawal, termination, reduction, rescission or other modification is contemplated. As of the date of this Agreement, Parent has no Knowledge of (A) any fact, occurrence, circumstance or condition that would reasonably be expected to cause any Equity Commitment Letter to terminate or be withdrawn, modified, repudiated or rescinded or to be or become ineffective or the commitments thereunder to be reduced or (B) any fact, occurrence, circumstance or condition that would reasonably be expected to prevent the Equity Investors from funding the Equity Financing under the Equity Commitment Letters or cause any other potential impediment to the funding of any of the payment obligations of the Equity Investors under the Equity Commitment Letters at or prior to the Closing.

(vii) Notwithstanding anything to the contrary contained herein, each of Parent and Merger Sub expressly acknowledges, agrees and represents that its obligations to consummate the transactions under this Agreement are not conditioned or contingent on (A) its or its Affiliates’ (i) receipt or availability of any funds (including any Financing), (ii) ability to obtain any financing (including the Financing) or (B) the availability of, or ability to use, any cash on hand of the Company or any of its Subsidiaries.

(viii) Nothing in the Debt Commitment Letter restricts, and the Debt Commitment Letter provides that the terms of the Debt Financing shall not prohibit or restrict in any way (A) the execution and delivery by Parent or the Surviving Corporation of, or the performance by Parent or the Surviving Corporation of its obligations under, the CVR Agreement or (B) the distribution or dividend of cash or other assets by any Subsidiary of Parent to Parent or any other Subsidiary of Parent (including the Surviving Corporation) in order to permit Parent and the Surviving Corporation to perform their respective obligations under the CVR Agreement (it being understood and agreed that the terms in the Debt Commitment Letter as delivered to the Company on the date hereof (without giving effect to any redacted terms) satisfy this representation).

(g) Ownership of Merger Sub; No Prior Activities. The authorized capital stock of Merger Sub consists solely of one-thousand (1,000) shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly owned Subsidiary of Parent, and there are (i) no other shares of capital stock or voting securities of Merger Sub, (ii) no securities of Merger Sub convertible into or exchangeable for shares of capital stock or voting securities of Merger Sub, and (iii) no options or other rights to acquire from Merger Sub, and no obligations of Merger Sub to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Merger Sub. Merger Sub has not conducted any business prior to the date of this Agreement and has no, and prior to the Effective Time will have no, business activities, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and any other transactions contemplated by this Agreement.

(h) Solvency. Parent is not entering into this Agreement with the actual intent to hinder, delay or defraud either present or future creditors of itself, the Company or any of their respective Affiliates. Assuming the representations and warranties set forth in Section 5.1 are true and correct in all material respects as of the date hereof and as of the Closing, immediately after giving effect to the consummation of the transactions contemplated by this Agreement (including any financings being entered into in connection therewith), Parent and each of its Subsidiaries will be Solvent.

(i) Brokers and Finders. Except for any Person whose fees and expenses will be paid by Parent, neither Parent nor Merger Sub has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees for which the Company would be responsible in connection with the Merger or any other transactions contemplated by this Agreement or the CVR Agreement.

(j) Information Supplied. None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in a Proxy Statement and any amendment or supplement thereto will, at the date of mailing to stockholders and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statement was made, not misleading.

(k) Ownership of Shares. As of the date hereof, none of Parent, Merger Sub or to the Knowledge of Parent, any of the Equity Investors, owns any Shares. As of the date hereof, none of Parent, Merger Sub or, to the Knowledge of Parent, any of the Equity Investors owns any other security, instrument or obligation that is or may become convertible into or exchangeable for any Shares.

(l) No Other Investments. Neither Parent nor the Equity Investors has entered into any agreement or otherwise to acquire or make any investment in, or owns any investment in, any corporation, partnership, limited liability company or other business organization or any division or assets thereof, that would reasonably be expected to prevent, materially impair or materially delay the consummation of the Merger.

(m) No Other Representations or Warranties. Except for the representations and warranties contained in Section 5.1 or in the certificate delivered pursuant to Section 7.2(c), Parent and Merger Sub agree and acknowledge that neither the Company nor any Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or with respect to any other information provided or made available to Parent or Merger Sub in connection with this Agreement or the Merger, including information conveyed at management presentations, in virtual data rooms or in due diligence sessions and, without limiting the foregoing, including any estimates, projections, predictions or other forward-looking information, and the Company shall not have any liability to Parent or Merger Sub resulting from Parent’s or Merger Sub’s reliance on any such information. Each of Parent and Merger Sub specifically disclaims that it is relying on or has relied on any representations or warranties, other than those representations and warranties contained in Section 5.1 or in the certificate delivered pursuant to Section 7.3(c), that may have been made by any Person, and acknowledges and agrees that the Company and its Affiliates have specifically disclaimed and do hereby specifically disclaim any such other representations and warranties.

ARTICLE VI

COVENANTS

6.1 Interim Operations.

(a) Except (i) as required or expressly contemplated by this Agreement, (ii) as required by applicable Law, (iii) as approved in writing by Parent (such approval not to be unreasonably withheld, delayed or conditioned), (iv) as set forth on Section 6.1(a) of the Company Disclosure Schedule, or (v) to the extent necessary to comply with the express obligations set forth in any Material Contract in effect on the date of this Agreement and made available to Parent, from the date of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company will, and will cause its Subsidiaries to, use its and their commercially reasonable efforts to conduct their businesses in the ordinary course of business and, to the extent consistent therewith, the Company shall, and shall cause its Subsidiaries to, use its and their commercially reasonable efforts to preserve their business organizations intact and to maintain existing significant business relationships; provided that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any provision of Section 6.1(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such provision of Section 6.1(b).

(b) Except as required or expressly contemplated by this Agreement, (i) as required by applicable Law, (ii) as approved in writing by Parent (such approval not to be unreasonably withheld, delayed or conditioned), (iii) as set forth on Section 6.1(b) of the Company Disclosure Schedule, or (iv) to the extent necessary to comply with the express obligations set forth in any Material Contract in effect on the date of this Agreement, from the date of this Agreement until earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company will not, and will cause its Subsidiaries not to:

(i) (x) amend or adopt any change in the certificate of incorporation or bylaws of the Company or (y) amend or adopt any change in the comparable organizational document of any of the Company’s Subsidiaries that, in the case of this clause (y), would be adverse to Parent, the Company or such Subsidiary or prevent or materially delay or impair the consummation of the Merger;

(ii) merge or consolidate the Company or any of its Subsidiaries with any other Person, except for any such transaction between or among any of its wholly owned Subsidiaries that would not impose, individually or in the aggregate, any changes or restrictions on its assets, operations or business or on the assets, operations and business of the Company and its Subsidiaries that would be adverse to Parent or any of its Subsidiaries, or restructure, reorganize or completely or partially liquidate or otherwise enter into any agreement or arrangement imposing material changes or restrictions on the assets, operations or business of the Company or any of its Subsidiaries, except for any such transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries or that does not incur, increase or accelerate any material liability to any Person;

(iii) issue, grant, sell, pledge, dispose of or encumber, or authorize the issuance, grant, sale, pledge, disposition or encumbrance of, any shares of capital stock of the Company or any of its Subsidiaries, or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants, restricted shares, restricted share units, performance share units, stock appreciation rights, phantom stock or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities, in each case, other than (A) any such transaction among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, (B) any issuance, sale, grant or transfer of Shares (i) pursuant to the exercise or settlement of Company Equity Awards outstanding as of the date of this Agreement in accordance with their terms in effect on the date hereof or granted after the date of this Agreement not in contravention of Section 6.1(b) of the Company Disclosure Schedules in accordance with their terms, (ii) pursuant to the Company ESPP under its terms in effect as of the date of this Agreement and in accordance with Section 4.3(c) and (C) incurrence of any Permitted Liens;

(iv) make any loans, advances or capital contributions to any Person in excess of $50,000,000 individually or $75,000,000 in the aggregate (other than (A) to the Company or any of its wholly owned Subsidiaries, and (B) operating leases and extensions of credit terms to customers in each case in the ordinary course of business consistent with past practice);

(v) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise with respect to any of its capital stock, except for dividends or other distributions paid by any wholly owned Subsidiary of the Company to the Company or to any other wholly owned Subsidiary of the Company;

(vi) reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock (except for (A) any such transaction by a wholly owned Subsidiary of the Company and (B) acquisitions of Shares in satisfaction of withholding obligations in respect of Company Equity Awards or payment of the exercise price in respect of Company Options, in each case, outstanding as of the date of this Agreement pursuant to its terms or granted thereafter not in violation of this Agreement);

(vii) create, incur, assume or guarantee any Indebtedness for borrowed money, letters of credit or guarantees of the same, except for (A) borrowings under the Company Credit Agreement (up to the total amount of commitments thereunder as of the date hereof), (B) letters of credit or guarantees or credit support provided by the Company or any of its Subsidiaries in the ordinary course of business, (C) any Indebtedness among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries and any guarantees by the Company or any of its Subsidiaries of obligations of the Company or any of its wholly owned Subsidiaries, and (D) any additional Indebtedness for borrowed money in an amount not to exceed $25,000,000 in the aggregate at any time incurred by the Company or any of its Subsidiaries other than in accordance with the foregoing clauses (A) through (C);

(viii) incur or commit to any capital expenditure or expenditures in excess of $7,500,000 individually or $15,000,000 in the aggregate other than in accordance with the Company’s capital expenditure budget set forth on Section 6.1(b)(vi) of the Company Disclosure Schedule;

(ix) other than in connection with any Tax Sharing Agreement (which shall be solely governed by clause (xviii)), (A) enter into any Contract that would have been a Material Contract had it been entered into prior to the date of this Agreement or (B) amend in any material respect or terminate any Material Contract in a manner adverse to the Company (other than expirations of any such Material Contract in accordance with its terms) or otherwise waive, release or assign any material rights, claims or benefits of the Company or any of its Subsidiaries under any Material Contract;

(x) (A) make any changes with respect to financial accounting policies or procedures (other than immaterial changes in the ordinary course of business) or (B) change or modify in any material respect any cash management, credit collection or payment policies, practices or procedures (including with respect to any acceleration in the collection of receivables or delay in the payment of payables), except as required by Law or by U.S. GAAP or policy, rules or interpretations with respect thereto by any Governmental Authority or quasi-Governmental Authority with jurisdiction over the Company or its Subsidiaries;

(xi) settle, pay, discharge, satisfy or offer to settle, pay, discharge or satisfy any Action (other than any claim, notice, audit, investigation, assessment or other proceeding with respect to Taxes (which shall be governed by clause (xviii))), (i) for an amount in excess of $5,000,000 individually or $10,000,000 in the aggregate, or (ii) that would restrict the operations of the business of the Parent or its Affiliates after the Effective Time;

(xii) sell, lease, exclusively license, encumber (other than Permitted Liens) or otherwise dispose of any material tangible assets or property except (A) pursuant to existing contracts or commitments made available to Parent, (B) transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, or (C) in the ordinary course of business consistent with past practice and in no event in an amount exceeding $10,000,000 individually or $25,000,000 in the aggregate;

(xiii) except as required under the terms of any Benefit Plan as in effect on the date of this Agreement: (A) increase the amount or accelerate the vesting, payment or funding of the compensation or other benefits payable or provided to the Company’s or any of its Subsidiaries’ current or former officers, directors, individual service providers or employees, other than annual merit-based increases in annual base compensation (i.e., salary rates or hourly wage rates, as applicable) (and corresponding increases to target bonus opportunities tied to a percentage of base salary) in each case in the ordinary course of business consistent with past practice that do not to exceed three and one-half percent (3.5%) in the aggregate of the base compensation and target annual bonus opportunities of the employees of the Company and its Subsidiaries in effect as the date hereof; (B) grant, announce or enter into any cash or equity or equity-based incentive, award or bonus, or enter into any employment, change of control, severance or retention agreement with any current or former officer, director, individual service provider or employee of the Company or any of its Subsidiaries; (C) establish, adopt, enter into, modify, amend, or terminate any Benefit Plan, or any other benefit or compensation plan, policy, program, contract, agreement or arrangement that would be a Benefit Plan if in effect on the date of this Agreement, other than in connection with annual renewals of Benefit Plans that provide broad-based health and welfare benefits; or (D) hire, or terminate (other than for cause) the employment of any current or former officer, director or employee of the Company or any of its Subsidiaries at the Corporate Vice President level or above;

(xiv) (A) modify, amend, extend, terminate, negotiate or enter into any Labor Agreement or (B) recognize or certify any labor union, labor organization, works council or group of employees as the bargaining representatives for any employees of the Company or any of its Subsidiaries;

(xv) implement or announce any action that would trigger notice requirements pursuant to the WARN Act;

(xvi) affirmatively waive or release any noncompetition, nonsolicitation, nondisclosure, or other restrictive covenant obligation of any current or former employee of the Company or any of its Subsidiaries at the Corporate Vice President level or above;

(xvii) acquire any capital stock or other equity interests in or any business line or all or a material portion of the assets constituting any business, corporation, partnership, association, joint venture, or other entity or other business organization in any transaction that involves consideration valued in excess of $10,000,000 individually or $25,000,000 in the aggregate, including by merger, consolidation, purchase of stock or assets or otherwise, except for (A) transactions solely between the Company and a wholly owned Subsidiary or solely between wholly owned Subsidiaries of the Company or (B) acquisitions of supplies or inventory in the ordinary course of business;

(xviii) except as otherwise required by applicable Law, in each case, to the extent such action would not reasonably be expected to have an adverse and material effect on Parent, the Company or any of its Subsidiaries, (A) make (outside the ordinary course of business), change or revoke any material Tax election, (B) change any annual Tax accounting period or make or change any material method of Tax accounting, (C) file any material amendment with respect to any material Tax Return (other than amendments that would not reasonably be expected to result in a material increase to the Tax liability of the Company, the Subsidiaries of the Company or Parent or its Affiliates), (D) settle or compromise any Tax claim, notice, audit, investigation, assessment or other proceeding for an amount, to the extent in excess of any amount accrued by the Company and its Subsidiaries in respect thereof in accordance with GAAP, in excess of $15,000,000 individually or $25,000,000 in the aggregate, (E) enter into any material Tax Sharing Agreement or material closing agreement with respect to Taxes, (F) consent to any extension or waiver of the limitation period applicable to any material Tax liabilities or (G) surrender any right to claim a material Tax refund or credit (it being agreed and understood that none of clauses (i) through (xvii) nor clauses (xix) through (xx) of this Section 6.1(b) shall apply to any action to the extent such action would be taken into account solely for Tax purposes and not for corporate or other applicable Law purposes);

(xix) license, escrow, encumber, assign, transfer, abandon or grant any rights to, or otherwise dispose of, any material Company Intellectual Property or Owned Source Code, or disclose any material Trade Secrets owned or processed by the Company or any of its Subsidiaries (except to customers or service providers of, or Persons with professional, business or commercial relationships with, the Company or its Subsidiaries in the ordinary course of business subject to a written Contract containing confidentiality obligations); or

(xx) agree, authorize or commit to do any of the foregoing.

(c) Nothing contained in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of the Company and its Subsidiaries prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

(d) From the date of this Agreement until the Effective Time, none of Parent, Merger Sub or the Equity Investors shall, directly or indirectly acquire or agree to acquire by merging or consolidating with, or by purchasing a material portion of the assets of or equity in, any Person (a “Specified Acquisition”), if the entering into of a definitive agreement relating to or the consummation of such a Specified Acquisition, as applicable, would reasonably be expected to (A) prevent, materially delay or materially impede the obtaining of, or adversely affect in any material respect the ability of Parent or Merger Sub to procure, any authorizations, consents, Orders, declarations or approvals of any Governmental Authority or the expiration or termination of any applicable waiting period necessary to consummate the transactions contemplated by this Agreement, including the Merger, or (B) materially increase the risk of any Governmental Authority entering an Order, ruling, judgment or injunction prohibiting the consummation of the transactions contemplated by this Agreement, including the Merger.

6.2 Acquisition Proposals; Change of Recommendation.

(a) Go-Shop Period. Notwithstanding anything to the contrary contained in this Agreement, during the period beginning on the date of this Agreement and continuing until 12:01 a.m. (New York time) on the 45th day after the date of this Agreement (the “No-Shop Period Start Date”), the Company and its Affiliates and their respective directors, officers, employees, consultants, agents, financial advisors, investment bankers, attorneys, accountants and other advisors and representatives (collectively, “Representatives”) shall have the right to (i) initiate, solicit, facilitate and encourage any inquiry or the making of any proposal or offer that could constitute an Acquisition Proposal, including by providing information (including non-public information and data) regarding, and affording access to the business, properties, assets, books, records and personnel of, the Company and its Affiliates to any Person (and its Representatives, including potential financing sources) in each case pursuant to an Acceptable Confidentiality Agreement; provided that the Company shall provide to Parent and Merger Sub any non-public information or data that is provided to any Person given such access that was not previously made available to Parent or Merger Sub prior to or substantially concurrently with the time it is provided to such Person (and in any event within twenty-four hours), and (ii) engage in, enter into, continue or otherwise participate in any discussions or negotiations with any Persons (and their respective Representatives, including potential financing sources) with respect to any Acquisition Proposals (or inquiries, proposals or offers or other efforts that could lead to an Acquisition Proposal) and cooperate with or assist or participate in or facilitate any such inquiries, proposals, offers, discussions or negotiations or any effort or attempt to make any Acquisition Proposal, including, granting a limited waiver, amendment or release under any pre-existing standstill or similar provision to the extent necessary to allow for a confidential Acquisition Proposal or amendment to a confidential Acquisition Proposal to be made to the Company or the Company Board (such limited waiver to include an express acknowledgement by the parties thereto that under no circumstances will such restricted Person(s) be permitted to acquire, directly or indirectly, any securities of the Company or any of its Affiliates prior to the valid termination of this Agreement in accordance with Section 8.1). Without limiting the obligations set forth in Section 6.2(g), no later than one (1) Business Day after the No-Shop Period Start Date, the Company shall (A) notify Parent in writing of the identity of each Person from whom the Company received a written Acquisition Proposal after the execution of this Agreement and prior to the No-Shop Period Start Date, (B) provide Parent a list identifying each Excluded Party as of the No-Shop Period Start Date and (C) provide to Parent (x) a copy of any Acquisition Proposal made in writing and any other written terms or proposals provided (including financing commitments) to the Company or any of its Affiliates in connection with any Acquisition Proposal and any material modifications thereto and (y) a written summary of the material terms of any Acquisition Proposal not made in writing (including any material terms proposed orally or supplementally and any material modifications thereto).

(b) No Solicitation or Negotiation. Subject to the terms of this Section 6.2 and except as it may relate to any Excluded Party (but only for so long as such Person or group of Persons is an Excluded Party) until the Cut-Off Date, the Company agrees that, immediately following the No-Shop Period Start Date until the earlier of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company will, and will cause its Subsidiaries and its and their respective officers and directors to, and will instruct each of its and their respective other Representatives to, cease and cause to be terminated any discussions or negotiations with any Person or Group that would be prohibited by this Section 6.2(b) and will cease providing any further information with respect to the Company or any Acquisition Proposal to any such Person or Group or its or their Representatives; and shall terminate all access granted to any such Person or Group and its or their Representatives to any physical or electronic data room (or any other diligence access). The Company agrees that after the No-Shop Period Start Date and except as it may relate to any Excluded Party (but only for so long as such Person or group of Persons is an Excluded Party) until the Cut-Off Date, except as expressly permitted by this Section 6.2, neither it nor any of its Subsidiaries nor any of the employees (including any officers) and directors of it or its Subsidiaries shall, and that it shall instruct and cause its and its Subsidiaries’ Representatives not to, directly or indirectly:

(i) initiate, solicit, or knowingly encourage or facilitate any inquiries, or the making or submission of any proposal or offer that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal;

(ii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any nonpublic information or data to, any Person or Group relating to any Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal (other than to state that the terms of this Section 6.2 prohibit such discussions);

(iii) approve, endorse or recommend any Acquisition Proposal or submit an Acquisition Proposal;

(iv) enter into any Contract or understanding relating to an Acquisition Proposal or that would reasonably be expected to require the Company to abandon, terminate or fail to consummate the Merger; or

(v) resolve or agree to do any of the foregoing.

For the avoidance of doubt, notwithstanding the commencement of the No-Shop Period Start Date, until the date which is ten (10) Business Days after the No-Shop Period Start Date (the “Cut-Off Date”), the Company may continue to engage in the activities described in this Section 6.2(b) with any Excluded Party (but only for so long as such Person or group of Persons is an Excluded Party), including with respect to any amended or modified Acquisition Proposal submitted by any Excluded Party following the No-Shop Period Start Date but prior to the Cut-Off Date.

(c) Notwithstanding anything in this Section 6.2 to the contrary, but subject to the provisions of Section 6.2(g), prior to the receipt of the Company Stockholder Approval, in response to a bona fide written Acquisition Proposal received after the date of this Agreement that did not result from a breach of this Section 6.2, the Company may, or may authorize its Representatives to, (A) provide information in response to a request therefor by a Person or Group who has made such a bona fide written Acquisition Proposal if the Company receives from such Person or Group so requesting such information an Acceptable Confidentiality Agreement; provided that such Acceptable Confidentiality Agreement need not prohibit the making, or amending, an Acquisition Proposal; and provided, further, that the Company shall substantially concurrently make available (and, if applicable, provide copies of) any such information to Parent to the extent not previously made available (in any event within twenty-four hours); and (B) engage or participate in any discussions or negotiations with any Person or Group who has made such a bona fide written Acquisition Proposal, if and only to the extent that, in each such case referred to in clause (A) or (B) above, the Company Board determines in good faith based on the information then available and after consultation with its financial advisor and outside legal counsel that such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to result in a Superior Proposal. Anything in this Agreement to the contrary notwithstanding, the Company, directly or indirectly through one or more of its Representatives, may, prior to the receipt of the Company Stockholder Approval, seek clarification from (but not engage in negotiations with or provide nonpublic information to) any Person or Group that has made an Acquisition Proposal solely to clarify and understand the terms and conditions of such proposal to provide adequate information for the Company Board to make an informed determination under this Section 6.2.

(d) No Change in Recommendation or Alternative Acquisition Agreement. Except as permitted by this Section 6.2, the Company Board shall not:

(i) withhold, withdraw, qualify or modify (or publicly propose or announce an intention to or resolve to withhold, withdraw, qualify or modify) the Company Recommendation;

(ii) authorize, adopt, approve or recommend, or publicly propose or announce an intention to authorize, adopt, approve, recommend or declare advisable, any Acquisition Proposal;

(iii) fail to include the Company Recommendation in the Proxy Statement;

(iv) with respect to an Acquisition Proposal initiated through a tender or exchange offer pursuant to Rule 14d-2 under the Exchange Act fail, within ten (10) Business Days of such offer, to publicly recommend against acceptance of such offer (provided, that the Company shall not be required to reaffirm more than once per Acquisition Proposal (unless the terms of such Acquisition Proposal (including the price) change and such change is publicly announced or disclosed)); or

(v) except as expressly permitted by, and after compliance with, this Section 6.2, approve or recommend, or declare advisable or propose or announce an intention to enter into, or cause or permit the Company to enter into, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar binding agreement with respect to any Acquisition Proposal (other than an Acceptable Confidentiality Agreement permitted by Section 6.2(c) relating to any Acquisition Proposal) (an “Alternative Acquisition Agreement,” and any of the actions set forth in the foregoing clauses (i) through (v), a “Change of Recommendation”).

(e) Superior Proposal Termination; Changes of Recommendation.

(i) Anything in this Agreement to the contrary notwithstanding, prior to the receipt of the Company Stockholder Approval, in response to a bona fide written Acquisition Proposal, whether received before or after the No-Shop Period Start Date, that did not arise from a breach of the obligations set forth in this Section 6.2, either the Company Board may effect a Change of Recommendation or cause the Company to terminate this Agreement pursuant to Section 8.1(h) to enter into an Alternative Acquisition Agreement with respect to such Acquisition Proposal substantially concurrently with the termination of this Agreement, if prior to taking either such action (A) the Company Board determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Acquisition Proposal is a Superior Proposal, (B) the Company shall have given four (4) Business Days’ prior written notice to Parent that the Company has received such proposal, specifying the material terms and conditions of such proposal (including the identity of the Person or Group making such proposal and copies of any written proposals or documents delivered to the Company or its Representatives) and that the Company intends to take such action, (C) after giving such notice and prior to effecting such Change of Recommendation or termination of this Agreement pursuant to Section 8.1(h), the Company negotiates (and causes its Representatives to negotiate) in good faith with Parent (to the extent Parent wishes to negotiate) to make such adjustments or revisions to the terms and conditions of this Agreement and the Commitment Letters such that the Acquisition Proposal would cease to constitute a Superior Proposal, (D) at the end of the four (4) Business Day period, prior to taking action to effect a Change of Recommendation or terminate this Agreement pursuant to Section 8.1(h), the Company Board determines (taking into account any adjustment to the terms and conditions of this Agreement or the Commitment Letters and/or the Guarantees committed to by Parent in writing in response to such Acquisition Proposal, if any, and any other information offered by Parent in response to such notice) in good faith, after consultation with its financial advisors and outside legal counsel, that the Acquisition Proposal remains a Superior Proposal; provided that in the event of any change to the financial terms of, or any other material amendment to or material modification to terms of, such Acquisition Proposal, the Company shall be required to deliver a new written notice to Parent and to comply with the requirements of this Section 6.2(e)(i) with respect to such new written notice, except that the advance written notice obligation set forth in this Section 6.2(e)(i) shall be reduced to three (3) Business Days; and

(ii) Anything in this Agreement to the contrary notwithstanding, prior to the receipt of the Company Stockholder Approval, in response to an Intervening Event (as defined herein) that occurs or arises after the date of this Agreement, the Company Board may effect a Change of Recommendation (only by taking the actions specified in Section 6.2(d)(i) or 6.2(d)(iii)) if, prior to taking such action, (A) the Company Board determines in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary obligations to the Company’s stockholders under applicable Law, (B) the Company shall have given four (4) Business Days’ prior written notice to Parent that the Company has determined that an Intervening Event has occurred or arisen (which notice will reasonably describe such Intervening Event) and that the Company intends to effect a Change of Recommendation, (C) after giving such notice and prior to effecting such Change of Recommendation, the Company negotiates (and causes its officers, employees, financial advisors and outside legal counsel to negotiate) in good faith with Parent (to the extent Parent wishes to negotiate) to make such adjustments or revisions to the terms and conditions of this Agreement and the Commitment Letters and/or the Guarantees as would permit the Company Board not to effect a Change of Recommendation in response thereto; and (D) at the end of the four (4) Business Day period, prior to taking action to effect a Change of Recommendation, the Company Board takes into account any adjustments or revisions to the terms of this Agreement and the Commitment Letters and/or the Guarantees proposed by Parent in writing and any other information offered by Parent in response to such notice, and determines in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to effect a Change of Recommendation in response to such Intervening Event would be reasonably likely to be inconsistent with the fiduciary obligations owed by the Company Board to the Company’s stockholders under applicable Law; provided that in the event of any material changes regarding any Intervening Event, the Company shall be required to deliver a new written notice to Parent and to comply with the requirements of this Section 6.2(e)(ii) with respect to such new written notice, except that the advance written notice obligation set forth in Section 6.2(e)(ii) shall be reduced to three (3) Business Days. “Intervening Event” means any change, effect, event, occurrence, state of facts or development that was not known or reasonably foreseeable by the Company Board as of the date of this Agreement (or, if known or reasonably foreseeable, the magnitude or material consequences of which were not known or reasonably foreseeable by the Company Board as of the date of this Agreement); provided, however, that in no event shall (i) the receipt, existence or terms of an actual or possible Acquisition Proposal, (ii) any change, in and of itself, in the price or trading volume of the Shares (it being understood that the underlying facts with respect to this clause (ii) giving rise or contributing to such change may be taken into account in determining whether there has been an Intervening Event, to the extent otherwise permitted by this definition), or (iii) the fact that the Company exceeds (or fails to meet) internal or published projections or, guidance or any matter relating thereto or of consequence thereof (it being understood that the underlying facts with respect this clause (ii) giving rise or contributing to such change may be taken into account in determining whether there has been an Intervening Event, to the extent otherwise permitted by this definition), constitute or be deemed to contribute to an Intervening Event.

(f) Certain Permitted Disclosure. Anything in this Agreement to the contrary notwithstanding, the Company, directly or indirectly through one or more of its Representatives, may, to the extent applicable, disclose to the Company’s stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or make any “stop, look and listen” communication to the Company’s stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act, or any similar statement in response to any publicly disclosed Acquisition Proposal; provided, however, that nothing in this Section 6.2(f) shall be construed to permit the Company to effect any Change of Recommendation other than in accordance with Section 6.2(e).

(g) Notice. The Company agrees that it will promptly (and, in any event, within forty-eight (48) hours) notify Parent in writing if any proposals, indications of interest or offers with respect to an Acquisition Proposal are received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, it or any of its Representatives indicating, in connection with such notice, the material terms and conditions of any proposal, indication of interest or offer (including the identity of the Person or Group making such proposal indication of interest or offer and, if applicable, copies of any written request, proposal or offer, including proposed agreements and any other documents or written communications, but excluding, for the avoidance of doubt, drafts of agreements that do not constitute or form a part of the Acquisition Proposal or request) and thereafter the Company shall keep Parent informed, on a prompt basis (and, in any event, within forty-eight (48) hours), of (i) the status and terms of any such proposal, inquiry, indication of interest or offer (including any amendments thereto) and the status of any such discussions or negotiations and (ii) copies of any additional or amended written documents delivered to the Company or its Representatives or delivered by the Company or its Representatives in connection therewith.

6.3 Proxy Statement Filing; Information Supplied.

(a) The Company shall prepare and file with the SEC, as promptly as reasonably practicable after the date of this Agreement, and in no event later than the Cut-Off Date, a proxy statement in preliminary form relating to the Company Stockholders Meeting (such proxy statement, including any amendment or supplement thereto, the “Proxy Statement”). The Company shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC as promptly as practicable after the filing thereof, including by responding as promptly as reasonably practicable to any comments received from the SEC or its staff concerning the Proxy Statement and the Company and Parent shall reasonably cooperate with respect thereto. The Company will use its reasonable best efforts to cause the Proxy Statement to comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC and Nasdaq. The Company may not file the preliminary or definitive Proxy Statement, or any amendment thereto, with the SEC without first providing Parent and its counsel a reasonable opportunity to review and comment thereon, and the Company will give reasonable consideration to all comments made thereon by Parent or its counsel.

(b) The Company shall promptly notify Parent of the receipt of all comments from the SEC with respect to the Proxy Statement and of any request by the SEC for any amendment or supplement thereto or for additional information and shall promptly provide to the other Party copies of all correspondence between such Party and/or any of its Representatives and the SEC with respect to the Proxy Statement. The Company shall provide Parent, its outside legal counsel and its other Representatives a reasonable opportunity to participate in any discussions or meetings with the SEC. The Company shall use its reasonable best efforts to promptly provide responses to the SEC with respect to all comments received on the Proxy Statement from the SEC, and the Company shall cause the definitive Proxy Statement to be filed and mailed to the stockholders of the Company as promptly as possible (and no more than five (5) Business Days) after the date the SEC staff advises that it has no further comments thereon or that the Company may commence mailing the Proxy Statement (or, if the SEC does not inform the Company that it intends to review the Proxy Statement on or before the tenth (10th) calendar day following the filing of the preliminary Proxy Statement, as promptly as possible (and no more than five (5) Business Days) following such tenth (10th) calendar day).

(c) The Company agrees, as to itself and its Subsidiaries, that the Proxy Statement will comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder. The Company, Parent and Merger Sub shall ensure that none of the information supplied by it for inclusion in the Proxy Statement will at the date of mailing to stockholders of the Company or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the Company assumes no responsibility with respect to information supplied in writing by or on behalf of Parent, its Affiliates or its or their respective Representatives for inclusion or incorporation by reference in the Proxy Statement. If at any time prior to the Company Stockholders Meeting, any information relating to the Company or Parent, or any of their respective Affiliates or its or their respective Representatives, should be discovered by a Party, which information should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the Party that discovers such information shall as promptly as practicable following such discovery notify the other Party or Parties (as the case may be) and after such notification, as and to the extent required by applicable Law, (i) the Company shall promptly prepare (with the assistance of Parent as provided for in this Section 6.3) an amendment or supplement to the Proxy Statement and (ii) the Company shall cause the Proxy Statement as so amended or supplemented to be filed with the SEC and to be disseminated to its stockholders.

(d) The Company shall provide Parent with a reasonable opportunity to review drafts of the Proxy Statement and any other documents related to the Company Stockholders Meeting and will consider in good faith any comments provided by Parent in connection with such review. Except as required by applicable Law or by the SEC, no amendment or supplement to the Proxy Statement will be made by the Company without first providing Parent and its counsel a reasonable opportunity to review and comment thereon, and the Company will give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent or its counsel.

6.4 Company Stockholders Meeting.

(a) The Company will take, in accordance with applicable Law and its certificate of incorporation and bylaws, all action necessary to convene a meeting of the Company’s stockholders (the “Company Stockholders Meeting”) as promptly as reasonably practicable after clearance by the SEC of the Proxy Statement (or, if the SEC does not inform the Company that it intends to review the Proxy Statement, the tenth (10th) calendar day following the filing of the preliminary Proxy Statement) and after consultation with Parent (in any event no later than thirty (30) days following the date of commencement of mailing of the Proxy Statement to the stockholders of the Company), to consider and vote upon the approval of this Agreement and to cause such vote to be taken, and shall not postpone or adjourn such meeting, except to the extent advised by counsel to be necessary to comply with Law or pursuant to the following sentence. Notwithstanding anything to the contrary in this Agreement, (i) the Company may (and, if requested by Parent, on no more than one (1) occasion, the Company shall) adjourn, recess, or postpone the Company Stockholders Meeting for a reasonable period to solicit additional proxies, if the Company reasonably believes there will be insufficient Shares represented (either in person or by proxy) to constitute a quorum necessary either to conduct the business of the Company Stockholders Meeting or to obtain the Company Stockholder Approval and (ii) the Company may adjourn, recess, or postpone the Company Stockholders Meeting to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the stockholders of the Company or to give the Company stockholders sufficient time to evaluate any information or disclosure that the Company has sent to the Company stockholders by issuing a press release, filing materials with the SEC or otherwise, in each case in accordance with the terms of this Agreement, within a reasonable amount of time in advance of the Company Stockholders Meeting; provided that, in the case of each of the foregoing clauses (i) and (ii), unless agreed in writing by the Company and Parent, any single such adjournment, recess or postponement shall be for a period of no more than ten (10) Business Days each and in no event later than the earlier of (A) two (2) months from the originally scheduled date and (B) four (4) Business Days prior to the Outside Date. Subject to Section 6.2(e), the Company Board shall include the Company Recommendation in the Proxy Statement and shall use reasonable best efforts to obtain the Company Stockholder Approval. The Company shall provide updates to Parent with respect to the proxy solicitation for the Company Stockholders Meeting (including interim results) as reasonably requested by Parent.

(b) The Company shall use reasonable best efforts to (i) conduct a “broker search” in accordance with Rule 14a-13 of the Exchange Act and (ii) establish a record date for the Company Stockholders Meeting in accordance with applicable Law and the rules of Nasdaq, in a manner that permits the mailing of the Proxy Statement in accordance with the terms hereof.

6.5 Efforts; Cooperation; Antitrust Matters.

(a) Subject to the terms of this Agreement, each of the Company, Parent and Merger Sub shall, and the Company shall cause its Affiliates to, use reasonable best efforts to take, or cause to be taken, all actions, and to promptly do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable under applicable Laws to cause the conditions precedent set forth in Article VII to be satisfied and consummate and make effective the Merger and any other transactions contemplated by this Agreement as promptly as reasonably practicable and in any event prior to the Outside Date, including (i) preparing and filing all documentation necessary to effect all necessary actions or nonactions, waivers, consents, clearances, approvals and expirations or terminations of waiting periods from any Governmental Authority; (ii) obtaining from any Governmental Authority any consents, licenses, permits, waivers, approvals, authorizations, clearances or orders advisable or required to be obtained by Parent or the Company or any of their respective Affiliates, including under the Antitrust Laws; (iii) avoiding or defending against, as applicable, any Actions, lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or challenging, hindering, impeding, interfering with or delaying the consummation of the Merger and the other transactions contemplated by this Agreement under any Antitrust Laws, including seeking to have any stay, temporary restraining order or injunction entered by any court or other Governmental Authority in connection with the foregoing vacated or reversed; (iv) as promptly as reasonably practicable, and in any event within twenty (20) Business Days after the date of this Agreement, making or causing to be made, including by causing their respective Affiliates (including Parent’s “ultimate parent entity” as that term is defined in the HSR Act) to make, as applicable, all necessary filings under the HSR Act, and, as promptly as reasonably practicable, and in any event within thirty (30) Business Days from the date of this Agreement, submitting, including by Parent using reasonable best efforts to cause any relevant current or future equity investors in Parent to submit, either in draft or in final form, all other notifications, filings and registrations required or advisable under the other relevant Antitrust Laws (to the extent required with respect to such equity investor), and thereafter supplying as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to any such Laws; (v) as promptly as reasonably practicable, making (or causing their respective Affiliates (including Parent’s “ultimate parent entity” as that term is defined in the HSR Act)) to make any other required or advisable registrations, declarations, submissions and filings with respect to the Merger or any other transactions contemplated by this Agreement required under the Exchange Act, any other applicable federal or state securities Laws, and any other applicable Law; (vi) (A) as promptly as practicable (and in any event, no later than twenty (20) Business days from the date hereof, unless otherwise agreed by the Parties), file, or cause to be filed, including by causing its applicable equity investors to file, as applicable, a draft joint voluntary notice with CFIUS pursuant to the DPA; (B) as promptly as possible after receipt and resolution of comments from CFIUS on the draft notice (and in any event, no later than ten (10) Business Days from receipt of comments from CFIUS, unless otherwise agreed by the Parties), file, or cause to be filed, including by causing its applicable equity investors to file, as applicable, with CFIUS a final joint voluntary notice pursuant to the

DPA; and (C) as promptly as practicable (and in any event, within the timeframe required by CFIUS, including any extensions that CFIUS may grant) submit, or cause to be submitted, including by causing its applicable equity investors to submit, as applicable, any certification, additional information, documents or other materials in respect of such joint voluntary notice or the transactions contemplated by this Agreement that may be requested by CFIUS in connection with its review process.

(b) Without limiting the generality of anything contained in this Section 6.5, each Party shall: (i) give the other Parties prompt notice of the making or commencement of any request or proceeding by or before any Governmental Authority with respect to the Merger or any other transactions contemplated by this Agreement; (ii) keep the other Parties informed as to the status of any such request or proceeding; (iii) give the other Parties notice and an opportunity to participate in any substantive communication made to the United States Federal Trade Commission (the “FTC”), the Antitrust Division of the United States Department of Justice (the “DOJ”), CFIUS, or any other Governmental Authority regarding the Merger or any other transactions contemplated by this Agreement; and (iv) promptly notify the other Parties of any communication from the FTC, the DOJ, CFIUS, or any other domestic, foreign or supranational Governmental Authority regarding the Merger or any other transactions contemplated by this Agreement. Parent shall control, subject to good faith consultation with Company, the strategy (both substantive and procedural, including relating to timing and any voluntary extensions thereof) relating to the obtaining of clearances from any Governmental Authority in connection with the Merger or any other transactions contemplated by this Agreement; provided, however, that in no event shall Parent or the Company commit to or agree with any Governmental Authority to (w) stay, toll or extend any applicable waiting period under the HSR Act or any other applicable Antitrust Law; (x) pull and refile or resubmit the notification and report forms pursuant to the HSR Act or the joint voluntary notice pursuant to the DPA; (y) not consummate the Merger or any other transactions contemplated herein before an agreed-to date; or (z) any timing agreement, in each case relating to the Merger, without the prior written consent of the other Parties. In addition, except as may be prohibited by any Governmental Authority or by any applicable Law, each Party will permit authorized representatives of the other Parties to be present at each substantive meeting, conference, videoconference, or telephone call and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Authority. In exercising the foregoing rights, but subject to the provisions and limitations of this Section 6.5, each of the Company and Parent shall act reasonably and as promptly as practicable. The Company and Parent may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 6.5 as “outside counsel only.” Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient unless express permission is obtained in advance from the source of the materials (the Company or Parent, as the case may be); provided that materials provided pursuant to this Section 6.5 may be redacted (i) to remove references concerning the valuation of the Company, (ii) as necessary to comply with contractual obligations, and (iii) as necessary to address reasonable privilege concerns.

(c) Subject to applicable Laws and as required by any Governmental Authority, the Company, on the one hand, and Parent, on the other hand, each shall keep the other reasonably apprised of the status of matters relating to completion of the Merger and the other transactions contemplated hereby, including promptly furnishing the other with copies of (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other transactions contemplated by this Agreement or (ii) upon receiving any communication from any Governmental Authority whose consent or approval is required for consummation of the Merger or the other transactions contemplated by this Agreement that causes such Party to believe that there is a reasonable likelihood that any such consent or approval will not be obtained or that the receipt of any such consent or approval will be materially delayed.

(d) If any objections are asserted with respect to the transactions contemplated by this Agreement under the HSR Act or any other applicable Antitrust Laws, or if any lawsuit or other proceeding, whether judicial or administrative, is instituted (or threatened to be instituted), including any proceeding by any Governmental Authority, challenging the Merger or any other transactions contemplated by this Agreement as violative of any Antitrust Law or which would otherwise prohibit or materially impair or delay in connection with any Antitrust Law the consummation of the Merger or any other transactions contemplated by this Agreement, each of Parent and the Company shall (and, solely with respect to the Company, shall cause its Affiliates to) use their respective reasonable best efforts to resolve any such objections, subject to the limitations set forth in this Section 6.5.

(e) In furtherance, and not in limitation, of the foregoing, Parent shall (and if, and only if, requested by Parent, the Company and its Affiliates shall) take all such further action as may be necessary to avoid or eliminate each and every impediment under any Antitrust Law so as to enable the Closing to occur no later than the Outside Date, including proposing, negotiating, committing and effecting, by consent decree, hold separate order, or otherwise, to (i) sell, divest, dispose of or otherwise hold separate (including by establishing a trust or otherwise), any of the businesses, assets or properties of the Company and its Subsidiaries and (ii) otherwise take or commit to take actions that after the Closing would limit Parent’s, the Company’s or any of their respective Subsidiaries’ freedom of action with respect to any of the businesses, assets or properties of the Company or any of its Subsidiaries; provided, however, that nothing in this Agreement shall require either Party to take or agree to take any action of the types referred to in the foregoing clauses (i) and (ii) unless it is binding on or otherwise applicable to Parent or the Company only from and after the Effective Time in the event that the Closing occurs.

(f) Notwithstanding anything in this Agreement to the contrary, nothing in this Section 6.5, in any other provision of this Agreement or otherwise shall require or obligate Parent, Merger Sub (or, for the avoidance of doubt, any of the Parent’s other Affiliates (other than the Company and its Subsidiaries following the Closing)) to propose, negotiate, commit or effect by consent decree, hold separate order, or otherwise, any action (or refraining or causing to refrain from taking any action), including, in each case, any divestiture, hold separate arrangement, licensing of rights, or termination, assignment, novation or modification of Contracts (or portions thereof) or other business relationships, of Parent, Merger Sub, or any of Parent’s other Affiliates (other than the Company and its Subsidiaries following the Closing) or any of their respective assets, operations, divisions, businesses, product lines or business relationships.

(g) For purposes of this Agreement, “Antitrust Law” means the Sherman Antitrust Act of 1890, as amended, the Clayton Antitrust Act of 1914, as amended, the HSR Act, the Federal Trade Commission Act of 1914, as amended, the DPA, and all other federal, state, foreign or supranational statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws, that are designed or intended to (i) prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, and/or (ii) regulate transactions involving foreign investments including any Laws that provide for review of national security matters.

(h) The Company shall use its reasonable best efforts to give any notices to third parties (other than Governmental Authorities), and use reasonable best efforts to obtain any consents from third parties (other than Governmental Authorities), that are necessary to consummate the transactions contemplated hereby to the extent reasonably requested by Parent; it being understood that neither the Company nor Parent shall be required to make any payments or concessions in connection with the fulfillment of its obligations under this Section 6.5(h). The Company shall keep Parent reasonably apprised of the status of matters relating to the foregoing, including by promptly furnishing Parent with copies of any communication from any third party that causes the Company to believe that there is a reasonable likelihood that such consent will not be obtained or that the receipt of any such consent will be materially delayed.

6.6 Information; Access and Reports.

(a) The Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its Affiliates, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement or any other statement, filing, consent, notice or application made by or on behalf of Parent, the Company or any of their respective Affiliates to any third party and/or any Governmental Authority in connection with the Merger and any other transactions contemplated by this Agreement.

(b) Subject to applicable Law, upon reasonable advance notice, the Company shall (and shall cause its Subsidiaries to) afford Parent’s officers and other authorized Representatives reasonable access, during normal business hours and consistent with applicable Law (including, for the avoidance of doubt, applicable Laws relating to privacy, data protection and the collection, retention, protection, transfer, use and processing of Personal Information or PHI), from the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with Article VIII, to the Company and its Subsidiaries’ employees, properties, contracts and licenses and other books and records and such other information that Parent may reasonably request (including as set forth in Section 6.6 of the Company Disclosure Schedule), in each case, solely for purposes of consummating the Merger or the transactions contemplated hereby or for reasonable integration or implementation planning (other than any such matters that relate to the negotiation and execution of this Agreement (including with respect to the consideration or valuation of the Merger or any financial or strategic alternatives thereto) or any Acquisition Proposal or Superior Proposal); provided that the Company shall not be required to afford such access or furnish such information if it would unreasonably disrupt the operations of the Company or any of its Subsidiaries and no investigation pursuant to this Section 6.6 shall affect or be deemed to modify any representation or warranty made by the Company herein, and provided, further, that the foregoing shall not require the Company (i) to permit any inspection, or to disclose any information, that in the reasonable judgment of the

Company would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if the Company shall have used reasonable best efforts to obtain the consent of such third party to such inspection or disclosure; (ii) to disclose any privileged information of the Company or any of its Subsidiaries; (iii) to disclose personnel records of the Company or any of its Subsidiaries relating to individual performance or evaluation records, medical histories or other information that in the Company’s good faith opinion (based on the advice of outside counsel) the disclosure of which would reasonably be expected to violate applicable Law or subject the Company or any of its Subsidiaries to risk of liability or (iv) to permit any environmental testing without the Company’s prior written consent; provided that in the event the Company does not disclose certain information pursuant to the foregoing clauses (i), (ii) and (iii), the Company shall use commercially reasonable efforts to implement appropriate and mutually agreeable measures to permit the disclosure of such information in a manner to remove the basis for the non-disclosure to the greatest extent reasonably possible, including by arrangement of appropriate clean room procedures, redaction of text from documents or entry into a customary joint defense agreement with respect to any information to be so provided. All requests for information made pursuant to this Section 6.6 shall be directed to the executive officer or other Person designated by the Company. The Confidentiality Agreement, dated as of June 21, 2025 (the “TPG Confidentiality Agreement”), by and between the Company and TPG Global, LLC and the Confidentiality Agreement, dated as of June 21, 2025 (the “Blackstone Confidentiality Agreement” and together with the TPG Confidentiality Agreement, the “Confidentiality Agreements”), by and between the Company and Blackstone Management Partners L.L.C., shall apply with respect to information furnished by the Company, its Subsidiaries and their respective Representatives hereunder; provided, that the definition of “Representatives” in the Confidentiality Agreements shall be deemed to include any potential debt or equity financing sources of Parent or Merger Sub without any consent of the Company.

(c) To the extent that any of the information or material furnished pursuant to this Section 6.6 or otherwise in accordance with the terms of this Agreement may include material subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal proceedings or governmental investigations, the Parties understand and agree that they have a commonality of interest with respect to such matters and it is their desire, intention and mutual understanding that the sharing of such material is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege. All such information that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege shall remain entitled to such protection under these privileges, this Agreement, and under the joint defense doctrine.

6.7 Stock Exchange Delisting. The Company and Parent shall cooperate to take, or cause to be taken, all actions, and do or cause to be done all things, including making all necessary filings, reasonably necessary, proper or advisable under applicable Laws and rules and policies of Nasdaq and the Exchange Act to enable the delisting by the Surviving Corporation of the Shares from Nasdaq, and the deregistration by the Surviving Corporation of the Shares under the Exchange Act as promptly as practicable after the Effective Time and the suspension of the Company’s duty to file reports under sections 13 and 15(d) of the Exchange Act as promptly as practicable after the Effective Time.

6.8 Publicity. The initial press release regarding the Merger shall be a joint press release of Parent and the Company. Thereafter, Parent and the Company shall mutually agree upon the form and substance of (a) any widespread internal written communications (including scripts, Q&A materials, talking points and similar written materials, in each case that would be disseminated or used on a widespread basis) that may be made by the Company to its employees, independent contractors, consultants, suppliers, customers, contract counterparties and/or other material business relations of the Company or its Subsidiaries with respect to the Merger, this Agreement and the transactions contemplated hereby or (b) any other press release, public announcement or public statement (to the extent not previously publicly disclosed or made in accordance with this Agreement) made by the Company, Parent or any of their respective Affiliates, in the case of clauses (a) and (b), with respect to this Agreement or the Merger or any other transactions contemplated by this Agreement, except (i) as such press release or other public announcement may be required by applicable Law, stock exchange rule or listing agreement, in which case the Party required to issue the release or make the announcement shall use commercially reasonable efforts to provide the other Party with a reasonable opportunity to review and comment on such release or announcement in advance of its issuance and shall give reasonable and good-faith consideration to any such comments proposed by the other Party, (ii) in connection with a Change of Recommendation, actual or potential Acquisition Proposal or dispute regarding the transactions contemplated hereby, (iii) any disclosure of information to a Governmental Authority concerning this Agreement in connection with any dispute between the Parties regarding this Agreement or (iv) disclosures or communications by Parent, Merger Sub and their Affiliates in the ordinary course of business consistent with past practice regarding this Agreement or the Merger or any other transactions contemplated by this Agreement to existing or prospective general or limited partners, equity holders, members, managers and investors of such Person or any Affiliates, in each case who are subject to customary confidentiality restrictions, and deal descriptions on such Person’s website in the ordinary course of business consistent with past practice so long as such statements are consistent with previous press releases, public disclosures and other public statements made in accordance with this Section 6.8.

6.9 Employee Benefits.

(a) Parent agrees that each employee of the Company or its Subsidiaries as of immediately prior to the Effective Time who continues to be so employed with the Company or its Subsidiaries immediately following the Effective Time (each such employee, a “Continuing Employee”) shall, during the period commencing on the Closing Date and ending on the earlier of the first (1st) anniversary of the Closing Date and the Continuing Employee’s termination of employment, be provided with (i) a base salary or base wage rate no less than that in effect for such Continuing Employee immediately prior to the Effective Time, (ii) annual target cash bonus opportunities that are no less favorable than those in effect for such Continuing Employee immediately prior to the Effective Time and (iii) employee and fringe benefits (including vacation/leave, non-retiree health and welfare, qualified defined contribution retirement benefit, but excluding any defined benefit pension, post-employment or retiree health and welfare benefits, nonqualified deferred compensation, stock purchase plan, severance, equity and equity-based incentive, phantom equity, long-term incentive, transaction, or change in control benefits, or ability to invest in employer securities via any qualified retirement plan) that are substantially comparable in the aggregate to those provided to such Continuing Employee immediately prior to the Effective Time (subject to the same exclusions). Additionally, Parent agrees that each Continuing Employee who experiences a qualifying termination of employment within twenty-four (24)months following the Closing Date that would entitle such terminated Continuing Employee to severance benefits under the terms in effect as of immediately prior to the Effective Time of the applicable Benefit Plan set forth on Section 6.9(a) of the Company Disclosure Schedule (the “Applicable Severance Plan”), will be provided with severance payments and benefits no less favorable than those that would have been provided to such Continuing Employee upon such a qualifying termination under the terms of such Applicable Severance Plan in effect as of immediately prior to the Effective Time.

(b) For the plan year in which the Closing Date occurs, Parent shall (i) use commercially reasonable efforts to cause any pre-existing conditions or limitations and eligibility waiting periods under any group health plans of Parent or its Affiliates to be waived with respect to the Continuing Employees and their eligible dependents except to the extent that any waiting period, exclusions or requirements still applied to such Continuing Employee and their eligible dependents under the corresponding Benefit Plan that is a group health plan in which such Continuing Employee participated immediately before the Effective Time, (ii) use commercially reasonable efforts to cause the amount of eligible expenses incurred by each Continuing Employee and his or her eligible dependents that were credited to deductible and maximum out-of-pocket co-insurance requirements under the Benefit Plans during the portion of the plan year of the Benefit Plan in which such Continuing Employee and his or her eligible dependents participated immediately before the Effective Time to be credited for purposes of satisfying the deductible and maximum out-of-pocket co-insurance requirements under the corresponding benefit plans of Parent and its Affiliates applicable to such Continuing Employee and his or her covered dependents for the applicable plan year of the corresponding benefit plan of Parent and its Affiliates in which the Effective Time occurs and (iii) cause any of its (or its Affiliates’) employee benefit plans (including disability pay continuation plans, but excluding any defined benefit pension, post-employment or retiree health and welfare benefits, nonqualified deferred compensation, stock purchase plan, equity and equity-based incentive, phantom equity, long-term incentive, transaction, or change in control benefits or plans, or ability to invest in employer securities via any qualified retirement plan benefits) in which the Continuing Employees are entitled to participate to take into account for purposes of eligibility to participate, vesting, and benefit accrual thereunder (except to the extent it would result in a duplication of benefits or compensation), service by such Continuing Employees to the Company or any of its Affiliates or predecessors as if such service were with Parent, to the same extent and for the same purpose as such service was credited under a comparable Benefit Plan.

(c) Parent hereby agrees that the transactions contemplated by this Agreement shall constitute a “change in control,” “change of control” or term or concept of similar import of the Company and its Subsidiaries under the terms of the Benefit Plans.

(d) As promptly as practicable following the date of this Agreement, each of Parent and the Company agree to take the actions set forth in Section 6.9(d) of the Company Disclosure Schedule.

(e) Notwithstanding the foregoing, nothing contained in this Agreement will (i) be treated as the establishment of or an amendment of any particular Benefit Plan or other benefit or compensation plan, program, policy, agreement or arrangement, (ii) prevent Parent, the Surviving Corporation or any of their Affiliates from amending or terminating any of their benefit plans or, after the Effective Time, any Benefit Plan, in each case, in accordance with their terms, (iii) obligate Parent, the Surviving Corporation or any of their Affiliates to retain the employment of (or any particular term of employment of) any particular employee or (iv) create any third-party beneficiary rights for the benefit of any employee, officer, director or individual service provider of the Company or any of its Subsidiaries, any beneficiary or dependent thereof, or any collective bargaining representative thereof, with respect to this Section 6.9 or any compensation, terms and conditions of employment and/or benefits that may be provided to any Continuing Employee by Parent, the Surviving Corporation or any of their Affiliates or under any benefit plan that Parent, the Surviving Corporation or any of their Affiliates may maintain. Further, notwithstanding anything in this Agreement to the contrary, the terms and conditions of employment for any employees covered by a Labor Agreement shall be governed by the applicable Labor Agreement until the expiration, modification or termination of such Labor Agreement in accordance with its terms or applicable Law.

6.10 Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the Merger and any other transactions contemplated by this Agreement, including all fees and expenses of its Representatives, shall be paid by the Party incurring such expense, except as otherwise expressly set forth herein and except that the filing fee payable to any Governmental Authority for any notifications, filings and registrations required or advisable under the HSR Act or any other Antitrust Laws shall be borne by Parent.

6.11 Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, indemnify and hold harmless, to the fullest extent permitted under applicable Law and the Company’s articles of incorporation or bylaws in effect as of the date of this Agreement (and Parent or the Company shall also advance expenses as incurred to the fullest extent permitted under applicable Law and the Company’s articles of incorporation or bylaws in effect as of the date of this Agreement, provided that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification), each present and former director or officer of the Company and its Subsidiaries and each individual who was serving at the request of the Company or its Subsidiaries as a director or officer, trustee or fiduciary of any other corporation, partnership or joint venture, trust, employee benefit plan or other enterprise (collectively, the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or related to (x) their service as such or (y) services performed by such Indemnified Parties at the request of the Company or its Subsidiaries, in each case at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including (i) the Merger and any other transactions contemplated by this Agreement and (ii) actions to enforce this Section 6.11 or any other indemnification or advancement right of any Indemnified Party.

(b) Parent and Merger Sub agree that all rights to exculpation or indemnification for acts or omissions occurring prior to the Effective Time existing as of the date of this Agreement in favor of the Indemnified Parties or any of their predecessors and the heirs, executors, trustees, fiduciaries and administrators of such Indemnified Parties, as provided in the Company’s or each of its Subsidiaries’ respective certificates of incorporation or bylaws (or comparable organizational or governing documents) or in any Contract made available to Parent, shall survive the Merger and the transactions contemplated by this Agreement and shall continue in full force and effect in accordance with their terms. After the Effective Time, Parent and the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) fulfill and honor such obligations to the maximum extent that the Company or applicable Subsidiary would have been permitted to fulfill and honor them by applicable Law. In addition, for six (6) years following the Effective Time, Parent shall and shall cause the Surviving Corporation to cause the certificates of incorporation and bylaws of the Surviving Corporation to contain provisions with respect to indemnification and exculpation that are at least as favorable as the indemnification and exculpation provisions contained in the certificates of incorporation and bylaws of the Company immediately prior to the Effective Time, and such provisions shall not be amended, repealed or otherwise modified for six (6) years following the Effective Time in any respect, except as required by applicable Law.

(c) Prior to the Effective Time, the Company shall, and if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to, obtain and fully pay the premium for “tail” insurance policies for the extension of (i) the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and (ii) the Company’s existing fiduciary liability insurance policies, in each case for a claims reporting or discovery period of at least six (6) years from and after the Effective Time (the “Tail Period”) from one or more insurance carriers with the same or better credit rating as the Company’s insurance carrier as of the date of this Agreement (or, if no such policies are available from insurance carriers with such credit rating, from insurance carriers with the next-highest credit rating then capable of providing such policies) with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with terms, conditions, retentions and limits of liability that are at least as favorable to the insureds as the Company’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of the Company or any of its Subsidiaries by reason of his or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby). If the Company and the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect for the Tail Period the D&O Insurance in place as of the date of this Agreement with terms, conditions, retentions and limits of liability that are at least as favorable to the insureds as provided in the Company’s existing policies as of the date of this Agreement, or the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, purchase comparable D&O Insurance for the Tail Period with terms, conditions, retentions and limits of liability that are at least as favorable to the insureds as provided in the Company’s existing policies as of the date of this Agreement; provided that in no event shall Parent, the Company or the Surviving Corporation expend for such policies pursuant to this sentence an annual premium amount in excess of three hundred percent (300%) of the annual premiums paid by the Company as of the date of this Agreement for such insurance (or pay an aggregate amount exceeding three hundred percent (300%) of such annual premiums to purchase the “tail” insurance policies contemplated for the first sentence of this paragraph); and provided, further, that if the annual premiums of such insurance coverage (or amount in respect of such “tail” insurance policies, as applicable) exceeds such applicable amount, the Surviving Corporation shall obtain a policy with the greatest coverage available for a cost not exceeding such amount. The Company shall provide copies of proposed renewal policies to Parent prior to placement and shall reasonably consult with Parent with respect thereto.

(d) The provisions of this Section 6.11 shall survive the Closing and are intended to be for the benefit of, and enforceable by, each Indemnified Party, and nothing in this Agreement shall affect, and the rights of each Indemnified Party under this Section 6.11 shall be in addition to, any indemnification rights that any such Indemnified Party may have under the certificates of incorporation or bylaws of the Company or any of its Subsidiaries or any Contract or applicable Law. Notwithstanding anything in this Agreement to the contrary, the obligations under this Section 6.11 shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party without the consent of such Indemnified Party.

(e) In the event that Parent or the Surviving Corporation (or any of their respective successors or assigns) shall (i) consolidate or merge with any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger, or (ii) transfers more than fifty percent (50%) of its properties and assets to any other Person, then in each case proper provision shall be made so that the continuing or surviving corporation or entity (or its successors or assigns, if applicable), or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 6.11; provided that, in the case of clause (ii), the transferee of such assets shall assume only its pro rata portion of the indemnification and payment obligations set forth in this Section 6.11 (in accordance with the proportion of the properties and assets of Parent or the Surviving Corporation acquired by such transferee), and Parent and the Surviving Corporation shall remain liable and responsible for any portion of such indemnification and payment obligations not assumed by such transferee.

6.12 Stockholder Litigation. The Company shall promptly notify Parent of any stockholder litigation or Action against it or any of its Representatives arising out of or relating to this Agreement, the Merger or any other transactions contemplated by this Agreement and shall keep Parent reasonably informed regarding any such stockholder litigation or Action. Until the termination of this Agreement in accordance with Article VIII, the Company shall provide Parent (a) an opportunity to review and to propose comments to all filings or written responses to be made by the Company in connection with any stockholder litigation or Action against the Company and its directors relating to any transaction contemplated by this Agreement, and the Company shall give reasonable and good-faith consideration to any comments proposed by Parent and (b) give Parent the opportunity to otherwise participate in (but not control) the defense and/or settlement of any such litigation or Action (in each case at Parent’s expense) and shall consider in good faith Parent’s advice with respect to such litigation or Action. In no event shall the Company enter into or agree to any settlement or compromise, or take any action to settle or compromise, with respect to such stockholder litigation or Action without Parent’s consent, such consent not to be unreasonably withheld, delayed or conditioned.

6.13 Financing.

(a) Prior to the Closing, each of Parent and Merger Sub shall use reasonable best efforts to take all actions, and do, or cause to be done, all things necessary, proper or advisable to obtain the proceeds of the Financing subject only to the conditions described in the applicable Commitment Letter on a timely basis, but taking the Marketing Period into consideration, on or prior to the date on which the Merger is required to be consummated pursuant to the terms hereof, including by (i) maintaining in effect the Commitment Letters, (ii) negotiating and entering into definitive agreements with respect to the Debt Financing (the “Definitive Agreements”) consistent with the terms and conditions contained therein (including, as necessary, the “flex” provisions contained in any related fee letter), or, at the discretion of Parent, such other terms more favorable to Parent and that do not contain any Prohibited Modification, and (iii) satisfying (or obtaining the waiver of), on a timely basis (after taking into account the timing of the Marketing Period), all conditions in the Commitment Letters and the Definitive Agreements that are within its control. Each of Parent and Merger Sub shall use its reasonable best efforts to comply with its respective obligations under each Commitment Letter, and assuming the satisfaction of the conditions set forth in Sections 7.1 and 7.2 (other than those conditions that by their nature are to be satisfied at the Closing), and completion of the Marketing Period, cause the Debt Financing to be funded, in each case, in a timely and diligent manner. Without limiting the generality of the foregoing, in the event that all conditions contained in the applicable Commitment Letter or the applicable Definitive Agreement (other than the consummation of the Merger and those conditions that by their nature are to be satisfied or waived at the Closing and those conditions the failure of which to be satisfied is attributable to a breach by Parent or Merger Sub of its representations, warranties, covenants or agreements contained in this Agreement) have been satisfied, each of Parent and Merger Sub shall use their reasonable best efforts to cause the Debt Financing Sources and/or the Equity Investors, as applicable, to fund the Financing.

(b) Each of Parent and Merger Sub shall not, without the prior written consent of the Company: (i) permit, consent to or agree to any amendment, replacement, supplement or modification to, or any waiver of any provision or remedy under, any provision or remedy under, any of the Equity Commitment Letters, (ii) permit, consent to or agree to any amendment, replacement, supplement or modification to, or any waiver of any provision or remedy under, any provision or remedy under, the Debt Commitment Letter or any of the Definitive Agreements if such amendment, replacement, supplement, modification or waiver (A) imposes new or additional conditions or adversely modifies any existing conditions, including by expanding, amending or modifying any of the conditions, in each case, to the consummation or receipt of the Financing on the Closing Date in an amount sufficient to fund the Financing Amounts, (B) reduces the aggregate principal amount of the Debt Financing contemplated in the Debt Commitment Letter (including by changing the amount of fees to be paid or the original issue discount) together with the aggregate amount of the Equity Financing contemplated in the Equity Commitment Letters below the Financing Amounts, (C) would reasonably be expected to materially and adversely affect the ability of Parent or Merger Sub to enforce its rights against other parties to the Debt Commitment Letter or the Definitive Agreements as so amended, modified or waived, relative to the ability of Parent or Merger Sub to enforce its rights against the other parties to the Debt Commitment Letter as in effect on the date of this Agreement, (D) would otherwise reasonably be expected to make the timely funding of the Financing or satisfaction of the conditions to obtaining the Financing on the date on which the Merger is required to be consummated pursuant to the terms hereof less likely to occur, (E) would otherwise reasonably be expected to prevent, impede or delay the consummation of the Merger and the other transactions contemplated by this Agreement or (F)

would restrict or would provide that the terms of the Debt Financing prohibit or restrict in any way (x) the execution and delivery by Parent and the Surviving Corporation of, or the performance by Parent or the Surviving Corporation of their respective obligations under, the CVR Agreement or (y) the distribution or dividend of cash or other assets by any Subsidiary of Parent to Parent or any other Subsidiary of Parent (including the Surviving Corporation) in order to permit Parent and the Surviving Corporation to perform their respective obligations under the CVR Agreement (it being understood and agreed that the terms of the Debt Commitment Letter delivered to the Company on the date hereof (without giving effect to any redacted terms) do not otherwise contravene this clause (F)) (each of clauses (A) through (F), a “Prohibited Modification”); or (iii) terminate any of the Commitment Letters or any Definitive Agreement (other than in connection with a replacement of such Debt Financing that does not constitute a Prohibited Modification); provided that, however, for the avoidance of doubt, Parent and Merger Sub may, without the prior written consent of the Company, amend, replace, supplement and/or modify the Debt Commitment Letter to effectuate any “market flex” terms contained in the fee letter relating to the Debt Financing or as expressly contemplated thereby as of the date hereof solely to replace in part or add lenders, lead arrangers, bookrunners, syndication agents or similar entities as parties thereto who had not executed the Debt Commitment Letter as of the date hereof (and to make conforming changes in relation thereto) but only to the extent doing so would not have the effects described in clauses (i)(A) through (F) above or as otherwise expressly permitted under this Agreement in connection with an Alternate Debt Financing (and, for the avoidance of doubt, none of the foregoing matters in this proviso shall constitute a Prohibited Modification). Each of Parent and Merger Sub shall promptly deliver to the Company copies of any such amendment, modification or waiver. Any reference in this Agreement to “Equity Financing” shall include the financing contemplated by the Equity Commitment Letters as amended or modified in express compliance with this Section 6.13(b), and “Equity Commitment Letter” shall include such document as amended or modified in express compliance with this Section 6.13(b). Any reference in this Agreement to “Debt Financing” shall include the financing contemplated by the Debt Commitment Letter as amended or modified in express compliance with this Section 6.13(b), and “Debt Commitment Letter” shall include such document as amended or modified in express compliance with this Section 6.13(b).

(c) In the event that any portion of the Debt Financing becomes unavailable, regardless of the reason therefor, Parent shall (i) promptly notify the Company of such unavailability and the reason therefor and (ii) use reasonable best efforts to arrange and as promptly as practicable following the occurrence of such event obtain alternative debt financing (in an amount sufficient, when taken together with the available portion of the Financing, to consummate the transactions contemplated by this Agreement and to pay the Financing Amounts) from alternative sources on terms and conditions no less favorable to Parent or Merger Sub than those contained in the Debt Commitment Letter as in effect on the date of this Agreement (in each case, including any “flex” provisions applicable thereto) (provided that no New Debt Commitment Letter shall contain any terms or conditions that would have been prohibited pursuant to Section 6.13(b) if the same had been effected through an amendment or modification of the Debt Commitment Letter (except with the prior written consent of the Company)) (the “Alternate Debt Financing”), and to obtain one or more new financing commitment letters with respect to such Alternate Debt Financing (together with any related fee letter, the “New Debt Commitment Letter”), which shall replace the existing Debt Commitment Letter, a true and complete copy of which shall be provided by Parent or Merger Sub, as applicable, to the Company promptly after Parent or Merger Sub, as applicable, obtains it (it being understood and agreed that any fee letter so provided to the Company in connection with any New Debt Commitment Letter may be redacted in the same manner as set forth in the definition of “Debt Commitment Letter” as in effect on the date hereof); provided that, notwithstanding the foregoing, Parent and Merger Sub shall not be required to obtain Alternate Debt Financing that would require Parent or Merger Sub to pay fees, original issue discount or other amounts that, taken as a whole, exceed the aggregate fees, original issue discount and other amounts contemplated to be paid under the Debt Commitment Letter (including after giving effect to any “flex provisions” in the Debt Commitment Letter that are reasonably expected to be incorporated as definitive and final terms of the applicable debt) and with terms (including after giving effect to any “flex provisions” in the Debt Commitment Letter that are reasonably expected to be incorporated as definitive and final terms of the applicable debt) that are materially less favorable to Parent and Merger Sub than those set forth in the Debt Commitment Letter. In the event any New Debt Commitment Letter is obtained, (A) any reference in this Agreement to the “Debt Financing” shall mean, with respect to the Debt Financing, the debt financing contemplated by the Debt Commitment Letter (as the meaning of such term is modified pursuant to clause (B) below) and (B) any reference in this Agreement to the “Debt Commitment Letter” shall be deemed to include the Debt Commitment Letter to the extent not superseded by the New Debt Commitment Letter at the time in question and the New Debt Commitment Letter to the extent then in effect. Parent or Merger Sub, as applicable, shall provide the Company with prompt written notice of any actual or threatened breach, default, termination or repudiation by any party to any of the Commitment Letters or any Definitive Agreement with respect to which Parent or Merger Sub, as applicable, is aware, and a copy of any written notice or other written communication from any Debt Financing Source, the Equity Investors or other financing source with respect to any actual or threatened breach, default, termination or repudiation by any party to the Commitment Letters or any Definitive Agreement of any provision thereof. Each of Parent and Merger Sub shall, upon request, keep the Company reasonably informed on a current basis of the status of its efforts to consummate the Financing. The foregoing notwithstanding, compliance by Parent and Merger Sub with this Section 6.13 shall not relieve Parent or Merger Sub of its obligations to consummate the transactions contemplated by this Agreement whether or not the Financing is available, and each of Parent and Merger Sub acknowledges and agrees that its obligation to consummate the transactions contemplated by this Agreement on the terms and subject to the conditions set forth herein are not conditioned upon or contingent on the availability or consummation of the Debt Financing, the availability of any Alternate Debt Financing or receipt of the proceeds therefrom.

6.14 Other Actions by the Company.

(a) Takeover Statutes. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, each of the Company, Parent and Merger Sub and the members of their respective boards of directors shall use reasonable best efforts to, to the extent permitted by applicable Law, grant such approvals and take such actions as are necessary so that the Merger or such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise use reasonable best efforts to eliminate or minimize the effects of such statute or regulation on such transactions.

(b) Section 16 Matters. The Company and the Company Board (or a duly formed committee thereof consisting of non-employee directors (as such term is defined for the purposes of Rule 16b-3 promulgated under the Exchange Act)), shall, prior to the Effective Time, take all such actions as may be necessary or appropriate to cause the transactions contemplated by this Agreement and any other dispositions of equity securities of the Company (including derivative securities) in connection with the transactions contemplated by this Agreement by any individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act, to the extent permitted by applicable Law.

(c) Resignations. At or prior to the Closing, at the written request of Parent, the Company shall use commercially reasonable efforts to deliver to Parent the resignation of each member of the Company Board, in each case, effective as of (and conditioned upon) the Closing.

6.15 Obligations of Parent.

(a) Parent shall cause Merger Sub and, after the Closing, the Surviving Corporation, to comply with, duly perform, satisfy and discharge on a timely basis, all of their respective covenants, obligations and liabilities under this Agreement and the Guarantees, as applicable and, in each case, any failure by any of them to comply with such obligations shall be deemed for all purposes of this Agreement to be a breach of this Agreement by Parent.

(b) Parent, in its capacity as the sole stockholder of Merger Sub, shall, in accordance with applicable Law and its certificate of incorporation and bylaws, approve and adopt this Agreement by written consent immediately following its execution.

(c) Prior to the Effective Time, without the prior written consent of the Company, Parent shall not permit or agree to permit any Person to obtain any equity interests (or rights to obtain any equity interests) in Parent or any Person of which Merger Sub is a direct or indirect Subsidiary to the extent such action would reasonably be expected to (A) prevent, materially delay or materially impede the obtaining of the expiration of the waiting period applicable to the Merger under the HSR Act or the receipt of all required governmental approvals with respect to the Required Jurisdictions or (B) result in the failure of the condition set forth in Section 7.1(c) or Section 7.1(d).

6.16 Financing Cooperation.

(a) Prior to the Closing, the Company shall use its reasonable best efforts, and shall cause its Subsidiaries and their respective Representatives to use reasonable best efforts, to provide customary cooperation for debt financings similar to the Debt Financing, to the extent reasonably requested by Parent or Merger Sub in writing and at Merger Sub’s sole expense (other than Excluded Costs), in connection with the arrangement or consummation of the Debt Financing (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company or any of its Subsidiaries), including using reasonable best efforts to:

(i) cause management of the business of the Company, with appropriate seniority and expertise, to assist in the preparation for and participate in a reasonable number of customary investor and lender meetings (including a reasonable and limited number of one-on-one meetings and calls that are requested in advance with or by the parties acting as lead arrangers or agents for, and prospective lenders of, the Debt Financing), presentations, road shows, due diligence and drafting sessions and sessions with rating agencies and accountants, at reasonable times and with reasonable advance notice, and in each case which shall be virtual unless otherwise agreed to by the Company;

(ii) to the extent required by the Debt Financing, to facilitate the pledging and the granting and perfection of security interests in collateral of the Company, effective no earlier than the Closing;

(iii) provide at least three (3) Business Days prior to the Closing Date all documentation and other information required by bank regulatory authorities under applicable “know-your-customer”, anti-money laundering rules and regulations and beneficial ownership rules and regulations, including the USA PATRIOT Act and 31 C.F.R. § 1010.230, relating to the Company or any of its Subsidiaries, in each case as reasonably requested by Parent at least nine (9) Business Days prior to the Closing Date;

(iv) to the extent reasonably requested by Parent, provide reasonable and customary assistance to Merger Sub in obtaining corporate and facilities credit ratings with respect to the Debt Financing;

(v) assist in the preparation of, and facilitate the execution and delivery at the Closing of, Definitive Agreements, including schedules, guarantee and collateral documents and customary closing certificates to the extent required by the Debt Commitment Letter (including a solvency certificate in the form set forth on Annex I to Exhibit C of the Debt Commitment Letter);

(vi) facilitate in the taking of all corporate and other similar actions, subject to and contingent upon the occurrence of the Closing, reasonably necessary to permit the consummation of the Debt Financing on the Closing Date; it being understood that (A) no such corporate or other action will occur or take effect prior to the Closing and (B) any such corporate or other action will only be required of the directors, members, partners, managers or officers of the Company and its Subsidiaries who retain (or are appointed to) their respective positions as of and following the Closing;

(vii) provide reasonable and customary assistance to Parent and the Debt Financing Source in the preparation of customary offering memoranda, private placement memoranda, bank information memoranda, syndication memoranda, ratings agency presentations, lender presentations and investor presentations (including (A) if reasonably necessary and requested by the Debt Financing Sources, furnishing (x) records, data or other information reasonably available and necessary to support any statistical information or claims relating to the Company appearing in such materials and (y) customary executed certificates of the chief financial officer (or other comparable officer) of the Company with respect to historical financial information (but not, for the avoidance of doubt, pro forma financial information) included in the materials and (B) providing customary authorization and representation letters authorizing the distribution of information relating to the Company and its Subsidiaries to prospective lenders or investors and containing representations with respect to presence of or absence of material non-public information relating to the Company and its Subsidiaries and the accuracy of the information relating to the Company and its Subsidiaries contained therein) and other customary marketing materials for the Debt Financing;

(viii) deliver the Required Information and such readily available other information regarding the Company as is reasonably requested by Parent or Merger Sub in connection with the Debt Financing and solely to the extent such information is of the type customarily provided by a borrower in connection with similar debt financings to the Debt Financing and can be prepared by the Company without unreasonable effort or undue burden (it being understood and agreed that, notwithstanding anything to the contrary contained herein, the Company shall not be required to provide any Excluded Information);

(ix) provide reasonable and customary assistance to Parent with Parent’s preparation of projections and pro forma financial information (including pro forma financial statements) of the type customarily included in offering documents or marketing materials for debt financings similar to the Debt Financing, it being agreed that the Company will not be required to provide any information or assistance relating to (A) the proposed aggregate amount of debt financing, together with assumed interest rates, dividends (if any) and fees and expenses relating to the incurrence of such debt, (B) any post-Closing or pro forma cost savings, synergies, capitalization or ownership desired to be incorporated into any information used in connection with the Debt Financing or (C) any financial information related to Parent or any of its Subsidiaries; and

(x) cooperate with the Debt Financing Sources’ due diligence, to the extent customary and reasonable.

(b) The foregoing notwithstanding, none of the Company nor any of its Subsidiaries nor any of its or their respective Representatives shall be required to take or permit the taking of any action pursuant to this Section 6.16 or Section 6.18 that could (i) require the Company or its Subsidiaries or any of its or their respective Representatives (collectively, the “Company Cooperation Parties”) to pass resolutions or consents to approve or authorize the execution of the Debt Financing, any Debt Tender Offer or any Redemption or enter into, execute or deliver any certificate, document, instrument or agreement or agree to any change or modification of any existing certificate, document, instrument or agreement, in each case that are not conditioned on the occurrence of the Closing (other than the execution of customary authorization and representation letters in connection with the obligations set forth above, and the execution of any documents as expressly provided in Section 6.18); provided that (1) in no event shall the Company or its Subsidiaries be required to assume any expense in connection with the execution of such documents and (2) any action will only be required of the directors, members, partners, managers or officers of the Company and its Subsidiaries who retain (or are appointed to) their respective positions as of and following the Closing, (ii) cause any representation or warranty in this Agreement to be breached by any Company Cooperation Party or require any Company Cooperation Party to make a representation, warranty or certification that, in good faith determination of such Person, is not true, (iii) require any Company Cooperation Party to (A) pay any commitment or other similar fee or incur any other expense, liability or obligation whatsoever other than, in the case of the Company and its Subsidiaries, (x) under customary authorization and representation letters and (y) any such fee, expense, liability or obligation that is effective on or after the Closing or (B) require any Company Cooperation Party to enter into or approve any Debt Financing (other than, in the case of the Company and its Subsidiaries, any such approval that is conditioned on the occurrence of the Closing) or incur any obligation under any agreement, certificate, document or instrument (other than, in the case of the Company and its Subsidiaries, obligations that are effective only upon or after the Closing)or (iv) cause any director, officer, employee or stockholder or other Representative of the Company Cooperation Parties to incur any personal liability, (v) conflict with or violate the organizational documents of the Company Cooperation Parties or any applicable Laws or any applicable Order or result in the disclosure or access to any trade secrets or competitively sensitive information to third parties and/or jeopardize the protection of an attorney-client privilege, attorney work product protection or other legal privilege, (vi) conflict or be reasonably expected to result in a violation or breach of, or a default (with or without notice, lapse of time, or both) under, any Material Contract to which any of the Company Cooperation Parties is a party, (vii) [reserved], or (viii) provide or deliver any internal or external legal opinions by the Company Cooperation Parties (other than a Company Indenture Legal Opinion or Company Redemption Legal Opinion as expressly provided in Section 6.18), (ix) require any of the Company Cooperation Parties to consent to a pre-filing of UCC-1s or any other grant of Liens or that result in any Company Cooperation Party being responsible to any third parties for any representations or warranties prior to the Closing or (x) require any of the Company Cooperation Parties to prepare or deliver any Excluded Information. Nothing contained in this Section 6.16 or otherwise shall require the Company or any of its Subsidiaries, prior to the Closing, to be an issuer or other obligor with respect to the Debt Financing or other financing or require any other Company Cooperation Party to be an issuer or other obligor with respect to the Debt Financing or other financing or to incur any liability or expense whatsoever.

(c) Parent shall, promptly, on the Company’s written request therefor, reimburse the Company Cooperation Parties for all costs incurred by any of the Company Cooperation Parties in connection with fulfilling their respective obligations pursuant to this Section 6.16 and Section 6.18 (including all reasonable and documented out-of-pocket costs and attorneys’ fees and expenses) or otherwise in connection with marketing or arranging of the Debt Financing or any other financing of Parent or Merger Sub, any Debt Tender Offer or any Redemption, but in any event, excluding costs relating to ordinary course financial statement preparation, any litigation initiated by the Company or its Subsidiaries or controlled Affiliates in contravention of the requirements of Section 9.14 or financial reporting requirements or other costs that would have been incurred regardless of whether the Debt Financing occurred (collectively, “Excluded Costs”) and shall indemnify and hold harmless the Company Cooperation Parties from and against any and all liabilities, losses, damages, claims, costs, expenses (including attorneys’ fees and expenses), interest, awards, judgments and penalties suffered or incurred by them in connection with the Debt Financing or any other financing of Parent or Merger Sub, any Debt Tender Offer or any Redemption, any action taken by them pursuant to this Section 6.16 or Section 6.18 and any information used in connection therewith or used with the cooperation by the Company Cooperation Parties, except if such liabilities or other losses are the result of the fraud, gross negligence or willful misconduct of the Company Cooperation Parties.

(d) The parties hereto acknowledge and agree that the provisions contained in this Section 6.16 represent the sole obligations of the Company Cooperation Parties with respect to cooperation in connection with the arrangement of any financing (including the Financing) to be obtained by Parent and/or Merger Sub with respect to the transactions contemplated by this Agreement and the Commitment Letters, and no other provision of this Agreement (including the Exhibits and Schedules hereto) or the Commitment Letters shall be deemed to expand or modify such obligations. In no event shall the receipt or availability of any funds or financing (including the Financing) by Parent, Merger Sub or any of their respective Affiliates or any other financing or other transactions or the availability of, or ability to access, any cash on hand of the Company or its Subsidiaries be a condition to any of Parent’s or Merger Sub’s obligations under this Agreement.

(e) All non-public or otherwise confidential information regarding the Company Cooperation Parties obtained by Parent and its Representatives shall be kept confidential in accordance with the Confidentiality Agreements; provided that Parent shall be permitted to disclose information as is consistent with customary practices in connection with the Debt Financing. Parent and its Affiliates shall have the right to use the name and logo of the Company or any of its Subsidiaries in connection with any Financing; provided, that such name and logos shall be used solely in a manner that is not intended or reasonably likely to harm, disparage or otherwise adversely affect in any material respect the Company, any of its Subsidiaries or any of its or their respective Affiliates or Representatives.

(f) The Company shall obtain and deliver to Parent at least one (1) Business Day prior to Closing a customary payoff letter with respect to the Company Credit Agreement, executed by the applicable agents or lenders (or their duly authorized agent or representative) under the Company Credit Agreement, together with all required UCC-3 termination statements and any other customary documents required to evidence the discharge of the liens and security interests related thereto upon repayment by Parent or Merger Sub on the Closing Date of all “Obligations” (as defined in the Company Credit Agreement) in accordance with the terms of such payoff letter (in each case, with reasonable best efforts of the Company to share a draft of such payoff letter with Parent at least five (5) Business Days prior to the Closing); and

(g) Notwithstanding anything to the contrary in this Agreement, the failure of the Company to comply with this Section 6.16 shall not give rise to the failure of a condition precedent set forth in Section 7.2(b) or a right to terminate this Agreement pursuant to Section 8.1(e) unless such failure is the result of a material breach by the Company of any provision of this Section 6.16 and is the proximate cause of Parent or Merger Sub being unable to obtain the proceeds of the Debt Financing at the Closing Date.

6.17 CVR Agreement. At or prior to the Effective Time, Parent shall authorize and duly adopt, execute and deliver, and will ensure that the Rights Agent executes and delivers, the CVR Agreement, subject to any reasonable revisions to the CVR Agreement attached hereto as Exhibit A that are requested by such Rights Agent and approved prior to the Effective Time by Parent and the Company (which approval shall not be unreasonably withheld, conditioned or delayed). At the Effective Time, Parent shall cause the Surviving Corporation to authorize and duly adopt, execute and deliver, the CVR Agreement. Parent and the Company shall reasonably cooperate to ensure the CVRs are not subject to registration under the Securities Act, the Exchange Act or any applicable state securities or “blue sky” laws.

6.18 Treatment of Existing Notes.

(a) Parent may commence one or more offers to purchase, offers to exchange or solicitations of consents with respect to any or all of the outstanding aggregate principal amount of the Existing Notes at such price(s) specified by Parent and on such other terms and conditions as are reasonably acceptable to the Company and Parent and as are permitted by the terms of the applicable Indenture and applicable law (each, a “Debt Tender Offer”); provided that (i) the consummation of each such Debt Tender Offer shall not occur until, and shall be conditioned upon the occurrence of, the Closing and (ii) the consummation of any Debt Tender Offer shall not be a condition to the Closing. Subject to Section 6.16(b), the Company shall use its reasonable best efforts to, and shall use its reasonable best efforts to cause its Representatives to, provide all reasonable and customary cooperation reasonably requested by Parent in writing in connection with any Debt Tender Offer, including adopting any corporate authorizations that are reasonable and necessary for such Debt Tender Offer; provided that neither the Company nor counsel for the Company shall be required to furnish any certificates, legal opinions or negative assurance letters in connection with any Debt Tender Offer (other than in connection with the execution of any Company Supplemental Indenture relating to the Consent Solicitations, with respect to which the Company shall deliver customary officers’ certificates (the “Company Indenture Officers’ Certificates”) and (solely to the extent the trustee under the applicable Indenture requires an opinion of counsel to the Company) counsel to the Company shall provide customary legal opinions (the “Company Indenture Legal Opinions”), in each case, to the trustee under each applicable Indenture and solely to the extent such certificates or legal opinions, as applicable, would not conflict with applicable Laws and would be accurate in light of the facts and circumstances at the time delivered) or execute any other instruments or agreements in connection therewith other than as expressly required by this Section 6.18. The solicitation agent, information agent, depositary or other agent retained in connection with any Debt Tender Offer will be selected by Parent, retained by Parent, and their fees and out-of-pocket expenses will be paid directly by Parent. Subject to the receipt of any requisite consents in connection with any Debt Tender Offer, the Company and its Subsidiaries will execute one or more supplemental indentures (“Company Supplemental Indenture”) to the Indentures in accordance with the terms thereof amending the terms and provisions of such Indenture as described in the applicable Debt Tender Offer documents in a form as reasonably requested by Parent, which supplemental indentures shall become effective upon the execution thereof but shall become operative no earlier than the Closing.

(b) If requested by Parent, the Company shall, in accordance with and to the extent permitted by the applicable redemption provisions of the applicable series of Existing Notes and the applicable Indenture, use reasonable best efforts to (i) issue one or more notices of redemption for all or a portion of the outstanding aggregate principal amount of such series of Existing Notes, pursuant to the redemption provisions of such series of Existing Notes and the applicable Indenture, which notice of redemption shall be expressly conditioned on the occurrence of the Closing and (ii) cooperate and use reasonable best efforts to cause its Representatives to provide all cooperation reasonably requested by Parent in connection therewith; provided that (A) the consummation of any such redemption shall be conditioned upon the occurrence of the Closing and (B) unless a later date is specified by Parent, each such redemption shall be consummated substantially concurrently with the Closing. Neither the Company nor counsel for the Company shall be required to furnish any certificates, legal opinions or negative assurance letters in connection therewith (except that the Company shall deliver customary officers’ certificates in connection with the delivery of any notice of redemption (each, a “Company Redemption Officers’ Certificate”) and (solely to the extent the trustee under the applicable Indenture requires an opinion of counsel to the Company) counsel to the Company shall provide customary legal opinions in connection with the delivery of any notice of redemption (each, a “Company Redemption Legal Opinion”), in each case, to the trustee under each applicable Indenture and solely to the extent such certificates or legal opinions, as applicable, would not conflict with applicable Laws and would be accurate in light of the facts and circumstances at the time delivered). If a notice of conditional redemption is given, Parent shall ensure that on the Closing Date, so long as the applicable conditions of such redemption are satisfied, Parent has provided the Company with all funds necessary in connection with any such redemption. The redemption of any series of Existing Notes pursuant to the preceding sentence are referred to collectively as the “Redemption” of such series of Existing Notes.

(c) Parent shall prepare all necessary and appropriate documentation in connection with any Debt Tender Offer, including the offer to purchase, related letter of transmittal, consent solicitation statement and other related documents (collectively, the “Offer Documents”), and provide the Company and its counsel with an opportunity to comment and make reasonable changes to such documents a reasonable period of time prior to the commencement of such Debt Tender Offer and Parent shall consider in good faith any comments of the Company and its counsel. Parent and the Company shall reasonably cooperate with each other in the preparation of the Offer Documents. If at any time prior to the completion of any Debt Tender Offer any information in the Offer Documents should be discovered by the Company, on the one hand, or Parent, on the other, which should be set forth in an amendment or supplement to the Offer Documents, so that the Offer Documents shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of circumstances under which they are made, not misleading, the party that discovers such information shall use reasonable best efforts to promptly notify the other party, and an appropriate amendment or supplement prepared by the Parent describing such information shall be disseminated by or on behalf of the Company to the holders of the Existing Notes subject to such Debt Tender Offer. In connection with any Debt Tender Offer, Parent may select one or more dealer managers, information agents, depositaries and other agents, in each case as shall be reasonably acceptable to the Company, to provide assistance in connection therewith and the Company shall enter into customary agreements (including indemnities) with such parties so selected.

ARTICLE VII

CONDITIONS

7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each Party to effect the Merger is subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:

(a) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b) HSR Clearance. The waiting period (or any extensions thereof) applicable to the Merger under the HSR Act, in each case, relating to the Merger shall have expired or been terminated.

(c) Other Governmental Approvals. The governmental approvals required under the Antitrust Laws of the jurisdictions listed in Section 7.1(c) of the Company Disclosure Schedule (the “Required Jurisdictions”) shall have been obtained or any waiting or other time periods in relation to such Required Jurisdiction shall have lapsed, been waived by each of Parent and the Company or otherwise terminated.

(d) Laws or Orders. No court or other Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered after the date of this Agreement any Law (whether temporary, preliminary or permanent) or Order that is in effect that enjoins or otherwise prohibits consummation of the Merger.

(e) CFIUS Waiting Period. The CFIUS Waiting Period shall have expired or been terminated.

7.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Closing of the following conditions:

(a) Representations and Warranties. (i) The representation and warranty of the Company set forth in Section 5.1(g)(ii) (Absence of Material Adverse Effect) shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects as of the Closing Date; (ii) each of the representations and warranties of the Company set forth in Section 5.1(b)(i) (Capital Structure) shall be true and correct in all respects (other than de minimis inaccuracies) as of the date of this Agreement and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct as of such particular date or period of time), (iii) each of the representations and warranties of the Company set forth in Section 5.1(b) (Capital Structure) (other than Section 5.1(b)(i)), Section 5.1(a)(i) (Organization, Good Standing and Qualification), Section 5.1(c) (Corporate Authority; Approval and Fairness), Section 5.1(m) (Takeover Statutes), Section 5.1(x) (Brokers and Finders) and Section 5.1(y) (Related Party Transactions) shall be true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct in all material respects as of such particular date or period of time); and (iv) the other representations and warranties of the Company set forth in this Agreement (without giving effect to any materiality limitations, such as “material,” “in all material respects” and “Material Adverse Effect” set forth therein) shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct as of such particular date or period of time), except, in the case of this clause (iv), for any failures of such representations and warranties to be so true and correct that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Performance of Obligations of the Company. The Company shall have performed and complied in all material respects with all covenants and all obligations required to be performed or complied by it under this Agreement at or prior to the Closing Date.

(c) Company Closing Certificate. Parent and Merger Sub shall have received at the Closing a certificate signed on behalf of the Company by the Chief Executive Officer or Chief Financial Officer of the Company certifying that the conditions set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(d) are satisfied.

(d) Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Material Adverse Effect that is continuing.

7.3 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Closing of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct as of such particular date or period of time), except as would not, individually or in the aggregate, reasonably be expected to prevent the ability of Parent or Merger Sub to consummate the Merger and deliver the Merger Consideration in accordance with Article IV.

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed and complied in all material respects with all covenants and all obligations required to be performed or complied by it under this Agreement at or prior to the Closing Date.

(c) Parent Closing Certificate. The Company shall have received at the Closing a certificate signed on behalf of Parent and Merger Sub by an executive officer of Parent certifying that the conditions set forth in Section 7.3(a) and Section 7.3(b) are satisfied.

ARTICLE VIII

TERMINATION

8.1 Termination. This Agreement may be terminated and the Merger and any other transactions contemplated by this Agreement may be abandoned at any time prior to the Effective Time:

(a) by mutual written consent of the Company and Parent;

(b) by either Parent or the Company, if the Merger shall not have been consummated on or before July 21, 2026 (the “Initial Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any Party whose action or failure to comply with its obligations under this Agreement has been the primary cause of, or has primarily resulted in, the failure of the Closing to occur on or prior to such date; provided, further, that if on the Initial Outside Date, all the conditions to Closing, other than the conditions set forth in Section 7.1(b), Section 7.1(c) or Section 7.1(d) (in any case to the extent relating to an Antitrust Law), shall have been satisfied or, with respect to conditions which by their nature are to be satisfied at Closing, which shall be capable of being satisfied at such time, then the Initial Outside Date shall automatically be extended for up to one (1) additional three (3) month period (such extended date, the “Extended Outside Date”); provided, further, that in the event the Marketing Period has commenced but has not completed as of the Outside Date, the Outside Date shall automatically be extended to the date (the “Extension Date”) that is three (3) Business Days after the then-scheduled expiration date of the Marketing Period; provided, further, notwithstanding the foregoing provisions of this Section 8.1(b), Parent and the Company may mutually agree in writing to amend the Outside Date to any other date as agreed. As used in this Agreement, the term “Outside Date” shall mean the Initial Outside Date, unless the Initial Outside Date has been extended to an Extended Outside Date or such later date pursuant to the foregoing sentence, in which case, the term “Outside Date” shall mean the Extended Outside Date or such later date;

(c) by either Parent or the Company, if the Company Stockholder Approval shall not have been obtained if a vote shall have been taken thereon at the Company Stockholders Meeting or at any postponement, recess or adjournment thereof taken in accordance with this Agreement (and the Company Stockholders Meeting shall have concluded);

(d) by either Parent or the Company, if any court or other Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, entered or enforced (i) any Order that permanently enjoins or otherwise permanently prohibits the consummation of the Merger and such Order shall become final and non-appealable or (ii) any Law that prohibits or makes illegal the consummation of the Merger.

(e) by Parent, if there has been a breach or inaccuracy of or failure to perform or comply with any representation, warranty, covenant or agreement set forth in this Agreement by the Company, or if any representation or warranty of the Company was or shall have become untrue, in either case such that any condition set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied (and such breach or failure to be true and correct is not curable prior to the Outside Date, or if curable prior to the Outside Date, has not been cured within the earlier of (i) sixty (60) days after the giving of notice thereof by Parent to the Company describing such breach or failure in reasonable detail and stating Parent’s intention to terminate this Agreement and abandon the Merger and any other transactions contemplated by this Agreement or (ii) three (3) Business Days prior to the Outside Date); provided, however, that the right to terminate this Agreement and abandon the Merger and any other transactions contemplated by this Agreement pursuant to this Section 8.1(e) shall not be available to Parent if it is in material breach of any representation, warranty, covenant or agreement set forth in this Agreement that would give rise to the failure of any condition set forth in Section 7.3(a) or Section 7.3(b);

(f) by the Company, if there has been a breach or inaccuracy of or failure to perform or comply with any representation, warranty, covenant or agreement set forth in this Agreement by Parent or Merger Sub, or if any representation or warranty of Parent or Merger Sub shall have become untrue, in either case such that any condition set forth in Section 7.3(a) or Section 7.3(b) would not be satisfied (and such breach or failure to be true and correct is not curable prior to the Outside Date, or if curable prior to the Outside Date, has not been cured within the earlier of (i) sixty (60) days after the giving of notice thereof by the Company to the breaching Party describing such breach or failure in reasonable detail and stating the Company’s intention to terminate this Agreement and abandon the Merger and any other transactions contemplated by this Agreement or (ii) three (3) Business Days prior to the Outside Date); provided, however, that the right to terminate this Agreement and abandon the Merger and any other transactions contemplated by this Agreement pursuant to this Section 8.1(f) shall not be available to the Company if it is in material breach of any representation, warranty, covenant or agreement set forth in this Agreement that would give rise to the failure of any condition set forth in Section 7.2(a) or Section 7.2(b);

(g) by Parent, prior to the time the Company Stockholder Approval is obtained, if a Change of Recommendation shall have been made or occurred;

(h) by the Company, prior to the time the Company Stockholder Approval is obtained, if (i) the Company Board has authorized the Company to enter into in an Alternative Acquisition Agreement with respect to such Superior Proposal in accordance with Section 6.2(e), and (ii) prior to or concurrently with such termination the Company pays or causes to be paid the Company Termination Fee due to Parent in accordance with Section 8.2(b)(ii); or

(i) by the Company, at any time prior to the Effective Time, if (i) (A) all of the conditions set forth in Section 7.1 and Section 7.2 have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but which are capable of being satisfied at the Closing), (B) Parent failed to effect the Closing within three (3) Business Days after the date the Closing should have occurred pursuant to Section 1.2, (C) the Company stood ready, willing and able to take such actions to cause the Closing to occur on that date (and throughout such three (3) Business Day period) and the Company has given Parent irrevocable written notice on or prior to such date confirming that the Company stood ready, willing and able to consummate the transactions contemplated by this Agreement on that date (and throughout such three (3) Business Day period), and (D) Parent and Merger Sub fail to effect the Closing on or prior to the later of (1) the date of delivery of the written notification by the Company contemplated in the foregoing clause (D) and (2) the date that is three (3) Business Days after the date on which the Closing is otherwise required to occur pursuant to Section 1.2.

8.2 Effect of Termination and Abandonment.

(a) Except to the extent provided in Sections 8.2(b), 8.2(c), 8.2(e) and 8.2(f), in the event of termination of this Agreement and the abandonment of the Merger and any other transactions contemplated by this Agreement in accordance with Section 8.1, this Agreement shall become void and of no effect with no liability to any Person on the part of any Party (or of any of its Representatives or Affiliates); provided that (x) subject to Section 8.2(e) and Section 8.2(f), no such termination shall relieve any Party of any liability or damages to the other Party resulting from any fraud or Willful and Material Breach of its obligations set forth in this Agreement and

(y) the provisions set forth in Section 6.10, Section 6.16(c), this Section 8.2 and Article IX (and the relevant definitions therein) shall survive the termination of this Agreement. In addition to the foregoing, no termination of this Agreement will affect the rights, obligations or agreements of any Party pursuant to the Guarantees (other than as set forth therein), which rights, obligations and agreements will survive the termination of this Agreement in accordance with their respective terms (including the limitations and caps set forth therein).

(b) Subject to Section 8.2(f), in the event that this Agreement is terminated:

(i) (A) (1) by either the Company or Parent pursuant to Section 8.1(c) (Company Stockholder Approval Not Obtained) or (2) by Parent pursuant to Section 8.1(e) (Company Material Breach);

(B) an Acquisition Proposal shall have been made publicly or announced by the Company or the Company Board which Acquisition Proposal has not been publicly withdrawn at least three (3) Business Days prior to (1) the Company Stockholders Meeting (in the case of a termination pursuant to Section 8.1(c)) or (2) the date of such termination (in the case of a termination pursuant to Section 8.1(e)); and

(C) within twelve (12) months of such termination, the Company shall have entered into an Alternative Acquisition Agreement with respect to an Acquisition Proposal (regardless of whether the transaction contemplated by such Alternative Acquisition Agreement is consummated during such 12-month period) or shall have consummated a transaction that constitutes an Acquisition Proposal; provided that, for purposes of this Section 8.2(b), the references to “25% or more” in the definition of “Acquisition Proposal” shall be deemed to be references to “more than 50%”;

(ii) by Parent pursuant to Section 8.1(g) (Change of Recommendation); or

(iii) by the Company pursuant to Section 8.1(h) (Superior Proposal);

then, (1) in the case of Section 8.2(b)(i), concurrently with or prior to the earlier of entry into an Alternative Acquisition Agreement or consummation of a transaction that constitutes an Acquisition Proposal, (2) in the case of Section 8.2(b)(ii), within two (2) Business Days after termination of this Agreement and (3) in the case of Section 8.2(b)(iii), concurrently with or prior to termination of this Agreement, the Company shall pay or cause to be paid the Company Termination Fee to Parent by wire transfer of immediately available funds to an account designated in writing by Parent.

(c) Subject to Section 8.2(e) and Section 8.2(f), if this Agreement is terminated by the Company pursuant to Section 8.1(f) (Parent Breach) or Section 8.1(i) (Parent Failure to Close) (or by Parent pursuant to Section 8.1(b) (Outside Date) if at such time the Company could have validly terminated this Agreement pursuant to Section 8.1(f) (Parent Breach) or Section 8.1(i) (Parent Failure to Close) within three (3) Business Days of such termination by Parent pursuant to Section 8.1(b) (Outside Date)), then, within two (2) Business Days after termination of this Agreement, Parent shall pay or cause to be paid a termination fee of $900,000,000 (the “Parent Termination Fee”) to the Company by wire transfer of immediately available funds to an account designated in writing by the Company.

(d) Each Party acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, no Party would have entered into this Agreement; accordingly, if the Company or Parent fails to timely pay Parent or the Company any amount due pursuant to Section 8.2(b) or Section 8.2(c), as applicable (any such amount due, a “Termination Payment”), and, to obtain such Termination Payment, the Party owed a Termination Payment commences a suit that results in a judgment against the Party owing the applicable Termination Payment, the owing Party shall pay to the owed Party (i) its reasonable and documented costs and expenses (including attorneys’ fees) in connection with such suit and (ii) interest on the Termination Payment from and including the date payment of such amounts were due to but excluding the date of actual payment at the prime rate set forth in the Wall Street Journal in effect on the date such payment was required to be made (clauses (i) and (ii) collectively, the “Interests and Expenses”); provided that, in no event shall the aggregate Interests and Expenses payable by the Company exceed $10,000,000 in the aggregate and in no event shall the aggregate Interests and Expenses payable by Parent exceed $10,000,000 in the aggregate; provided, further, that if such suit does not result in a judgment against the Party who was alleged to owe the Termination Payment, the Party who brought such suit shall pay to such Party who was alleged to owe the Termination Payment its reasonable and documented costs and expenses (including attorneys’ fees) in connection with such suit (not to exceed $10,000,000 in the aggregate).

(e) Notwithstanding anything to the contrary in this Agreement (but, for the avoidance of doubt, without limiting the Parties’ rights under Section 8.2(f)(ii)), (i) under no circumstances will the collective monetary damages or liabilities payable by (x) (A) Parent, Merger Sub, the Equity Investors or the Guarantors or (B) the Related Parties of each of Parent, Merger Sub, the Equity Investors or the Guarantors under or in respect of this Agreement or the transactions contemplated hereby exceed an amount equal to $900,000,000 (the “Liability Limitation”) (and any costs, expenses, interest and other amounts payable pursuant to Section 6.16(c) and Section 8.2(d)) or (y) by the Company or any of their Affiliates under or in respect of this Agreement or the transactions contemplated hereby exceed the Liability Limitation, (ii) if Parent or Merger Sub breaches this Agreement (whether willfully (including a Willful and Material Breach), intentionally, unintentionally or otherwise) or fails to perform hereunder (whether willfully (including a Willful and Material Breach), intentionally, unintentionally or otherwise) or in the case of fraud, then, except for the right to seek specific performance in accordance with and subject to the terms and conditions of Section 9.5(b) and enforce Parent’s rights under the Equity Commitment Letters to the extent permitted in accordance with their terms, the sole and exclusive remedies (whether at law, in equity, in contract, in tort or otherwise) against (I) Parent, Merger Sub, the Equity Investors or the Guarantors or (II) the Related Parties of each of Parent, Merger Sub, the Equity Investors or the Guarantors for any breach, loss, damage or failure to perform under, this Agreement or any certificate or other document delivered in connection herewith (other than the CVR Agreement after the execution thereof at the Closing) or otherwise or in respect of any oral representation made or alleged to have been made in connection herewith or therewith shall be for the Company to (x) receive payment of the Parent Termination Fee if payable pursuant to Section 8.2(c) (and any costs, expenses, interest and other amounts payable pursuant to Section 6.16(c) and Section 8.2(d)) or (y) seek to recover monetary damages from Parent in connection with any termination of this Agreement in the event of fraud or Willful and Material Breach by Parent in a circumstance in which the Parent Termination Fee is not actually paid and, in each case of clauses (x) and (y), to enforce the Guarantees to the extent permitted in accordance with their terms; provided, that in no event shall Parent be subject to monetary damages in excess of the amount of the Liability Limitation in the aggregate (and any costs, expenses, interest and other amounts to the extent payable pursuant to Section 6.16(c) and Section 8.2(d)), and (iii) in no event will any of (x) the Company or any of its Related Parties, nor will any Person be entitled to seek or obtain, any monetary recovery or monetary award for any breach, loss, damage or failure to perform under this Agreement or any certificate or other document delivered in connection herewith (other than to the extent permitted under the CVR Agreement after the execution thereof at the Closing) or otherwise or in respect of any oral representation made or alleged to have been made in connection herewith or therewith (which, for the avoidance of doubt, shall not limit the Company’s right to seek, in the alternative, specific performance pursuant to Section 9.5(b) and to enforce Parent’s rights under the Equity Commitment Letters to the extent permitted in accordance with their terms) (1) in excess of the Liability Limitation (and any costs, expenses, interest and other amounts payable pursuant to Section 6.16(c) and Section 8.2(d)) against (I) Parent, Merger Sub, the Equity Investors or the Guarantors, or (II) the Related Parties of each of Parent, Merger Sub, the Equity Investors or the Guarantors or (2) in a circumstance in which the Parent Termination Fee is actually paid (other than any costs, expenses, interest and other amounts to the extent payable pursuant to Section 6.16(c) and Section 8.2(d)) and (y) Parent, Merger Sub, the Equity Investors, the Guarantors or any of their respective Related Parties seek or obtain, nor will any Person be entitled to seek or obtain, any monetary recovery or monetary award for any breach, loss, damage or failure to perform under this Agreement or any certificate or other document delivered in connection herewith (other than to the extent permitted under the CVR Agreement after the execution thereof at the Closing) or otherwise or in respect of any oral representation made or alleged to have been made in connection herewith or therewith (which, for the avoidance of doubt, shall not limit Parent’s right to seek, in the alternative, specific performance pursuant to Section 9.5(b) and to enforce Parent’s rights under the Equity Commitment Letters to the extent permitted in accordance with their terms) in excess of the Liability Limitation (and any costs, expenses, interest and other amounts to the extent payable pursuant to Section 6.16(c) and Section 8.2(d)) against (I) the Company or (II) the Related Parties of the Company. For the purposes of this Agreement, a “Related Party” of a Person shall mean such Person’s former, current, or future direct or indirect general or limited partners, direct or indirect equityholders, stockholders, controlling person, directors, officers, employees, managers, members, Affiliates, affiliated (or commonly advised) funds, assignees, agents and other Representatives or any of their respective assignees or successors or any former, current, or future direct or indirect general or limited partners, direct or indirect equityholders, stockholders, controlling person, directors, officers, employees, managers, members, Affiliates, affiliated (or commonly advised) funds, assignees, agents and other Representatives of any of the foregoing; provided, that the Debt Financing Parties shall be deemed to be Related Parties of Parent and Merger Sub for purposes of this provision. In no event shall the Company be required to pay the Company Termination Fee on more than one occasion and in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion.

(f) Notwithstanding anything to the contrary herein, but subject to Section 8.2(e), (i) Parent’s right to seek to recover monetary damages (subject to the Liability Limitation (and any costs, expenses, interest and other amounts payable pursuant to Section 8.2(d))) from the Company in the event of fraud or Willful and Material Breach by the Company, (ii) a Party’s right in connection with claims against the parties to the Confidentiality Agreements or the Guarantees (subject to the limitations and cap set forth therein) in accordance with the terms thereof, (iii) if this Agreement is terminated pursuant to Section 8.1 in circumstances in which the Company Termination Fee is payable pursuant to Section 8.2(b), Parent’s right to receive the Company Termination Fee and any additional amounts if payable pursuant to Section 8.2(d) from the Company, (iv) the Company’s right to (1) if this Agreement is terminated pursuant to Section 8.1 in circumstances in which the Parent Termination Fee is payable pursuant to Section 8.2(c), the Parent Termination Fee and any additional amounts if payable pursuant to Section 6.16(c) and Section 8.2(d) from Parent or (2) seek to recover monetary damages from Parent in connection with any termination of this Agreement in the event of fraud or Willful and Material Breach by Parent in a circumstance in which the Parent Termination Fee is not actually paid (provided, that in no event shall Parent be subject to monetary damages in excess of the amount of the Liability Limitation in the aggregate (and any costs, expenses, interest and other amounts payable pursuant to Section 6.16(c) and Section 8.2(d))), (v) a Party’s right to specific performance pursuant to Section 9.5(b) to the extent permitted by Section 9.5(b) and Section 9.5(c) and to enforce Parent’s rights to the extent permitted under the Equity Commitment Letters in accordance with their terms, (vi) the Company’s right to reimbursement from Parent under Section 6.16(c) shall be the sole and exclusive remedies of such Party and its Subsidiaries and any of their respective Related Parties against the other Party, the other Party’s Subsidiaries and any of the other Party’s or its Subsidiaries’ respective Related Parties, in each case, when and if due and payable in accordance with their terms and subject to the limitations with respect thereto, for any cost, expense, loss or damage suffered as a result of any breach of, or arising from or otherwise in connection with (A) any covenant or agreement in this Agreement, the Equity Commitment Letters, the Debt Commitment Letters, the Guarantees, or any agreements, instruments and documents contemplated hereby (other than to the extent permitted under the CVR Agreement after the execution thereof at the Closing) or the transactions contemplated hereby or thereby, (B) the failure of the Merger or any other transactions contemplated by this Agreement to be consummated (including the funding of the Financing), (C) any breach or Willful and Material Breach (or threatened or alleged breach) of, or failure (or threatened or alleged failure) to perform under, this Agreement or any of the documents contemplated hereby (other than to the extent permitted under the CVR Agreement after the execution thereof at the Closing) or (D) any oral representation made or alleged to have been made in connection herewith or therewith; provided, however, that in no event will (x) the Company be entitled to both (but which, for the avoidance of doubt, shall not limit the Company’s right to seek, in the alternative) payment of the Parent Termination Fee or any monetary damages, on the one hand, and a grant of specific performance that results in the occurrence of the Closing, on the other hand or both the payment of the Parent Termination Fee and any monetary damages (other than any costs, expenses, interest and other amounts to the extent payable pursuant to Section 6.16(c) and Section 8.2(d)) or (y) Parent or Merger Sub be entitled to both (but which, for the avoidance of doubt, shall not limit Parent’s right to seek, in the alternative) payment of the Company Termination Fee or any monetary damages, on the one hand, and a grant of specific performance that results in the occurrence of the Closing, on the other hand. Each of the Parties acknowledges and agrees that the Termination Payments are not intended to be penalties, but rather are liquidated damages in a reasonable amount that will compensate Parent or the Company, as the case may be, in the circumstances in which such Termination Payment is due and payable, for the efforts and resources expended and opportunities forgone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Merger and any other transactions contemplated by this Agreement, which amount would otherwise be impossible to calculate with precision.

(g) Notwithstanding the foregoing, nothing in this Section 8.2 shall (i) preclude any liability of the Debt Financing Sources to Parent, Merger Sub and their Affiliates under the Definitive Agreements, nor limit the Parent, Merger Sub and their Affiliates from seeking to recover any such damages or obtain equitable relief from or with respect to any Debt Financing Source pursuant to the Definitive Agreements or (ii) after the execution of the CVR Agreement at the Closing, limit, affect, impact, apply to or restrict in any way the CVR Agreement, the obligations thereunder, the enforcement thereof in accordance with its terms or any remedy, cost, expense, loss or damage suffered as a result of any breach of, or arising from or otherwise in connection with, the CVR Agreement in accordance with its terms and subject to the limitations set forth therein.

ARTICLE IX

MISCELLANEOUS AND GENERAL

9.1 Survival Following Consummation of the Merger. This Article IX and the agreements of the Company, Parent and Merger Sub contained in Article IV, Section 6.9 (Employee Benefits) and Section 6.11 (Indemnification; Directors’ and Officers’ Insurance) and any other covenant or agreement contained in this Agreement that by its terms applies in whole or in part after the Effective Time shall survive the consummation of the Merger in accordance with their respective terms. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger.

9.2 Modification or Amendment. Subject to the provisions of applicable Law, at any time prior to the Effective Time, this Agreement may be amended, modified or waived if, and only if, such amendment, modification or waiver is in writing and signed, in the case of an amendment or modification by Parent, Merger Sub and the Company, or in the case of a waiver, by the Party against whom the waiver is to be effective; provided that after the receipt of the Company Stockholder Approval, no amendment shall be made that by applicable Law requires further approval by the Company’s stockholders without obtaining such further approval.

9.3 Waiver. The conditions to each of the respective Parties’ obligations to consummate the Merger and any other transactions contemplated by this Agreement are for the sole benefit of such Party and may be waived by such Party in whole or in part to the extent permitted by applicable Law; provided, however, that any such waiver shall only be effective if made in a written instrument duly executed and delivered by the Party against whom the waiver is to be effective. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law (except to the extent specifically provided otherwise in Section 8.2).

9.4 Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission or by email of a ..pdf attachment shall be effective as delivery of a manually executed counterpart of this Agreement.

9.5 Governing Law and Venue; Waiver of Jury Trial; Specific Performance.

(a) This Agreement and any action (whether at law, in contract or in tort) that may directly or indirectly be based upon, relate to or arise out of this Agreement or any transaction contemplated hereby, or the negotiation, execution or performance hereunder shall be governed by, and construed and enforced in accordance with, the Laws of the State of Delaware, without regard to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. In addition, each of the Parties (a) expressly submits to the personal jurisdiction and venue of the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court of the United States of America within the State of Delaware) (the “Chosen Courts”), in the event any dispute between the Parties (whether in contract, tort or otherwise) arises out of this Agreement or the transactions contemplated hereby, (b) expressly waives any claim of lack of personal jurisdiction or improper venue and any claims that such courts are an inconvenient forum with respect to such a claim, and (c) agrees that it shall not bring any claim, action or proceeding against any other Parties relating to this Agreement or the transactions contemplated hereby in any court other than the Chosen Courts. Each Party hereby irrevocably consents to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail or by overnight courier service, postage prepaid, to its address set forth in Section 9.6, such service to become effective ten (10) days after such mailing. EACH PARTY HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM, ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.

(b) The Parties acknowledge and agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any Party does not perform any of the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate this Agreement) in accordance with their specific terms or otherwise breach or threaten to breach any such provisions. It is accordingly agreed that, at any time prior to the termination of this Agreement pursuant to Article VIII, subject to the limitations set forth therein and in this Section 9.5(b), the Parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the performance of terms and provisions of this Agreement, including the right of a Party to cause each other Party to consummate the Merger and the other transactions contemplated by this Agreement on the terms and subject to the conditions of this Agreement in any court referred to in Section 9.5(a) without proof of actual damages (and each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The Parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable or not appropriate for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach. The Parties hereto agree that, notwithstanding any other provision of this Agreement to the contrary, the Company’s right to specific performance (or any other equitable relief) to cause Parent and Merger Sub to consummate the Closing if and when required hereunder shall be subject to Section 9.5(c).

(c) Notwithstanding Section 9.5(b) or anything to the contrary in this Agreement, it is explicitly agreed that the Company shall be entitled to obtain specific performance (or any other equitable relief) of Parent’s and Merger Sub’s obligation to consummate the Closing if and when required hereunder, if, and only in the event that:

(i) Parent and Merger Sub failed to effect the Closing when required in accordance with Section 1.2 of this Agreement;

(ii) all the conditions set forth in Section 7.1 and Section 7.2 have been satisfied or waived by Parent (other than those conditions that by their nature are to be satisfied at the Closing, but which are capable of being satisfied at the Closing) at the time when the Closing would have been required to occur;

(iii) the Debt Financing has been funded or will be funded at the Closing if the Equity Financing is funded at the Closing; and

(iv) the Company stood ready, willing and able to take such actions to cause the Closing to occur the date the Closing should have occurred pursuant to Section 1.2 and the Company has given Parent irrevocable written notice on or prior to such date confirming that the Company stood ready, willing and able to consummate the transactions contemplated by this Agreement on that date.

(d) Notwithstanding any other provision of this Agreement to the contrary, under no circumstances will the Company or any Related Party of the Company be permitted or entitled to receive both specific performance that results in the occurrence of the Closing, on the one hand, and the Parent Termination Fee or any monetary damages, on the other hand; provided that, notwithstanding anything to the contrary in this Section 9.5(d) each Party expressly acknowledges and agrees that the election to pursue an injunction, specific performance or other equitable relief prior to the termination of this Agreement shall not restrict, impair or otherwise limit either Party from seeking in the alternative from the Chosen Court monetary damages up to the Liability Limitation. Subject to the preceding sentence, the Parties further agree that by seeking the remedies provided for in Section 9.5(b), a party shall not in any respect waive its right to seek at any time any other form of relief that may be available to a party under this Agreement, any Equity Commitment Letter or any Guarantee.

9.6 Notices. All notices, requests, instructions or other communications or documents to be given or made hereunder by any Party to the other Parties to this Agreement shall be in writing and (a) served by personal delivery upon the Party for whom it is intended, (b) served by an internationally recognized overnight courier service upon the Party for whom it is intended, (c) delivered by registered or certified mail, return receipt requested or (d) sent by email (provided no notice is received by the electronic mail sender indicating that such electronic mail was undeliverable or otherwise not delivered):

If to Parent or Merger Sub:

Hopper Parent Inc.

c/o Blackstone Inc.

345 Park Avenue

New York, NY 10145

Attention:  Ram Jagannath

Email:   [***]

and

c/o TPG Global, LLC

301 Commerce Street, Suite 3300

Fort Worth, TX 76102

Attention:  Office of General Counsel

   c\o Deirdre Harding; Matthew Cowcher

Email:   [***]

    [***]

with a copy to (which shall not constitute notice):

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention:  Peter Martelli, P.C.

   Lauren Colasacco, P.C.

   Christopher Burwell

   Daniel Yip

Email:   peter.martelli@kirkland.com

   lauren.colasacco@kirkland.com

   christopher.burwell@kirkland.com

   daniel.yip@kirkland.com

If to the Company:

Hologic, Inc.

250 Campus Dr

Marlborough, MA 01752

Attention:  Anne Liddy

Email:   [***]

with a copy to (which shall not constitute notice):

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Attention:  Adam O. Emmerich

   Benjamin M. Roth

Email:    AOEmmerich@wlrk.com

   BJRoth@wlrk.com

or to such other Person or addressees as has or have been designated in writing by the Party to receive such notice provided above. Any notice, request, instruction or other communications or document given as provided above shall be deemed given to the receiving Party (w) upon actual receipt, if delivered personally, (x) on the next Business Day after deposit with an overnight courier, if sent by an overnight courier, (y) three (3) Business Days after deposit in the mail, if sent by registered or certified mail or (z) if sent by email (so long as there is no return error message or notification of non-delivery). Copies to outside counsel are for convenience only and failure to provide a copy to outside counsel does not alter the effectiveness of any notice, request, instruction or other communication otherwise given in accordance with this Section 9.6.

9.7 Entire Agreement.

(a) This Agreement (including any exhibits, annexes and schedules hereto) and the documents and other agreements among the Parties, or any of them, as contemplated by or referred to herein, including the Guarantees, the Commitment Letters and the CVR Agreement, together with each other agreement entered into by or among any of the Parties as of the date of this Agreement that makes reference to this Section 9.7, constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all other prior agreements, understandings, representations and warranties, both written and oral, among the Parties with respect to the subject matter hereof.

(b) The Company Disclosure Schedule and the Parent Disclosure Schedule are “facts ascertainable” as that term is used in Section 251(b) of the DGCL and do not form part of this Agreement but instead operate upon the terms of this Agreement as provided herein.

9.8 No Third-Party Beneficiaries. Except (x) for the rights of the Related Parties of Parent, Merger Sub, the Equity Investors, the Guarantors set forth in Section 8.2 and Section 9.15, each of which shall inure to the benefit of, and be enforceable by, each such Related Party, (y) the rights of the Debt Financing Parties set forth in Section 9.14, each of which shall inure to the benefit of, and be enforceable by, each such Debt Financing Party and (z) as otherwise provided in this Section 9.8, Parent and the Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other Parties, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the Parties any rights or remedies of any nature hereunder, including the right to rely upon the representations and warranties set forth herein; provided that (a) if, and only if, the Effective Time occurs, the Company’s stockholders shall be third-party beneficiaries of, and entitled to rely on, the right to receive the Merger Consideration pursuant to Section 4.1 (Effect on Capital Stock) and Section 4.2 (Exchange of Share Certificates), (b) if, and only if, the Effective Time occurs, the holders of Company Equity Awards shall be third-party beneficiaries of, and entitled to rely on, Section 4.3 (Treatment of Company Equity Awards), (c) the Company Cooperation Parties shall be third-party beneficiaries of, and entitled to rely on Section 6.16 (Financing Cooperation), and (d) if, and only if, the Effective Time occurs, the Indemnified Parties shall be third-party beneficiaries of, and entitled to rely on, Section 6.11 (Indemnification; Directors’ and Officers’ Insurance); provided, further, the Company shall have the right, on behalf of the Company’s stockholders and holders of Company Equity Awards (each of which are third-party beneficiaries of this Agreement solely to the extent required for this provision to be enforceable), to pursue specific performance as set forth in Section 9.5(b) or, if specific performance is not sought or granted as a remedy, damages in accordance with this Agreement (which damages may include damages based on loss of the premium offered to each such holder) in the event of a breach by Parent or Merger Sub of Section 4.1 or Section 4.3 of this Agreement, it being agreed that in no event shall any such holder be entitled to enforce any of their rights, or any of Parent’s or Merger Sub’s obligations, under this Agreement in the event of any such breach, but rather the Company shall have the sole and exclusive right to do so, as agent for and representative of such holders. The Parties further agree that the rights of third-party beneficiaries under the first proviso of this Section 9.8 shall not arise unless and until the Effective Time occurs.

9.9 Obligations of Parent and of the Company. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

9.10 Definitions. Capitalized terms used but not defined in this Agreement have the meanings specified in Annex A.

9.11 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

9.12 Interpretation; Construction.

(a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to an Article, Schedule, Section or Exhibit, such reference shall be to an Article, Schedule, Section or Exhibit to this Agreement unless otherwise indicated.

(b) If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa, and the definitions of terms contained in this Agreement are applicable to the singular as well as the plural forms of such terms. The words “includes” or “including” shall mean “including without limitation”; the words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular section or article in which such words appear; the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if;” any reference to a Law shall include any rules and regulations promulgated thereunder, and any reference to any Law in this Agreement shall mean such Law as from time to time amended, modified or supplemented. Currency amounts referenced herein are in U.S. Dollars. Each reference to a “wholly owned Subsidiary” or “wholly owned Subsidiaries” of a Person shall be deemed to include any Subsidiary of such Person where all of the equity interests of such Subsidiary are directly or indirectly owned by such Person (other than directors qualifying shares, nominee shares or other equity interests that are required by law or regulation to be held by a director or nominee). The terms “provided to” or “made available to,” with respect to documents required to be provided by the Company to Parent or Merger Sub shall only include documents filed or furnished by the Company (i) with the SEC and that are publicly available at least one (1) Business Day prior to the date hereof or (ii) in any virtual data rooms established by or on behalf of the Company in connection with the transactions contemplated by this Agreement (and which Parent can access) at least one (1) day prior to the date hereof. The phrase “ordinary course of business” shall be deemed to be followed by “consistent with past practice”. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period is to be excluded. Unless otherwise specified in this Agreement, all references in this Agreement to any Contract, other agreement, document or instrument (excluding this Agreement) mean such Contract, other agreement, document or instrument as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof and, unless otherwise specified therein, include all schedules, annexes, addendums, exhibits and any other documents attached thereto or incorporated therein by reference.

(c) The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

9.13 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, legal representatives and permitted assigns. No Party to this Agreement may assign any of its rights or delegate any of its obligations under this Agreement, by operation of Law or otherwise, without the prior written consent of the other Parties, except that Parent or Merger Sub may (x) transfer or assign their rights and obligations under this Agreement, by written notice to the Company, to one of their Affiliates, in which event all references to Merger Sub or Parent, as applicable, in this Agreement shall be deemed references to such Affiliate, except that all representations and warranties made in this Agreement with respect to Merger Sub or Parent, as applicable, as of the date of this Agreement shall be deemed representations and warranties made with respect to such other Affiliate as of the date of such designation; provided that (a) no assignment shall be permitted if such assignment would, or would reasonably be expected to, prevent or materially delay Parent or Merger Sub from performing their respective obligations under this Agreement or consummating the Merger and any other transactions contemplated by this Agreement, (b) no assignment shall relieve Parent of any of its obligations pursuant to this Agreement and (c) no assignment shall relieve Merger Sub of its obligations that are unperformed by its assignee and (y) collaterally assign its rights under this Agreement to Debt Financing Sources to secure the Debt Financing. Any purported assignment in violation of this Agreement is void.

9.14 Debt Financing Provisions. Notwithstanding anything in this Agreement to the contrary, the Company, on behalf of itself and its Subsidiaries and controlled Affiliates, hereby (a) agrees that any Action of any kind or description whether in law or in equity, whether in contract or in tort or otherwise, involving the Debt Financing Parties, arising out of or relating to this Agreement, any Debt Financing or any of the agreements (including the Debt Commitment Letter) entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, and any appellate court thereof and irrevocably submits itself and its property with respect to any such legal action to the exclusive jurisdiction of such court, (b) agrees that any such Action shall be governed by, construed and enforced in accordance with the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), except as otherwise provided in any agreement relating to the Debt Financing, (c) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such Action in any such court, (d) agrees that service of process upon it in any such Action shall be effective if notice is given in accordance with this Agreement, (e) knowingly, intentionally and voluntarily waives, to the fullest extent permitted by applicable Law, trial by jury in any such Action brought against the Debt Financing Parties in any way arising out of or relating to, this Agreement or the Financing, (f) agrees that none of the Debt Financing Parties shall have any liability to the Company or any of its Subsidiaries, controlled Affiliates or Representatives (in each case, other than Parent, the Equity Investors and their respective Subsidiaries) relating to or arising out of this Agreement, the Debt Financing (subject to the last sentence of this Section 9.14), the Debt Commitment Letter or any of the transactions contemplated by this Agreement or the performance of any services under the Debt Commitment Letter, whether in law or in equity, whether in contract or in tort or otherwise and the Company (on behalf of itself and its Subsidiaries and controlled Affiliates) waives any and all rights or claims against the Debt Financing Parties and agrees not to commence (and if commenced, agrees to dismiss or otherwise terminate) any Action against any Debt Financing Party with respect to the foregoing and (g) agrees that the Debt Financing Parties are express third party beneficiaries of, and may enforce, any of the provisions of this Section 9.14 and that such provisions (or any of the defined terms used herein or any other provision of this Agreement to the extent a modification, waiver or termination of such defined term or provision would modify the substance of this Section 9.14) may not be amended in a manner adverse to any of the Debt Financing Parties without the written consent of the Debt Financing Sources party to the Debt Commitment Letters. Notwithstanding the foregoing, nothing in this Section 9.14 shall in any way limit or modify the rights and obligations of Parent or Merger Sub under this Agreement or any Debt Financing Party’s obligations to Parent or Merger Sub under the Debt Commitment Letter or the rights of the Company and its Subsidiaries against the Debt Financing Parties with respect to the Debt Financing or any of the transactions contemplated thereby or any services thereunder following the Effective Time.

9.15 Non-Recourse. Notwithstanding anything to the contrary set forth herein, in no event will any party hereto seek or obtain, nor will it permit any of its Representatives to seek or obtain, nor will any Person be entitled to seek or obtain, any recovery or award with respect to this Agreement, the Commitment Letters or the Guarantees or the transactions contemplated hereby and thereby (including any breach by the Guarantors, Parent or Merger Sub), the termination of this Agreement, the failure to consummate the transactions contemplated hereby or any claims or actions under applicable Law arising out of any such breach, termination or failure, other than from the Persons that are, in the case of this Agreement, expressly identified as parties to this Agreement, and in the case of any other document executed or delivered in connection herewith, Persons expressly identified as parties thereto, and their respective successors and assigns (and then only to the extent of the specific obligations undertaken by such Party herein or therein, and not otherwise), no past, present or future Related Party of the Company, Parent, Merger Sub, the Equity Investors or the Guarantors (other than, for the avoidance of doubt, Parent, Merger Sub, the Equity Investors and the Guarantors) shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of any party hereto under this Agreement (whether for indemnification or otherwise) or of or for any Action based on, arising out of, or related to this Agreement or the Merger.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

HOPPER PARENT INC.

By:	/s/ Martin Davidson
Name: Martin Davidson
Title: Co-President

By:	/s/ Ram Jagannath
Name: Ram Jagannath
Title: Co-President

HOPPER MERGER SUB INC.

By:	/s/ Martin Davidson
Name: Martin Davidson
Title: Co-President

By:	/s/ Ram Jagannath
Name: Ram Jagannath
Title: Co-President

HOLOGIC, INC.

By:	/s/ Stephen P. MacMillan
Name: Stephen P. MacMillan
Title: Chairman, President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

ANNEX A

DEFINED TERMS

“Acceptable Confidentiality Agreement” means an agreement with the Company that is either (i) in effect as of the date of this Agreement; or (ii) executed, delivered and effective after the execution and delivery of this Agreement, in either case of clauses (i) and (ii), with customary provisions that are not less restrictive or favorable to such person than the provisions of the Confidentiality Agreements.

“Acquisition Proposal” means any proposal or offer by any Person or Group with respect to (i) a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, license, recapitalization, reorganization, share exchange, business combination or similar transaction involving the Company or any of its Subsidiaries or assets, in each case, representing twenty-five percent (25%) or more of the consolidated net revenues, net income or total assets (including equity securities of the Subsidiaries of the Company) of the Company; (ii) a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, license, recapitalization, reorganization, share exchange, business combination or similar transaction which, if consummated, would result in any Person or Group becoming the beneficial owner, directly or indirectly, in one or a series of related transactions, of twenty-five percent (25%) or more of the total voting power of any class of equity securities of the Company, or those of any of its Subsidiaries or assets, in each case, representing twenty-five percent (25%) or more of the consolidated net revenues or total assets (including equity securities of its Subsidiaries or any other entity) of the Company; or (iii) any combination of the foregoing, in each case, other than the transactions contemplated by this Agreement.

“Affiliate” means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with a second Person, provided that (w) none of Parent or Merger Sub shall be deemed to be Affiliates of the Company or any Subsidiaries of the Company, (x) the Company and Subsidiaries of the Company shall not be deemed to be Affiliates of Parent or Merger Sub, in each case, for any purpose hereunder and (y) the Guarantors, the Equity Investors and their respective Affiliates shall be deemed to be Affiliates of Parent and Merger Sub; provided, further, that with respect to Parent and Merger Sub, the term “Affiliate” as used in Section 6.5 (other than Section 6.5(f)) and Section 6.6 shall not include any of the investment funds, investment vehicles or clients sponsored or advised by the Guarantors or any of their Affiliates, or any of the portfolio companies (as such term is commonly understood in the private equity industry) or other investments of any such investment fund, investment vehicle or client; provided, further, that with respect to Parent and Merger Sub, the term “Affiliate” as used in this Agreement shall not include the Sovereign Co-Investor or any of its Affiliates.

“Anti-Corruption Laws” means all U.S. and applicable non-U.S. Laws relating to the prevention of corruption, money laundering, and bribery, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the UK Bribery Act of 2010.

“Business Day” means any day ending at 11:59 p.m. (New York time) other than a Saturday or Sunday or a day on which banks in the County of New York, New York are required or authorized to close.

“CFIUS” means the Committee on Foreign Investment in the United States, including any U.S. government agency acting in its capacity as a member agency thereof.

“CFIUS Waiting Period” shall mean (i) 30 calendar days commencing on the calendar day following submission of the CFIUS notice contemplated by Section 6.5 or, (ii) if during such 30 days CFIUS provides written notice to the Parties that the 30 calendar-day waiting period applicable to the transactions contemplated by this Agreement under 31 C.F.R. § 800.401(g) shall begin on a different date, then 30 calendar days commencing on such other date as specified by CFIUS.

“Commitment Letters” means, collectively, the Debt Commitment Letter and the Equity Commitment Letters.

“Company Credit Agreement” means the Amended and Restated Credit Guaranty Agreement, dated as of October 3, 2017, among the Company, the lenders party thereto and Bank of America, N.A., as administrative agent, collateral agent, swing line lender and L/C issuer, and the other parties thereto (as amended by that certain Refinancing Amendment No. 1, dated as of December 17, 2018, as further amended by the certain Refinancing Amendment No. 2, dated as of September 27, 2021, as further amended by that certain Amendment No. 3, dated as of August 22, 2022 and Refinancing Amendment No. 4 and Amendment to Pledge and Security Agreement, dated as of July 15, 2025, and as further amended, restated, refinanced or replaced from time to time to the extent not prohibited by this Agreement).

“Company Deferred Equity Plan” means the Company Deferred Equity Plan, as amended and restated effective as of December 15, 2015.

“Company Equity Plan” means the Company’s Amended and Restated 2008 Equity Incentive Plan, as amended.

“Company ESPP” means the Company’s 2012 Employee Stock Purchase Plan, as amended.

“Company Product” means any product, including any medical device, diagnostic, or any other medical product or service that is being researched, developed, manufactured, tested, marketed, sold, commercialized, offered, licensed, packaged, labeled, imported, exported, distributed or branded by or on behalf of the Company or any of its Subsidiaries.

“Company Stockholder Approval” means the adoption of this Agreement by the affirmative vote of the holders representing a majority of the aggregate voting power of the outstanding Shares entitled to vote thereon.

“Company Termination Fee” means (a) if payable in connection with a valid termination of this Agreement by the Company pursuant to Section 8.1(h) in order for the Company to enter into a definitive agreement prior to the Cut-Off Date with respect to a Superior Proposal made by an Excluded Party, an amount equal to $225,000,000 and (b) if payable in any other circumstance, an amount equal to $540,000,000.

“Confidential Data” means all data for which (i) the Company or any of its Subsidiaries is required by Law, Contract or privacy policy to keep confidential or private, including all such data transmitted to the Company or any of its Subsidiaries by customers of the Company or any of its Subsidiaries or any other Persons that interact with the Company or any of its Subsidiaries and (ii) confidential data or Trade Secrets used by the business of the Company or any of its Subsidiaries or Personal Information processed by the Company or any of its Subsidiaries.

“Debt Commitment Letter” means the executed debt commitment letter, dated as of the date hereof, addressed to Parent from the Debt Financing Sources named therein, together with all exhibits, annexes and schedules thereto, together with the fee letter referred to therein (with pricing terms, “market flex” provisions and any other economic terms in such fee letters that are customarily redacted in connection with transactions of the type contemplated by the Debt Commitment Letter, in each case, not relating to or impacting conditionality, termination, enforceability, gross amount or availability of the Debt Financing on the Closing Date, being redacted).

“Debt Financing Parties” means the Debt Financing Sources, together with their respective Affiliates and their and their respective Affiliates’ officers, directors, employees, partners, controlling persons, advisors, attorneys, agents and representatives and their respective successors and assigns, in their capacities as such; provided that neither Parent nor any of the Equity Investors or their respective Affiliates shall be a Debt Financing Party.

“Debt Financing Sources” means, in their respective capacities as such, the lenders, agents and arrangers of any Debt Financing or replacement debt financings in connection with the transactions contemplated hereby, including the parties to any commitment letters, joinder agreements, indentures, credit agreements or other Definitive Agreements entered pursuant thereto or relating thereto and their successors and permitted assigns.

“Dissenting Shares” means Shares that are owned by stockholders of the Company who did not vote in favor of this Agreement or the Merger (or consent thereto in writing) and who have properly demanded, perfected and not withdrawn a demand for appraisal rights pursuant to, and otherwise have complied in all respects with, Section 262 of the DGCL.

“DPA” means Section 721 of Title VII of the Defense Production Act of 1950, as amended and as may be amended from time to time, including all implementing regulations thereof.

“Environmental Law” means any Law relating to pollution, the protection of the environment or natural resources, or to human health and safety (as it relates to any Hazardous Substance).

“Equity Commitment Letters” means, the executed equity commitment letters, dated as of the date hereof, addressed to Parent from the Equity Investors.

“Equity Investors” means the TPG Partners IX, L.P., a Delaware limited partnership, TPG Healthcare Partners II, L.P., a Delaware limited partnership, TPG Private Equity Opportunities, L.P., a Delaware limited partnership, Blackstone Capital Partners IX L.P., a Delaware limited partnership, and Blackstone Capital Partners IX (LUX) SCSp, a special limited partnership (société en commandite spéciale) established under the laws of the Grand Duchy of Luxembourg.

“European Privacy Laws” means the General Data Protection Regulation (Regulation (EU) 2016/679) together with all implementing regulations and national laws (“EU GDPR”), the EU GDPR as it forms part of the laws of England and Wales, Scotland and Northern Ireland by virtue of section 3 of the European Union (Withdrawal) Act 2018 and the UK Data Protection Act 2018.

“Excluded Information” means any (i) pro forma financial statements or adjustments or projections (including information regarding any post-Closing pro forma cost savings, synergies, capitalization, ownership or other post-Closing pro forma adjustments), (ii) description of all or any portion of the Debt Financing, including any “description of notes”, “plan of distribution” and information customarily provided by investment banks or their counsel or advisors in the preparation of an offering memorandum for private placements of non-convertible bonds pursuant to Rule 144A, (iii) risk factors relating to, or any description of, all or any component of the financing contemplated thereby, (iv) historical financial statements or other information required by Rule 3-033-03(e), Rule 3-09, Rule 3-10, Rule 3-16, Rule 13-01 or Rule 13-02 of Regulation S-X; any compensation discussion and analysis or other information required by Item 10, Item 402 and Item 601 of Regulation S-K; or any information regarding executive compensation or related persons related to SEC Release Nos. 33-8732A, 34-54302A and IC-27444A, (v) consolidating financial statements, separate Subsidiary financial statements, related party disclosures, or any financial statements or other financial data (including selected financial data) for any period earlier than the fiscal year ended September 30, 2023, (vi) financial information that the Company or its Subsidiaries do not maintain in the ordinary course of business or (vii) information not reasonably available to the Company or its Subsidiaries under their respective current reporting systems, in the case of clauses (vi) and (vii), unless any such information would be required in order for the Required Information provided to Parent by the Company to not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made in such Required Information, in the light of the circumstances under which they were made, not misleading.

“Excluded Party” means any Person or group of Persons from whom the Company or any of its Representatives has received a written Acquisition Proposal after the execution of this Agreement and prior to the No-Shop Period Start Date.

“Excluded Shares” means, collectively, Shares that are to be cancelled or converted in accordance with Section 4.1(b) or Section 4.1(c) and Dissenting Shares.

“Ex-Im Laws” means all U.S. and applicable non-U.S. Laws relating to export, reexport, and import controls, including the Export Administration Regulations, the customs and import Laws administered by U.S. Customs and Border Protection, and the EU Dual Use Regulation.

“Existing Notes” means, together, (i) the 4.625% Senior Notes due 2028 issued by the Company pursuant to the indenture, dated as of January 19, 2018, among the Company, the guarantors party thereto and Wells Fargo Bank, National Association, as trustee (as amended, supplemented or otherwise modified from time to time, the “2018 Indenture”) and (ii) the 3.250% Senior Notes due 2029 issued by the Company pursuant to the indenture, dated as of September 28, 2020, among the Company, the guarantors party thereto and Wells Fargo Bank, National Association, as trustee (as amended, supplemented or otherwise modified from time to time, the “2020 Indenture” and, together with the 2018 Indenture, the “Indentures”).

“FDA” means the U.S. Food and Drug Administration.

“Financing” means, collectively, the Debt Financing and the Equity Financing.

“Government Healthcare Program” means any federal health program as defined in 42 U.S.C. § 1320a-7b(f), including, but not limited, to Medicare (Title XVIII of the Social Security Act, 42 U.S.C. 1395 et seq.), Medicaid (Title XIX of the Social Security Act, 42 U.S.C. 1396 et seq.), TRICARE, and or similar or successor programs administered or financed in whole or in part by a Governmental Authority.

“Group” shall have the meaning given to such term under Section 13 of the Exchange Act.

“Hazardous Substance” means (i) any material, substance or waste that is listed, regulated, classified or defined as hazardous, toxic or as a pollutant, or gives rise to liability under any Environmental Law, and (ii) any petroleum compounds or products or byproducts, asbestos, per- or polyfluoroalkyl substances, toxic mold, radiation or radioactive materials, ethylene oxide or polychlorinated biphenyls.

“Health Care Laws” means all Laws relating to the use, manufacture, import, export, research, development, production, testing, approval, processing, reporting, packaging, labeling, storage, commercial distribution, marketing, advertising, selection, sale, payment for, regulation of, coverage and reimbursement of any Company Products, medical devices and other relevant medical products, including, but not limited to, 42 U.S.C. § 1320a-7b(b) (the Anti-Kickback Statute); 42 U.S.C. § 1320a-7a (the Civil Monetary Penalties Statute); 42 U.S.C. § 1395nn (the Stark Law); 42 U.S.C. § 1320a-7 (the Exclusion Statute); 31 U.S.C. §§ 3729 et seq. (the False Claims Act); 8 U.S.C. § 220 (the Eliminating Kickbacks in Recovery Act); the Clinical Laboratory Improvement Amendments of 1988 (Public Law 100—578) and any Laws concerning the operation of a clinical laboratory or toxicology laboratory; the Animal Welfare Act (7 U.S.C. §§ 2131–2156), the Patient Protection and Affordable Care Act (Pub. L. 111-148) as amended by the Health Care and Education Reconciliation Act of 2010 (Pub. L. 111-152); HIPAA; the federal Controlled Substances Act, 21 U.S.C. § 31, and all requirements to maintain Drug Enforcement Agency Registration; Regulatory Laws, the AdvaMed Code of Ethics on Interactions with Health Care Professionals (“AdvaMed Code”); Laws regulating medical device manufacturer marketing conduct, compliance program requirements, and interactions with and members of the health care industry, including the so-called federal “sunshine” law or Open Payments law (42 U.S.C. § 1320a-7h); Laws relating to unfair competition or trade practices, false, deceptive, unfair or misleading advertising or promotional practices, or violations of consumer protections, including the Federal Trade Commission Act; Laws relating to Health Care Permits; and all Laws relating to the practice of medicine, the corporate practice of medicine, fee splitting, professional licensure; any and all applicable laws governing, regulating or pertaining to the payment for health care related items or services including state all-payor Laws; Laws regulating the billing, coding, documentation, and submission of claims and collection of accounts receivable and reporting and refunding of overpayments for health care services, items, and supplies, including the No Surprises Act of the 2021 Consolidated Appropriations Act, Pub. L. No. 116-260 and Laws relating to any Government Healthcare Program or other Programs; HIPAA; all comparable federal and state Laws to all of the statutes and laws listed or referenced above; and all regulations or rules promulgated pursuant to all of the statutes and laws listed or referenced above.

“HIPAA” means the United States Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. §§ 1320d through 1329d-8), as amended by the Health Information Technology for Economic and Clinical Health Act (Pub. L. No. 111-5), and all applicable implementing regulations, including its implementing regulations codified at 45 C.F.R. Parts 160, 162, and 164.

“Indebtedness” means, with respect to any Person, without duplication, as of the date of determination, means (i) all indebtedness, liabilities and obligations, now existing or hereafter arising, for money borrowed by a Person (including any principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, commitment and other fees), (ii) any contingent liability for or guaranty by a Person of any such obligation of any other Person (including the pledge of any collateral or grant of any security interest by a Person or such Person’s Subsidiaries in any property as security for any such liability, guaranty or obligation) or (iii) liabilities pursuant to or in connection with letters of credit or banker’s acceptances or similar items (in each case to the extent drawn), in the case of (i) through (iii), whether or not any of the foregoing is evidenced by any note, indenture, guaranty or agreement, but excluding all trade payables incurred in the ordinary course of business.

“Intellectual Property” means all rights arising in any jurisdiction throughout the world and all rights arising under, provided by, or associated with any of the following: (i) patents and patent applications, including any renewals, reissuances, modifications, continuations, continuations-in-part, revisions, divisionals, reexaminations, substitutions, extensions and foreign counterparts thereof; (ii) trademarks, service marks, trade dress, logos, trade names and other designations of source or origin, together with the goodwill symbolized by any of the foregoing; (iii) internet domain names, social media accounts, uniform resource locators (URLs), and other identifiers and locators associated with Internet addresses and sites; (iv) copyrights and works of authorship (including in Software as a work of authorship); (v) trade secrets and industrial secret rights, and intellectual property rights in algorithms, models, methodologies, inventions, know-how, data (including pharmacological, toxicological, non-clinical, pre-clinical and clinical data, analytical and quality control data, manufacturing data and descriptions, market data, financial data or descriptions), databases, data collections, data sets, curated data content, devices, assays, specifications, Software, processes, and confidential or proprietary business, financial, or technical information (“Trade Secrets”); (vi) any other similar or equivalent intellectual property or proprietary right in any jurisdiction; and (vii) any registration of or applications for any of the foregoing.

“IT Systems” means the Software, mobile applications, systems, servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches and all other information technology and telecommunications assets, systems, and equipment, in each case, owned or controlled by, or otherwise used by or on behalf of the Company or any of its Subsidiaries for use in the conduct of its business as it is currently conducted.

“Knowledge” means, when used with respect to the Company, the actual knowledge (after reasonable inquiry of such Person’s direct reports) of the Persons listed on Section A.1 of the Company Disclosure Schedule and, with respect to Parent, the actual knowledge (after reasonable inquiry of such Person’s direct reports) of the persons listed on Section A.1 of the Parent Disclosure Schedule.

“Leased Real Property” means the leasehold or subleasehold interests and any other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interests in real property held by the Company or any of its Subsidiaries under the Real Property Leases.

“Lien” means any mortgage, lien, license (other than non-exclusive licenses of Intellectual Property granted to customers or service providers in the ordinary course of business), pledge, charge, security interest, deed of trust, U.S. Uniform Commercial Code lien, easement, or similar encumbrance in respect of any property or asset, including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset or any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset, other than restrictions on transfer arising under applicable securities Laws.

“Marketing Period” means the first period of ten (10) consecutive Business Days commencing after the date of this Agreement throughout which and at the end of which (a) Parent has been provided the Required Information (provided that, for purposes of the use of such term in this definition, references in the definition of “Required Information” to the term “Closing Date” shall be deemed replaced by the words “the first day of such ten (10) consecutive Business Day period”; provided further that the filing by the Company with the SEC of an Annual Report on Form 10-K or a Quarterly Report on Form 10-Q that includes any annual audited financial statements or unaudited quarterly interim financial statements of the Company included in the Required Information will be deemed to satisfy any requirement to deliver such financial statements to the Parent so long as such financial statements otherwise comply with the requirements set forth in “Required Information” with respect thereto) and (b) the conditions set forth in Sections 7.1 and 7.2 are satisfied (other than those conditions that by their nature are to be satisfied at the Closing); provided, that (i) if the Marketing Period has not been completed on or prior to December 19, 2025, the Marketing Period shall not commence earlier than January 5, 2026, (ii) if the Marketing Period has not been completed on or prior to August 21, 2026, the Marketing Period shall not commence earlier than September 8, 2026, (iii) November 27, 2025, November 28, 2025, May 25, 2026 and July 3, 2026 shall not count as Business Days for such ten (10) consecutive Business Day period (provided, however, that such exclusion shall not restart such period); provided, further, if the Company shall in good faith reasonably believe that it has provided the Required Information and the Marketing Period has commenced, it may deliver to Parent a written notice to that effect (stating the date upon which it believes it completed such delivery of Required Information and when it believes such period commenced), in which case the Company shall be deemed to have complied with such obligation to deliver Required Information and the Marketing Period shall be deemed to have commenced on the date specified in such notice, unless Parent in good faith believes the Company has not completed delivery of the Required Information and, within five (5) Business Days after the delivery of such notice by the Company, delivers a written notice to the Company to that effect (stating in good faith and in reasonable detail why it believes the Marketing Period has not commenced and which items of the Required Information the Company has not delivered) following which the Required Information shall be deemed to have been received by Parent as soon as the Company delivers to Parent such specified portion of the Required Information; provided that (a) notwithstanding the foregoing, the delivery of the Required Information shall be satisfied at any time which (and so long as) Parent shall have actually received the Required Information, regardless of whether or when any such notice is delivered by the Company and (b) it is understood that the delivery of such written notice from Parent to the Company will not prejudice the Company’s right to assert that the Required Information has in fact been delivered and that the Marketing Period has commenced.

Notwithstanding the foregoing, (a) the Marketing Period will not commence or be deemed to have commenced if, after the date of this Agreement and prior to the completion of the ten (10) consecutive Business Day period referenced herein, (i) the Company’s independent auditor has withdrawn its audit opinion or announced its intention to do so with respect to any audited financial statements that are included in the Required Information, in which case the Marketing Period will not be deemed to commence unless and until, at the earliest, a new unqualified audit opinion is issued with respect to the audited financial statements of the Company for the applicable periods by such independent auditor or another independent nationally recognized public accounting firm or such auditor has announced that it has concluded that no restatement will be required or that it no longer intends to withdraw its audit opinion, (ii) the Company issues a public statement indicating its intent to, or determines that it must, restate any historical financial statements or other financial information included in the Required Information, in which case the Marketing Period will not be deemed to commence unless and until, at the earliest, such restatement has been completed and the relevant Required Information has been amended or the Company has announced that it has concluded that no restatement will be required or (iii) the Required Information, when taken as a whole, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained in the Required Information, taken as a whole, not materially misleading in light of the circumstances under which such statements are made, in which case, the Marketing Period shall not be deemed to commence unless and until such Required Information has been updated or supplemented so that there is no longer, when taken as a whole, any such untrue statement of a material fact or omission to state any material fact necessary in order to make the statements contained therein not materially misleading, when taken as a whole, in light of the circumstances under which such statements are made.

“Material Adverse Effect” means any change, effect, event, occurrence, condition, circumstance, state of facts or development that, individually or in the aggregate, has or would reasonably be expected to have a material adverse effect on the business, or financial condition of the Company and its Subsidiaries, taken as a whole; provided, however, that no change, effect, event, occurrence, condition, circumstance, state of facts or development resulting from the following shall constitute a Material Adverse Effect or be taken into account in determining whether a Material Adverse Effect has occurred, is occurring or would reasonably be expected to occur: (A) changes in the economy or financial, debt, credit or securities markets generally in the United States or any other country or region in the world, or changes in conditions in the global economy generally, including trade disputes or the imposition of tariffs, duties or other trade restrictions; (B) changes generally affecting the industries (including healthcare) or geographic regions in the United States or elsewhere in which the Company and its Subsidiaries operate; (C) changes in U.S. GAAP or other applicable accounting standards or binding interpretations thereof; (D) changes in any political or geopolitical, regulatory, legislative or social conditions, acts of war (whether or not declared), hostilities, military actions or acts of terrorism, or any escalation or worsening of the foregoing; (E) weather conditions or acts of God (including storms, earthquakes, tsunamis, tornados, hurricanes, pandemics, epidemics or other outbreaks of disease, quarantine restrictions, floods, droughts or other natural disasters and force majeure events) (or escalation or worsening of any such events or occurrences, including, as applicable, subsequent wave(s)); (F)

any capital market conditions, in each case in the United States or any other country or region in the world in which the Company and its Subsidiaries operate; (G) changes in Laws (or the enforcement thereof); (H) a decline in the price or trading volume of the Shares on Nasdaq or any other securities market or in the trading price of any other securities of the Company or any of its Subsidiaries or any change in the ratings or ratings outlook for the Company or any of its Subsidiaries; provided that the underlying causes of any such decline(s) or change(s) may be taken into account to the extent not otherwise excluded by other clauses of this definition; (I) any failure by the Company to meet any internal or published projections, forecasts, estimates or predictions of revenues, earnings, cash flow or cash position or other financial, accounting or operating measures or metrics (whether such projections, forecasts, estimates or predictions were made by the Company or independent third parties) for any period; provided that the underlying causes of any such failure(s) may be taken into account to the extent not otherwise excluded by other clauses of this definition; (J) (x) the impact of the identity of Parent or Merger Sub or (y) the announcement, pendency or consummation of this Agreement or the Merger, including, in each case the impact thereof on relationships with employees, customers, suppliers, distributors, partners, vendors or other Persons (provided no effect shall be given to this clause (J) for purposes of any representation or warranty in Section 5.1(d) to the extent the purpose of such representation or warranty is to address the consequences of the execution of this Agreement or the consummation of the transactions contemplated hereby); (K) any action or claim made or brought by any of the current or former stockholders of the Company (or on their behalf or on behalf of the Company) against the Company or any of its directors, officers or employees to the extent arising out of this Agreement or the Merger or any other transactions contemplated by this Agreement (provided no effect shall be given to this clause (K) for purposes of any representation or warranty in Section 5.1(d) to the extent the purpose of such representation or warranty is to address the consequences of the execution of this Agreement or the consummation of the transactions contemplated hereby); (L) any action or inaction by the Company or its Subsidiaries taken or omitted to be taken at the express written request of Parent or Merger Sub or with the express written consent of Parent or Merger Sub or expressly required by this Agreement; or (M) the availability or cost of equity, debt or other financing to Parent or Merger Sub; except, in the case of clauses (A) through (G), to the extent the Company and its Subsidiaries, taken as a whole, are disproportionately adversely affected by such changes, effects, events, occurrences or developments, compared to other, similarly sized and situated companies in the industry in which the Company and its Subsidiaries operate and then solely to the extent of any such disproportionality.

“Milestone Payment Amount” shall have the meaning ascribed to the term “Milestone Payment Amount” in the CVR Agreement.

“Nasdaq” means the NASDAQ Stock Market LLC.

“Open Source Software” means all Software or other material that is distributed as “free software”, “open source software” or under similar licensing or distribution terms (including any license described by the Open Source Initiative or listed at http://www.opensource.org/licenses).

“Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.

“Owned Real Property” means all land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by the Company or any of its Subsidiaries.

“Owned Source Code” means source code or proprietary weights or parameters of Software owned or purported to be owned by the Company or any of its Subsidiaries.

“Permitted Liens” means: (I) Liens for Taxes or assessments that are (x) not yet due or delinquent or (y) the amount or validity of which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with U.S. GAAP prior to the date of this Agreement; (II) statutory liens or landlords’, carriers’, warehousemen’s, mechanics’, suppliers’, workmen’s, materialmen’s or repairmen’s liens or other like Liens arising or incurred in the ordinary course of business; (III) with respect to the Leased Real Property and Owned Real Property, (w) easements, quasi-easements, licenses, covenants, rights-of-way, rights of re-entry or other similar restrictions that do not materially impair the use, occupancy or value of such Leased Real Property or Owned Real Property, (x) zoning, building and subdivision restrictions which are imposed by a Governmental Authority having jurisdiction over such real property; (y) any conditions that would be apparent or revealed by a current survey or physical inspection; and (z) Liens and other imperfections of title that do not, individually or in the aggregate, materially impair the present use and operation of such property; (IV) as to any Leased Real Property any Lien affecting solely the interest of the landlord thereunder and not the interest of the tenant thereunder that does not materially impair the use, occupancy or value of such Leased Real Property; (V) pledges or deposits under workmen’s compensation Laws, unemployment insurance Laws, social security, retirement or similar legislation, or good-faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such entity is a party, or deposits to secure public or statutory obligations of such entity or to secure or appeal bonds to which such entity is a party, or deposits as security for contested Taxes, in each case incurred or made in the ordinary course of business; (VI) Liens to the extent specifically disclosed or reflected on the consolidated balance sheet of the Company for the quarterly period ended June 28, 2025 (including any notes thereto) and/or securing Indebtedness or other obligations reflected on such balance sheet and disclosed on the Company Disclosure Schedule, (VII) Liens to be released at or prior to Closing; (VIII) Liens securing “Obligations” as defined in the Company Credit Agreement; and (IX) Liens relating to intercompany borrowings among a Person and its wholly owned Subsidiaries.

“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Authority or other entity of any kind or nature.

“Personal Information” means any information that (i) identifies, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular individual, household or device, or (ii) is otherwise defined as “personal information,” “personal data,” “sensitive personal information” or “personally identifiable information” under any applicable privacy Laws.

“PHI” means Protected Health Information (as defined in 45 C.F.R. § 160.103).

“Privacy and Security Requirements” means, to the extent applicable to the Company and its Subsidiaries and to the extent pertaining to the privacy, data security, use, disclosure, interoperability, sale, transfer (including cross-border), sharing, data breach notification, or other processing of Personal Information or PHI, all: (a) Laws (including European Privacy Laws); (b) contractual obligations of the Company or any of its Subsidiaries; (c) external and internal policies and procedures maintained by the Company; (d) public policies issued by any Governmental Authority and (e) binding industry standards.

“Programs” means any third-party payors and third-party payor programs and health plans in which the Company or any Subsidiary participates, including Government Healthcare Programs or private payors.

“Real Property Leases” means the leases, subleases, licenses or other agreements, including all amendments, extensions, renewals, guaranties or other agreements with respect thereto, under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy any real property.

“Registered Intellectual Property” means all Owned Intellectual Property that is issued by, registered with or the subject of a pending application before any Governmental Authority or (in the case of domain name registrations) any domain name registrar.

“Regulatory Laws” means all Laws relating to the research, development, investigation, manufacturing, production, processing, labeling, packaging, testing, storage, distribution, import, export, marketing, advertising, promotion, sale, safety and use of medical devices and other medical products or services, including (a) the Federal Food, Drug, and Cosmetic Act (21 U.S.C.§ 301 et seq.) and the rules and regulations promulgated and enforced by FDA thereunder, including those relating to investigational use, premarket notification or approval, establishment registration, product listing, labeling, record-keeping, complaint handling and adverse event reporting, and reporting of corrections or removals; (b) Council Directive 93/42/EEC concerning medical devices, Directive 98/79/EC on in vitro diagnostic medical devices, Regulation (EU) 2017/745 on Medical Devices, Regulation (EU) 2017/746 on In Vitro Diagnostic Medical Devices and the UK Medical Devices Regulation 2002 (SI 2002 No.618); (c) Laws governing current good manufacturing practices for medical devices, including those contained in 21 C.F.R. Parts 820, ISO Standard 13485:2016 – Medical Devices – quality management systems, and ISO Standard 9001 – Quality Management Systems; (d) Laws governing the conduct of clinical trials, including those contained in 21 C.F.R. Parts 11, 50, 54, 56, and 812, ISO 14155 Standard for clinical investigations of medical devices for human subjects – Good Clinical Practice, and European Commission’s Medical Device Coordination Group Guidance; (e) Laws governing the conduct of non-clinical laboratory studies, including those contained in 21 C.F.R. Part 58, and ISO Standard 17025 Standard for laboratory competence; and (f) all comparable foreign, state, or local Laws relating to the foregoing.

“Required Information” means (i) audited consolidated financial statements of the Company consisting of consolidated balance sheets as of the last date of each of the two fiscal years of the Company ended at least sixty (60) calendar days prior to the Closing Date and consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for each of the two fiscal years of the Company ended at least sixty (60) calendar days prior to the

Closing Date, (ii) unaudited consolidated financial statements of the Company consisting of a consolidated balance sheet and consolidated statements of income, comprehensive income and stockholders’ equity as of the last calendar day of and for the most recently completed fiscal quarter ended at least forty (40) calendar days before the Closing Date, and the consolidated statement of cash flows for the period from the beginning of the most recently completed fiscal year ended at least sixty (60) calendar days before the Closing Date to the last calendar day of the most recently completed fiscal quarter ended at least forty (40) calendar days before the Closing Date, in each case of this clause (ii) other than with respect to any quarter-end that is also a fiscal year-end and (iii) such other pertinent and customary information regarding the Company and its Subsidiaries requested by Parent in writing, to the extent that such information is either expressly required pursuant to with the Debt Commitment Letter or of the type and form customarily included in marketing documents used in connection with the Debt Financing. Notwithstanding anything to the contrary in this definition, nothing in this Agreement will require the Company to provide any Excluded Information. The Company’s filing with the SEC pursuant to the Exchange Act and the rules and regulations of the SEC promulgated thereunder of any required audited financial statements with respect to it that is publicly available on Form 10-K or required unaudited financial statements with respect to it that is publicly available on Form 10-Q, in each case, will satisfy the requirements, as applicable, of this definition. Parent hereby acknowledges having received as of the date hereof the financial information described in clause (i) for the fiscal years of the Company ended on September 28, 2024 and September 30, 2023 and all financial information described in clause (ii) for the period ended June 28, 2025.

“Sanctioned Country” means any country or region or government thereof that is, or has been since the Applicable Date, the subject or target of an applicable comprehensive embargo under Trade Controls (including Cuba, Iran, North Korea, Syria, Venezuela, the Crimea region of Ukraine, the so-called “Donetsk People’s Republic,” and the so-called “Luhansk People’s Republic”).

“Sanctioned Person” means any Person that is the subject or target of applicable sanctions or restrictions under applicable Trade Controls, including: (i) any Person listed on any U.S. or applicable non-U.S. sanctions- or export-related restricted party list, including the U.S. Department of the Treasury Office of Foreign Assets Control’s (“OFAC”) List of Specially Designated Nationals and Blocked Persons, or any other OFAC, U.S. Department of Commerce Bureau of Industry and Security, or U.S. Department of State sanctions- or export-related restricted party list; (ii) any Person located, organized, or resident in a Sanctioned Country; (iii) any Person that is, in the aggregate, 50 percent or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clauses (i)-(ii); or (iv) any national of a Sanctioned Country with whom U.S. persons are prohibited from dealing.

“Sanctions” means all U.S. and applicable non-U.S. Laws relating to economic or trade sanctions, including the Laws administered or enforced by the United States (including by OFAC or the U.S. Department of State) and the United Nations Security Council.

“Software” means (a) software, computer programs, firmware, and application programming interfaces, whether in source code, object code, or other form, (b) data, databases, and collections of data, (c) software implementations of algorithms, models, and methodologies, and (d) documentation, including user documentation, user manuals and training materials, files, and records relating to any of the foregoing.

“Solvent” means, with respect to any Person or groups of Persons, that (a) the fair saleable value (determined on a going concern basis) of the assets of such Person or group of Persons is greater than the total amount of such Person’s liabilities (including all liabilities, whether or not reflected on a balance sheet prepared in accordance with U.S. GAAP, and whether direct or indirect, fixed or contingent, secured or unsecured, disputed or undisputed); (b) such Person or group of Persons is able to pay its debts and obligations in the ordinary course of business as they become due; and (c) such Person or group of Persons has adequate capital to carry on its businesses and all businesses in which it is about to engage.

“Sovereign Co-Investor” means Hux Investment Pte. Ltd. and Platinum Falcon B 2018 RSC Limited.

“Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries.

“Superior Proposal” means a bona fide written Acquisition Proposal (with references therein to “twenty-five percent (25%) or more” being deemed to be replaced with references to “more than fifty percent (50%)”), by a Person or Group that the Company Board determines in good faith, after consultation with its financial advisors and outside legal counsel, after taking into account such legal, financial, regulatory and other aspects of such proposal (including the conditionality and certainty of closing) and the Person or Group making such proposal, as the Company Board deems relevant, to be more favorable to the Company’s stockholders (in their capacity as such) than the Merger from a financial point of view (taking into account, as the Company Board deems relevant, all legal, regulatory, financial, financing and other aspects of such proposal and, if applicable, any revisions committed to in writing by Parent pursuant to Section 6.2(e)(i)).

“Tax” or “Taxes” means all U.S. federal, state, local, provincial or foreign income, windfall or other profits, franchise, gross receipts, capital, capital stock, payroll, sales, employment, social security, unemployment, use, ad valorem, property, estimated, withholding, excise, severance, stamp, customs duties, occupation, value added, inventory, license, transfer, and any other charge in the nature of tax imposed by any Governmental Authority, together with all interest, penalties and additions to tax imposed with respect to such amounts, whether disputed or not.

“Tax Return” means any returns, reports, declarations, elections, claims for refunds, estimated tax filings, information returns or similar filings filed or required to be filed with any Governmental Authority with respect to Taxes, including any attachments thereto and any amendments thereof.

“Tax Sharing Agreement” means any Tax sharing, Tax allocation or Tax indemnity agreement (other than (a) any commercial, lease, or acquisition agreement, a principal purpose of which is not related to Taxes or (b) any agreement exclusively between or among the Company and/or its Subsidiaries).

“Tranche 1 Option” means any Company Option with an exercise price per Share that is less than the amount of the Closing Consideration.

“Tranche 2 Option” means any Company Option with an exercise price per Share that is (a) equal to or greater than the amount of the Closing Consideration and (b) less than the sum of (i) the amount of the Closing Consideration and (ii) $3.00.

“U.S. GAAP” means United States generally accepted accounting principles.

“Willful and Material Breach” means a material breach of this Agreement that results from a willful or deliberate act or failure to act by a Party that knows, or would reasonably be expected to have known, that the taking of such act or failure could result in such a material breach.

Term	Section
2018 Indenture	Annex A
2020 Indenture	Annex A
Action	5.1(h)
AdvaMed Code	Annex A
Agreement	Preamble
Alternate Debt Financing	6.13(c)
Alternative Acquisition Agreement	6.2(d)(iv)
Antitrust Law	6.5(g)
Applicable Date	5.1
Applicable Severance Plan	6.9(a)
Bankruptcy and Equity Exception	5.1(c)(i)
Benefit Plans	5.1(i)(i)
Blackstone Confidentiality Agreement	6.6(b)
Blackstone Guarantee	Recitals
Blackstone Guarantors	Recitals
Book-Entry Shares	4.1(a)
Bylaws	2.2
Certificate of Merger	1.3
Change of Recommendation	6.2(d)(v)
Charter	2.1
Chosen Courts	9.5(a)
Closing	1.2
Closing Consideration	4.1(a)
Closing Date	1.2
Code	4.2(h)
Company	Preamble
Company Board	Recitals
Company Cooperation Parties	6.16(b)
Company Disclosure Schedule	5.1
Company Equity Awards	4.3(d)
Company Indenture Legal Opinions	6.18(a)
Company Option	4.3(a)
Company Permits	5.1(j)(ii)(A)

Company Recommendation	5.1(c)(ii)
Company Redemption Legal Opinion	6.18(b)
Company Redemption Officers’ Certificate	6.18(b)
Company Reports	5.1(e)(i)
Company RSU Award	4.3(b)(i)
Company Stockholders Meeting	6.4(a)
Company Supplemental Indenture	6.18(a)
Confidentiality Agreements	6.6(b)
Continuing Employee	6.9(a)
Contract	5.1(d)(ii)
Cut-Off Date	6.2(b)
CVR	4.1(a)
CVR Agreement	Recitals
CVR Equivalent Award	4.3(b)(ii)
D&O Insurance	6.11(c)
Data Breach	5.1(n)(ii)
Debt Financing	5.2(f)(i)
Debt Tender Offer	6.18(a)
Definitive Agreements	6.13(a)
DGCL	Recitals
DOJ	6.5(b)
DTC	4.2(c)(i)
Effective Time	1.3
Enrollments	5.1(t)(viii)
Equity Financing	5.2(f)(ii)
ERISA	5.1(i)(i)
Exchange Act	5.1(d)(i)
Excluded Costs	6.16(c)
Extended Outside Date	8.1(b)
Extension Date	8.1(b)
Final Exercise Date	4.3(c)
Financing Amounts	5.2(f)(iv)
FTC	6.5(b)
Governmental Authority	5.1(d)(i)
Guarantees	Recitals
Guarantors	Recitals
Health Care Permits	5.1(j)(ii)(B)
HSR Act	5.1(d)(i)
Indemnified Parties	6.11(a)
Indentures	Annex A
Initial Outside Date	8.1(b)
Interests and Expenses	8.2(d)
Intervening Event	6.2(e)(ii)
IRS	5.1(i)(i)
Labor Agreement	5.1(p)(i)
Laws	5.1(j)(i)

Letter of Transmittal	4.2(c)(i)
Liability Limitation	8.2(e)
Material Contract	5.1(k)(i)
material weakness	5.1(e)(ii)
Measurement Date	5.1(b)(i)
Merger	Recitals
Merger Consideration	4.1(a)
Merger Sub	Preamble
New Debt Commitment Letter	6.13(c)
Non-U.S. Plan	5.1(i)(ix)
No-Shop Period Start Date	6.2(a)
OFAC	Annex A
Offer Documents	6.16(c)
Order	5.1(h)
Outside Date	8.1(b)
Parent	Preamble
Parent Disclosure Schedule	5.2
Parent Termination Fee	8.2(c)
Parties	Preamble
Party	Preamble
Paying Agent	4.2(a)
Payment Fund	4.2(b)
Prohibited Modification	6.13(b)
Proxy Statement	6.3(a)
Redemption	6.18(b)
Related Party	8.2(e)
Representatives	6.2(a)
Required Jurisdictions	7.1(c)
Restricted Cash Award	4.3(b)(ii)
Rights Agent	Recitals
SEC	5.1(e)(i)
Securities Act	5.1(d)(i)
Share Certificate	4.1(a)
Shares	4.1(a)
significant deficiency	5.1(e)(ii)
Specified Acquisition	6.1(d)
Surviving Corporation	1.1
Tail Period	6.11(c)
Takeover Statute	5.1(m)
Termination Payment	8.2(d)
TPG Confidentiality Agreement	6.6(b)
TPG Guarantee	Recitals
TPG Guarantors	Recitals
Trade Secrets	Annex A

Exhibit A

FORM OF CVR AGREEMENT

[See attached]

FORM OF CONTINGENT VALUE RIGHTS AGREEMENT

THIS CONTINGENT VALUE RIGHTS AGREEMENT, dated as of [•] (this “Agreement”), is entered into by and between Hopper Parent Inc., a Delaware corporation (“Parent”), Hologic, Inc., a Delaware corporation (the “Company”) and [•], a [•], as Rights Agent.

RECITALS

WHEREAS, Parent, Hopper Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), and the Company, have entered into an Agreement and Plan of Merger dated as of October 21, 2025 (as it may be amended or supplemented from time to time pursuant to the terms thereof, the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent, all upon the terms and conditions set forth in the Merger Agreement; and

WHEREAS, pursuant to the Merger Agreement, Parent has agreed that each outstanding share of common stock, par value $0.01 per share, of the Company (the “Shares”) will convert into the right to receive (i) the Closing Consideration and (ii) one (1) contractual contingent value right as hereinafter described, and that certain Company Equity Awards will convert into the right to receive the Closing Consideration and/or contractual contingent value rights as hereinafter described, each of which Parent has agreed to provide to the Company’s stockholders and such holders of Company Equity Awards, as applicable.

NOW, THEREFORE, in consideration of the foregoing and the consummation of the transactions referred to above, the parties hereto agree, for the equal and proportionate benefit of all Holders (as hereinafter defined), as follows:

ARTICLE I

DEFINITIONS; CERTAIN RULES OF CONSTRUCTION

Section 1.1 Definitions. Capitalized terms used but not otherwise defined herein will have the meanings ascribed to them in the Merger Agreement. As used in this Agreement, the following terms will have the following meanings:

“2026 Aggregate Milestone Payment Amount” means the sum of all the 2026 Milestone Payment Amounts due to the Holders, if any.

“2026 Milestone Payment Amount” means, for a given Holder, if Milestone 1 is satisfied, the product of (a) an amount between $0.50 and $1.50, determined by linear interpolation, based on the amount by which Revenue in respect of the 2026 Milestone Period exceeds $1,556,844,377 but is less than $1,571,844,377, provided that in the event that Revenue in respect of the 2026 Milestone Period is equal to or greater than $1,571,844,377, the amount shall be equal to $1.50 and (b) the number of CVRs held by such Holder as reflected on the CVR Register as of the close of business on the date of the applicable Milestone Notice; provided, that, notwithstanding the foregoing, the 2026 Milestone Payment Amount in respect of a CVR received in respect of a Tranche 2 Option will be reduced (not to below zero) by the excess, if any, of the exercise price per Share of such Company Option over the Closing Consideration.

“2026 Milestone Period” means the period commencing on September 28, 2025 and ending on September 26, 2026.

“2027 Aggregate Milestone Payment Amount” means the sum of all the 2027 Milestone Payment Amounts due to the Holders, if any.

“2026 Catch-Up Revenue” means the Revenue in respect of the 2026 Milestone Period plus the 2027 Excess Revenue.

“2027 Excess Revenue” means the amount by which Revenue in respect of the 2027 Milestone Period exceeds $1,666,256,283.

“2027 Milestone Payment Amount” means, for a given Holder, if Milestone 2 is satisfied, the product of (a) an amount between $0.50 and $1.50, determined by linear interpolation, based on the amount by which Revenue in respect of the 2027 Milestone Period exceeds $1,651,256,283 but is less than $1,666,256,283, provided that in the event that Revenue in respect of the 2027 Milestone Period is equal to or greater than $1,666,256,283, the amount shall be equal to $1.50 and (b) the number of CVRs held by such Holder as reflected on the CVR Register as of the close of business on the date of the applicable Milestone Notice; provided, that, notwithstanding the foregoing, the 2027 Milestone Payment Amount in respect of a CVR received in respect of a Tranche 2 Option will be reduced (not to below zero) by the excess, if any, of the exercise price per Share of such Company Option over the sum of (A) the Closing Consideration plus (B) the aggregate amount of the 2026 Milestone Payment Amount paid with respect to a CVR received not in respect of a Tranche 2 Option.

“2027 Milestone Period” means the period commencing on September 27, 2026 and ending on September 25, 2027.

“Acting Holders” means, at the time of determination, Holders of at least thirty two and a half percent (32.5%) of the outstanding CVRs, as set forth in the CVR Register at the time of determination.

“Aggregate Milestone Payment Amount” means, (a) with respect to Milestone 1, the 2026 Aggregate Milestone Payment Amount, (b) with respect to Milestone 2, the 2027 Aggregate Milestone Payment Amount and (c) with respect to the Catch-Up Milestone, the Catch-Up Aggregate Milestone Payment Amount.

“Business” means the “Breast Health” segment of the Company and its Subsidiaries (which includes commercialization of the Products).

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open in New York, New York.

“Catch-Up Aggregate Milestone Payment Amount” means the sum of all the Catch-Up Milestone Payment Amounts due to the Holders, if any.

2

“Catch-Up Milestone Payment Amount” means, for a given Holder, if the Catch-Up Milestone is satisfied and the 2026 Catch-Up Revenue exceeds $1,556,844,377, the product of (a) (i) an amount between $0.50 and $1.50, determined by linear interpolation, based on the amount by which the 2026 Catch-Up Revenue exceeds $1,556,844,377 but is less than $1,571,844,377, provided that in the event that the 2026 Catch-Up Revenue is equal to or greater than $1,571,844,377, the amount shall be equal to $1.50 minus (ii) the 2026 Milestone Payment Amount actually paid per CVR and (b) the number of CVRs held by such Holder as reflected on the CVR Register as of the close of business on the date of the applicable Milestone Notice; provided, that, notwithstanding the foregoing, the Catch-Up Milestone Payment Amount in respect of a CVR received in respect of a Tranche 2 Option will be reduced (not to below zero) by the excess, if any, of the exercise price per Share of such Company Option over the sum of (A) the Closing Consideration plus (B) the aggregate amount of the 2026 Milestone Payment Amount and the 2027 Milestone Payment Amount paid with respect to a CVR received not in respect of a Tranche 2 Option. For the avoidance of doubt, in no event will the sum of the Catch-Up Milestone Payment Amount and the 2026 Milestone Payment amount, in each case in respect of one CVR, be greater than $1.50.

“Catch-Up Milestone” means Revenue in respect of the 2027 Milestone Period is greater than $1,666,256,283.

“Change of Control” means, with respect to a party, (a) a merger or consolidation involving such party in which it is not the surviving entity unless the stockholders of such party immediately prior to such transaction continue to own 50% or more of such surviving entity’s voting power immediately after such transaction and in substantially the same proportions as owned or held immediately prior to such transaction or with substantially the same control or (b) any other transaction involving such party in which it is the surviving or continuing entity but in which the stockholders of such party immediately prior to such transaction own less than 50% of such party’s voting power immediately after the transaction.

“Commercially Diligent Efforts” means, the level of efforts of Parent and/or its Subsidiaries to operate the Business in the ordinary course of business and in a good-faith, diligent and sustained manner consistent with past practice as of the date hereof (including with respect to any recalls and remediation actions), without undue interruption, pause or delay, including (without limitation) a level of effort and expenditure of resources that is consistent with the level of efforts that a company of comparable size, nature and resources as those of the Company would use to conduct the Business, including by maintaining an appropriate sales force/work force in the Business, with Parent permitted to take into account the nature of efforts and cost required for the undertaking at stake and all factors reasonably deemed relevant to such operation, including the time and cost to develop and commercialize any Products, product safety, regulatory requirements, the competitiveness of alternative third-party products, pricing, reimbursement, revenue prospects, actual or reasonably anticipated profitability, potential third-party liability and litigation risk, and technical, commercial, legal, scientific and medical factors, in each case, based on then existing and reasonably anticipated future conditions and with practices with respect to recalls and remediation actions also based on go-forward best practices employed by the Company and its Subsidiaries; provided, that such level of efforts and resources shall be determined without taking into account the fact of or the cost of any potential Aggregate Milestone Payment Amount payable in accordance with the terms of this Agreement. For the avoidance of doubt, Commercially Diligent Efforts does not mean that Parent guarantees that it will actually achieve a Milestone and a failure to achieve a Milestone may still be consistent with Commercially Diligent Efforts.

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“Company Guaranteed Obligations” has the meaning set forth in Section 6.12.

“CVR Register” has the meaning set forth in Section 2.3(b).

“CVRs” means the rights of Holders to receive contingent cash payments pursuant to the Merger Agreement and this Agreement.

“Dispute Notice” has the meaning set forth in Section 4.6(b).

“DTC” means The Depository Trust Company or any successor thereto.

“Equity Award CVR” means a CVR received by an initial Holder in respect of Company Options or Company RSU Awards pursuant to Section 4.3 of the Merger Agreement.

“Financial Statements” means the Annual Report on Form 10-K filed by the Company on November 27, 2024.

“Funds” has the meaning set forth in Section 2.6.

“GAAP” means United States generally accepted accounting principles.

“Governmental Body” means any federal, state, provincial, local, municipal, foreign or other governmental or quasi-governmental authority, including, any arbitrator or arbitral body, mediator and applicable securities exchanges, or any department, minister, agency, commission, commissioner, board, subdivision, bureau, agency, instrumentality, court or other tribunal of any of the foregoing.

“Holder” means a person in whose name a CVR is registered in the CVR Register at the applicable time.

“Independent Accountant” means an independent certified public accounting firm of nationally recognized standing designated either (a) jointly by the Acting Holders and Parent, or (b) if such parties fail to make a designation, jointly by an independent public accounting firm selected by Parent and an independent public accounting firm selected by the Acting Holders.

“Management Plan” means the plan for the Business set forth on Schedule B.

“Milestone” means Milestone 1, Milestone 2 or Catch-Up Milestone, as applicable.

“Milestone 1” means Revenue in respect of the 2026 Milestone Period is equal to or greater than $1,556,844,377.

“Milestone 2” means Revenue in respect of the 2027 Milestone Period is equal to or greater than $1,651,256,283.

“Milestone Determination Date” means (a) with respect to Milestone 1, the date that is one-hundred and fifty (150) days after the end of the 2026 Milestone Period and (b) with respect to Milestone 2 and Catch-Up Milestone, the date that is one-hundred and thirty-five (135) days after the end of the 2027 Milestone Period.

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“Milestone Notice” has the meaning set forth in Section 2.4(a).

“Milestone Payment Date” has the meaning set forth in Section 2.4(b).

“Milestone Payment Amount” means (a) with respect to Milestone 1, the 2026 Milestone Payment Amount, if any, (b) with respect to Milestone 2, the 2027 Milestone Payment Amount, if any, and (c) with respect to Catch-Up Milestone, the Catch-Up Milestone Payment Amount, if any.

“Milestone Period” means (a) with respect to Milestone 1, the 2026 Milestone Period, and (b) with respect to Milestone 2 and Catch-Up Milestone, the 2027 Milestone Period.

“Negotiation Period” has the meaning set forth in Section 4.6(b).

“Officer’s Certificate” means a certificate signed by the chief executive officer, president, chief financial officer, any vice president, the controller, the treasurer or the secretary, in each case of Parent, in his or her capacity as such an officer, and delivered to the Rights Agent.

“Permitted Transfer” means: a Transfer of a CVR (a) upon death of a Holder by will or intestacy; (b) by instrument to an inter vivos or testamentary trust in which the CVR is to be passed to beneficiaries of the Holder upon the death of the Holder; (c) pursuant to a court order (including in connection with bankruptcy or liquidation); (d) by operation of law (including by consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; (e) in the case of a CVR held in book-entry or other similar nominee form, from a nominee to a beneficial owner and, if applicable, through an intermediary, or from such nominee to another nominee for the same beneficial owner; (f) if the Holder is a corporation, partnership or limited liability company, a distribution by the transferring corporation, partnership or limited liability company to its stockholders, partners or members, as applicable (provided that such distribution does not subject the CVRs to a requirement of registration under the Securities Act or the Exchange Act); (g) by in-kind distributions of CVRs to a participant in the Hologic, Inc. Savings and Investment Plan who holds CVRs in their participant account under such plan; or (h) as provided in Section 2.7.

“Products” means the products and services related to such products in each case specifically contemplated by the Management Plan.

“Qualified Buyer” means (a) any third party acquirer or successor of all or substantially all of the assets of Parent or the Company and their respective Subsidiaries in connection with a Change of Control or (b) any third party that has net assets or public company market capitalization of at least $4,000,000,000 (determined by reference to the most recent audited or unaudited balance sheet and taking into account the net assets or public company market capitalization of the Company and/or Business so acquired in connection with such transaction).

“Revenue” means, the revenue earned with respect to the applicable Milestone Period by Parent or any of its Subsidiaries from the sales of the Products (for the avoidance of doubt, taking into account variable consideration such as volume discounts, sales rebates, product returns and other adjustments), in each case in accordance with the application of Accounting Standards Codification Topic 606 (Revenue from Contracts with Customers) and GAAP within the Financial

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Statements; provided that (i) the transfer of Products between or among any of Parent or its Subsidiaries will not be considered a sale and any revenue related thereto shall not be counted as Revenue, (ii) if a product (or the right to sell a product, and such product is actually marketed or sold) is acquired (including by acquisition of a Person) by Parent or any of its Subsidiaries (including the Company) following the date hereof (which is not a Product and not, for the avoidance of doubt, a Product described on Schedule C hereto) (any such acquired product, a “New Product”) which directly competes with a Product (such Product, a “Cannibalized Product”), then revenue with respect to the sales of (and not services related to) such Cannibalized Product shall be included in Revenue as follows: (x) for the portion of the applicable Milestone Period prior to the acquisition of the competing product (or the right to sell such competing product, and such product is actually marketed or sold), the actual revenue (as calculated hereunder) for the sales of (and not services related to) such Cannibalized Product and (y) for the portion of the applicable Milestone Period following the acquisition of the competing product (or the right to sell such competing product), the pro-rated year-to-go amount with respect to the sales of (and not services related to) such Product as set forth in the Management Plan for the applicable Milestone Period (and, for the avoidance of doubt, if the acquisition of the competing product (or the right to sell such competing product) occurred in the prior Milestone Period (but on or following the date hereof), then this clause (y) shall apply to the entire applicable Milestone Period); provided, that the Products described on Schedule C hereto shall never form the basis for another Product becoming a Cannibalized Product, (iii) if Parent or any of its Subsidiaries (other than pursuant to a Sale of the Business or Change of Control) discontinues selling, or publicly announces the discontinuance of the sale of, a Product (whether due to divestiture or discontinuation) following the date hereof, in each case other than as a result of a recall or other material compliance, quality or liability related issue (any such discontinued or divested product, a “Discontinued Product”), then revenue with respect to the sales of (and not services related to) such Discontinued Product will be included in Revenue as follows: (x) for the portion of the applicable Milestone Period prior to the discontinuation or divestiture of the Discontinued Product (or, if earlier, the public announcement thereof), the actual revenue (as calculated hereunder) for the sales of (and not services related to) such Discontinued Product and (y) for the portion of the applicable Milestone Period following the discontinuation or divestiture of the Discontinued Product (or, if earlier, the public announcement thereof), the pro-rated year-to-go amount with respect to the sales of (and not services related to) such Product as set forth in the Management Plan for the applicable Milestone Period (and, for the avoidance of doubt, if the discontinuation or divestiture of the Discontinued Product occurred in the prior Milestone Period (but on or following the date hereof), then this clause (y) shall apply to the entire applicable Milestone Period), and (iv) Revenue will be adjusted as set forth on Schedule D; provided, further, that with respect the Products with the P-code P000, P480 and P709, the adjustments set forth in clauses (ii)(y) and (iii)(y) shall equal the pro-rated year-to-go amount with respect to the sales of (and not services related to) such Product set forth in the Management Plan for the applicable Milestone Period multiplied by the SKU Percentage; provided, further, that “services and other revenue” on the Management Plan cannot be a Cannibalized Product or Discontinued Product subject to the Revenue adjustment set forth in the foregoing clauses (ii) or (iii) and no part of the “services and other revenue” line item on the Management Plan shall be added back in the adjustments set forth in clauses (ii)(y) and (iii)(y); provided, further, that any foreign currency denominated revenue shall be converted into United States dollar for the purposes of the calculation of Revenue utilizing the applicable exchange rate for such foreign currency set forth on Schedule A.

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“Revenue Statement” means, for an applicable Milestone Period, a written statement of Parent, along with an Officer’s Certificate certifying the same, setting forth in reasonable detail the calculation of Revenue in the applicable Milestone Period, together with reasonable supporting documentation for such calculation.

“Review Request Period” has the meaning set forth in Section 4.6(a).

“Rights Agent” means the Rights Agent named in the first paragraph of this Agreement, until a successor Rights Agent will have become such pursuant to the applicable provisions of this Agreement, and thereafter “Rights Agent” will mean such successor Rights Agent.

“Sale of the Business” means any transaction or series of related transactions (including a sale or other disposition of assets, merger or consolidation, sale of equity interests or exclusive licensing transaction) pursuant to which all or substantially all (and in any case at least a majority) of the Business is sold, exclusively licensed or otherwise transferred to, or acquired by, directly or indirectly, a Person other than Parent or any of its Subsidiaries.

“SKU Percentage” shall mean (i) the revenue with respect to the sales of (and not services related to) the specific SKUs which are the Cannibalized Product or the Discontinued Product, as applicable, during the SKU Period divided by (ii) the amount of revenue with respect to the sales of (and not services related to) all SKUs in such Cannibalized Product’s or Discontinued Product’s P-code (which shall be, as applicable, either P000, P480 or P709, as set forth in the Management Plan) during the SKU Period, in each case as recorded within the sales ledger of the Company and its Subsidiaries’ GAAP financial statements.

“SKU Period” shall mean (i) with respect to the 2026 Milestone Period, the period commencing on September 29, 2024 and ending on September 27, 2025 and (ii) with respect to the 2027 Milestone Period, the 2026 Milestone Period.

“Transfer” means any transfer, pledge, hypothecation, encumbrance, assignment or other disposition (whether by sale, merger, consolidation, liquidation, dissolution, dividend, distribution or otherwise), the offer to make such a transfer or other disposition, and each contract, arrangement or understanding, whether or not in writing, to effect any of the foregoing.

Section 1.2 Rules of Construction.

(a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated.

(b) If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa, and the definitions of terms contained in this Agreement are applicable to the singular as well as the plural forms of such terms. The words “includes” or “including” shall mean “including without

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limitation”; the words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular section or article in which such words appear; the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if;” any reference to a Law shall include any rules and regulations promulgated thereunder, and any reference to any Law in this Agreement shall mean such Law as from time to time amended, modified or supplemented. Currency amounts referenced herein are in U.S. Dollars. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period is to be excluded. Unless otherwise specified in this Agreement, all references in this Agreement to any Contract, other agreement, document or instrument (excluding this Agreement) mean such Contract, other agreement, document or instrument as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof and, unless otherwise specified therein, include all schedules, annexes, addendums, exhibits and any other documents attached thereto or incorporated therein by reference. References to “outstanding CVRs” in this Agreements shall mean the CVRs that are then outstanding at such time. As used in this Agreement, references to “linear interpolation” means the calculation methodology set forth on Schedule E.

(c) The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

ARTICLE II

CONTINGENT VALUE RIGHTS

Section 2.1 CVR. The CVRs represent the rights of Holders to receive contingent cash payments pursuant to the Merger Agreement and this Agreement. The initial Holders will be the holders of the Shares (other than any Dissenting Shares) immediately prior to the Effective Time that are validly converted into Merger Consideration pursuant to Section 4.1(a) of the Merger Agreement and the holders of Company Equity Awards immediately prior to the Effective Time that are validly converted, in full or in part, into the right to receive CVRs pursuant to Section 4.3 of the Merger Agreement. For the avoidance of doubt, CVR Equivalent Awards shall not constitute CVRs.

Section 2.2 Nontransferable. The CVRs may not be sold, assigned, Transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer. The foregoing restrictions shall apply notwithstanding that certain of the CVRs will be held through DTC. Any attempted sale, assignment, transfer, pledge, encumbrance or disposition of CVRs, in whole or in part, in violation of this Section 2.2 shall be void ab initio and of no effect. The CVRs will not be listed on any quotation system or traded on any securities exchange.

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Section 2.3 No Certificate; Registration; Registration of Transfer; Change of Address.

(a) The CVRs will not be evidenced by a certificate or other instrument.

(b) The Rights Agent will keep a register (the “CVR Register”) for the purpose of registering CVRs and Transfers of CVRs as herein provided. The CVR Register will (i) with respect to holders of the Shares that hold such shares in book-entry form through DTC immediately prior to the Effective Time, one position for Cede & Co (as nominee of DTC) representing all the Shares that were converted into the right to receive the Merger Consideration in accordance with the terms of the Merger Agreement, (ii) with respect to (A) holders of the Shares that hold such Shares in certificated form immediately prior to the Effective Time that were converted into the right to receive the Merger Consideration as a consequence of the Merger in accordance with the terms of the Merger Agreement, upon delivery to the Rights Agent by each such holder of the applicable stock certificates, together with a validly executed letter of transmittal and such other customary documents as may be reasonably requested by the Rights Agent, in accordance with the Merger Agreement, (B) holders of the Shares who hold such Shares in book-entry form through the Company’s transfer agent immediately prior to the Effective Time, and (C) holders of Company Options and holders of Company RSU Awards in each case who are entitled to receive CVRs pursuant to the terms of the Merger Agreement, in each case of clauses (A), (B) and (C), the applicable number of CVRs to which each such holder is entitled pursuant to the Merger Agreement (other than, in the case of the foregoing clauses (i), (ii)(A) and (ii)(B), holders of Dissenting Shares). The Rights Agent will have no responsibility whatsoever directly to the street name holders with respect to Transfers of CVRs unless and until such CVRs are Transferred into the name of such street name holders in accordance with Section 2.2 of this Agreement. With respect to any payments to be made under Section 2.4 below with respect to CVRs held through DTC, the Rights Agent will accomplish the payment in respect of such CVRs by sending one lump payment to DTC. The Rights Agent will have no responsibilities whatsoever with regard to the distribution of payments by DTC to the Holders of such CVRs.

(c) Subject to the restrictions on transferability set forth in Section 2.2, every request made to Transfer a CVR must be in writing and accompanied by a written instrument of Transfer in form reasonably satisfactory to the Rights Agent pursuant to its guidelines, duly executed by the Holder thereof, the Holder’s attorney duly authorized in writing, the Holder’s personal representative or the Holder’s survivor, and setting forth in reasonable detail the circumstances relating to the Transfer. Upon receipt of such written notice, the Rights Agent will, subject to its reasonable determination that the Transfer instrument is in proper form and the Transfer otherwise complies with the other terms and conditions of this Agreement (including the provisions of Section 2.2), register the Transfer of the CVRs in the CVR Register and notify such Holder of the same. No service charge shall be made for any registration of Transfer of a CVR, but the Rights Agent may require payment by a Holder to the applicable Governmental Body of a sum sufficient to cover any transfer, stamp or other similar Tax or governmental charge that is imposed in connection with any such registration of Transfer. The Rights Agent shall

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have no duty or obligation to take any action under any section of this Agreement that requires the payment by a Holder of a CVR of applicable Taxes or charges unless and until the Rights Agent is satisfied that all such Taxes or charges have been paid. All duly Transferred CVRs registered in the CVR Register will be the valid obligations of Parent and will entitle the transferee to the same benefits and rights under this Agreement as those held immediately prior to the Transfer by the transferor. No Transfer of a CVR will be valid until registered in the CVR Register.

(d) A Holder may make a written request to the Rights Agent to change such Holder’s address of record in the CVR Register. The written request must be duly executed by the Holder. Upon receipt of such written notice, the Rights Agent will promptly record the change of address in the CVR Register.

Section 2.4 Payment Procedures.

(a) As promptly as practicable following a Milestone Determination Date, and in any event on or prior to the date that is fifteen (15) calendar days following a Milestone Determination Date, unless this Agreement has been terminated in accordance with its terms, Parent will deliver to the Rights Agent: (i) a written notice (each, a “Milestone Notice”) indicating whether the corresponding Milestone was achieved and the corresponding Milestone Payment Amount due, along with an Officer’s Certificate certifying the same, which Milestone Notice shall include the Revenue Statement for the applicable Milestone Period and (ii) if a Milestone is achieved, duly deposit or cause to be deposited with the Rights Agent, within three (3) Business Days of the delivery of the Milestone Notice, cash by wire transfer of immediately available funds to an account specified by the Rights Agent (or to the Company or its applicable Affiliate in the case of payments with respect to Equity Award CVRs that will be paid through the Company’s or its applicable Affiliate’s payroll system), equal to the applicable Aggregate Milestone Payment Amount for such Milestone in accordance with the terms of this Agreement (subject to any amounts deducted or withheld pursuant to Section 2.4(d) below). Such amounts shall be considered paid if on such date the Rights Agent has received in accordance with this Agreement money sufficient to pay all Milestone Payment Amounts in respect of such Milestone then due in accordance with the terms hereof.

(b) The Rights Agent will promptly, and in any event within ten (10) calendar days of receipt of a Milestone Notice, send each Holder at its registered address a copy of the Milestone Notice (such date on which the Rights Agent sends such copy, a “Milestone Payment Date”). At the time the Rights Agent sends a copy of the Milestone Notice to the Holders, if the Milestone has been met and a Milestone Payment Amount is due and payable, the Rights Agent will also pay the applicable Milestone Payment Amount to each of the Holders in accordance with the corresponding letter of instruction (subject to any amounts deducted or withheld pursuant to Section 2.4(d) below) (i) by check mailed to the address of each Holder as reflected in the CVR Register as of the close of business on the last Business Day prior to such Milestone Payment Date or (ii) with respect to any Holder who has provided the Rights Agent wiring instructions in writing, by wire transfer of immediately available funds to the account specified on such instructions. Notwithstanding anything to the contrary set forth herein, the Rights Agent shall have no responsibility whatsoever with respect to any Milestone Payment Amount to Holders in respect of Equity Award CVRs that will be paid through the Company’s or its applicable Affiliate’s payroll system.

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(c) Parent shall cause the applicable Milestone Payment Amount payable with respect to Equity Award CVRs (determined in accordance with Section 4.3 of the Merger Agreement) held by current or former employees of the Company or its Affiliates to be paid to the applicable Holder through the Surviving Corporation’s or its applicable Affiliate’s payroll system or any successor payroll system no later than the second regular payroll date of such applicable payroll system following the Milestone Payment Date, subject to Section 2.4(d) of this Agreement.

(d) Notwithstanding anything to the contrary in the Merger Agreement or this Agreement, Parent, the Surviving Corporation, the Paying Agent, the Rights Agent and any other applicable withholding agent (and their applicable Affiliates) shall be entitled to deduct or withhold, or cause to be deducted or withheld, from any Milestone Payment Amount otherwise payable pursuant to this Agreement such amounts as may be required to be deducted or withheld therefrom under the Code, the Treasury Regulations thereunder, or any other applicable Tax law, as may be determined by Parent, the Surviving Corporation, the Paying Agent, the Rights Agent or any other applicable withholding agent, as applicable. With respect to Holders of Equity Award CVRs who are current or former employees of the Company or its Affiliates, any such withholding may be made, or caused to be made, by Parent through the Surviving Corporation’s or any of its applicable Affiliate’s payroll system. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person in respect of which such deduction or withholding was made. The parties intend that each Equity Award CVR is exempt from or in compliance with Section 409A of the Code, and this Agreement shall be interpreted and administered in accordance therewith. None of the parties to this Agreement nor any of their employees, directors or representatives shall have any liability to a Holder or transferee or other Person in respect of Section 409A of the Code.

(e) Any portion of any Aggregate Milestone Payment Amount that remains undistributed to the Holders one year after an applicable Milestone Payment Date will be delivered by the Rights Agent to Parent, upon demand, and any Holder will thereafter look only to Parent for payment of the applicable Milestone Payment Amount, without interest.

(f) None of Parent, any of its Affiliates or the Rights Agent will be liable to any Person in respect of any Milestone Payment Amounts delivered to a public official pursuant to any applicable abandoned property, escheat or similar legal requirement. If, despite commercially reasonable efforts by the Rights Agent to deliver a Milestone Payment Amount to the applicable Holder pursuant to the Rights Agent’s customary unclaimed funds procedures, such Milestone Payment Amount has not been paid immediately prior to such date on which such Milestone Payment Amount would otherwise escheat to or become the property of any Governmental Body, such Milestone Payment Amount will, to the extent permitted by applicable legal requirements, become

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the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto. In addition to and not in limitation of any other indemnity obligation herein, Parent agrees to indemnify and hold harmless the Rights Agent with respect to any liability, penalty, cost or expense the Rights Agent may incur or be subject to in connection with transferring such property to Parent, unless such loss has been determined by a court of competent jurisdiction to be a result of the Rights Agent’s willful or intentional misconduct, bad faith or gross negligence.

(g) The Rights Agent shall be responsible for information reporting required under applicable legal requirements with respect to the CVRs, including reporting the Holder’s receipt of such CVRs and any Milestone Payments Amounts hereunder on Internal Revenue Service Form 1099-B or other applicable form. Parent shall use commercially reasonable efforts to cooperate with the Rights Agent to provide any information reasonably necessary for the Rights Agent to carry out its obligations in this Section 2.4(g).

Section 2.5 No Voting, Dividends or Interest; No Equity or Ownership Interest in Parent.

(a) The CVRs will not have any voting or dividend rights, and interest will not accrue on any amounts payable on the CVRs to any Holder.

(b) Without limiting any rights of the Rights Agent or any of the Holders under this Agreement, the CVRs will not represent any equity or ownership interest in Parent or in any constituent company to the Merger or any of their respective Affiliates or subsidiaries (including the Company). The sole right of each Holder to receive property hereunder is the right to receive the Milestone Payment Amounts, if any, when and if due and payable in accordance with the terms hereof. A CVR shall not constitute a security of any Person.

(c) Neither Parent nor its directors and officers will be deemed to have any fiduciary or similar duties to any Holder by virtue of this Agreement or the CVRs.

Section 2.6 Holding of Funds. All funds received by the Rights Agent under this Agreement that are to be distributed or applied by the Rights Agent in the performance of its services hereunder (the “Funds”) shall be held by the Rights Agent as agent for Parent and deposited in one or more segregated bank accounts to be maintained by the Rights Agent in its name as agent for Parent. The Funds shall not be used for any purpose other than to pay the Milestone Payment Amounts under this Agreement. The Funds shall be invested by the Rights Agent as directed by Parent; provided that such investments shall be (a) in obligations of or guaranteed by the United States of America, or (b) in United States government or United States treasury money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of acquisition or a combination of the foregoing and, in any such case, no such instrument shall have a maturity exceeding three (3) months; provided, further that, any interest or income produced by such investments shall be the property of Parent; provided, further that no such investments or losses therefrom will relieve Parent or the Rights Agent of the obligation to make payments when required under this Agreement. To the extent that

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there are losses with respect to such investments, or the Funds diminish for other reasons below the level required to make prompt payment of any Milestone Payment Amount due under this Agreement, Parent shall promptly replace or restore the portion of the Funds lost through investments or other events so as to ensure that the Funds are maintained at a level sufficient to make such payment. The parties hereby acknowledge and agree that, for U.S. federal (and applicable state and local) income tax purposes, Parent shall be treated as the owner of the Funds prior to the time they are distributed pursuant to this Agreement. The Rights Agent shall report with respect to income earned on the Funds to the IRS or other taxing authority as income of Parent. Notwithstanding anything to the contrary in this Agreement, at the end of each calendar quarter and on the date of the final distribution of the Funds, the Rights Agent shall distribute to Parent an amount equal to thirty percent (30%) of any interest and other income from the investment of the Funds earned during such period.

Section 2.7 Ability to Abandon CVR. A Holder may at any time, at such Holder’s option, abandon all of such Holder’s remaining rights represented by CVRs by Transferring such CVR to Parent or a person nominated in writing by Parent (with written notice thereof from Parent to the Rights Agent) without consideration in compensation therefor, and such rights will be cancelled, with the Rights Agent being promptly notified in writing by Parent of such Transfer and cancellation. Nothing in this Agreement is intended to prohibit Parent or any of its Affiliates from offering to acquire or acquiring CVRs, in private transactions or otherwise, for consideration, and consummating any such acquisition and related Transfer, in each case in its sole discretion. Any CVRs acquired by Parent or any of its Affiliates shall be automatically deemed extinguished and no longer outstanding for purposes of this Agreement. The Rights Agent shall update the CVR Register to reflect any abandonment or acquisition of CVRs described in this Section 2.7.

ARTICLE III

THE RIGHTS AGENT

Section 3.1 Certain Duties and Responsibilities. The Rights Agent will not have any liability for any actions taken or not taken in connection with this Agreement, except to the extent of its willful misconduct, bad faith or gross negligence.

Section 3.2 Certain Rights of Rights Agent. The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations will be read into this Agreement against the Rights Agent. The Rights Agent may in its discretion or upon the written request of the Acting Holders proceed to and shall be entitled and empowered to protect and enforce the rights of the Holders hereunder by such appropriate judicial proceedings as the Rights Agent shall deem most effectual to protect and enforce any such rights for the benefit of and on behalf of all Holders to the extent directed to by the Acting Holders in writing. The Rights Agent shall be under no obligation to institute any action, suit or proceeding unless the Acting Holders (on behalf of the Holders) shall furnish the Rights Agent with reasonable security and indemnity for any costs and expenses that may be incurred. In addition:

(a) in the absence of willful or intentional misconduct (including willful breach), bad faith, fraud or gross negligence, the Rights Agent may rely and will be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document believed by it in good faith to be genuine and to have been signed or presented by the proper party or parties;

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(b) whenever the Rights Agent will deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Rights Agent may, in the absence of fraud, bad faith, gross negligence or willful or intentional misconduct (including willful breach) on its part, rely upon an Officer’s Certificate;

(c) the Rights Agent may engage and consult with counsel of its selection and the written advice of such counsel or any opinion of counsel will, in the absence of fraud, bad faith, gross negligence or willful or intentional misconduct (including willful breach), be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon;

(d) the permissive rights of the Rights Agent to do things enumerated in this Agreement will not be construed as a duty;

(e) the Rights Agent will not be required to give any note or surety in respect of the execution of such powers or otherwise in respect of the premises;

(f) Parent agrees to indemnify Rights Agent for, and hold Rights Agent harmless against, any loss, liability, claim, demands, suits or expense arising out of or in connection with Rights Agent’s duties under this Agreement, including the costs and expenses of defending Rights Agent against any claims, charges, demands, suits or loss, unless such loss has been determined by a court of competent jurisdiction to be a result of Rights Agent’s fraud, gross negligence, bad faith or willful or intentional misconduct;

(g) Parent agrees (i) to pay the fees and expenses of the Rights Agent in connection with this Agreement as agreed upon in writing by Rights Agent and Parent on or prior to the date hereof (which shall not exceed $[•] per year), and (ii) to reimburse the Rights Agent for all Taxes and governmental charges, reasonable expenses and other charges of any kind and nature incurred by the Rights Agent in the execution of this Agreement (other than Taxes imposed on or measured by the Rights Agent’s net income and franchise or similar Taxes imposed on it (in lieu of net income Taxes)). The Rights Agent will also be entitled to reimbursement from Parent for all reasonable and necessary documented out-of-pocket expenses paid or incurred by it in connection with the administration by the Rights Agent of its duties hereunder; notwithstanding the foregoing or anything to the contrary set forth herein, Parent shall have no obligation to indemnify or pay the fees or expenses of the Rights Agent or reimburse the Rights Agent for the fees of counsel, in each case, in connection with any claim, lawsuit or action initiated by the Rights Agent on behalf of itself or the Holders; and

(h) no provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if there shall be reasonable grounds for believing that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.

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Section 3.3 Resignation and Removal; Appointment of Successor.

(a) The Rights Agent may resign at any time by giving written notice thereof to Parent specifying a date when such resignation will take effect, which notice will be sent at least sixty (60) days prior to the date so specified but in no event will such resignation become effective until a successor Rights Agent has been appointed. Parent has the right to remove Rights Agent at any time by a written notice specifying a date when such removal will take effect but no such removal will become effective until a successor Rights Agent has been appointed.

(b) If the Rights Agent provides notice of its intent to resign, is removed or becomes incapable of acting, Parent, by a written notice as soon as is reasonably possible will appoint a qualified successor Rights Agent that is a stock transfer agent of national reputation or, with the written approval of the Acting Holders, the corporate trust department of a commercial bank. The successor Rights Agent so appointed will, forthwith upon its acceptance of such appointment in accordance with Section 3.4, become the successor Rights Agent.

(c) Parent will give notice of each resignation and each removal of a Rights Agent and each appointment of a successor Rights Agent by mailing written notice of such event by first-class mail to the Holders as their names and addresses appear in the CVR Register. Each notice will include the name and address of the successor Rights Agent. If Parent fails to send such notice within ten (10) days after acceptance of appointment by a successor Rights Agent, the successor Rights Agent will cause the notice to be mailed at the expense of Parent.

(d) The Rights Agent will reasonably cooperate with Parent and any successor Rights Agent in connection with the transition of the duties and responsibilities of the Rights Agent to the successor Rights Agent, including the transfer of all relevant data, including the CVR Register, to the successor Rights Agent.

Section 3.4 Acceptance of Appointment by Successor. Every successor Rights Agent appointed hereunder will execute, acknowledge and deliver to Parent and to the retiring Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Rights Agent, without any further act, deed or conveyance, will become vested with all the rights, powers, trusts and duties of the retiring Rights Agent. On request of Parent or the successor Rights Agent, the retiring Rights Agent will execute and deliver an instrument transferring to the successor Rights Agent all the rights, powers and trusts of the retiring Rights Agent.

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ARTICLE IV

COVENANTS

Section 4.1 List of Holders. Parent will furnish or cause to be furnished to the Rights Agent in such form as Parent receives from the Company’s transfer agent (or other agent performing similar services for the Company), the names and addresses of the Holders within fifteen (15) Business Days of the Effective Time. The Rights Agent will reflect all such names and addresses on the CVR Register and confirm the CVR Register and list of initial Holders to Parent promptly thereafter and, in any event, within thirty (30) days of the receipt of such names and addresses from Parent or the Surviving Corporation’s transfer agent, as the case may be.

Section 4.2 Payment of Milestone Payment Amount. If a Milestone has been achieved in accordance with this Agreement, Parent will promptly (on or prior to the date that is three (3) Business Days following the delivery of a Milestone Notice with respect to the applicable Milestone) deposit with (i) the Rights Agent the applicable Milestone Payment Amount for such Milestone for each Holder (other than in respect of Equity Award CVRs described in clause (ii)) in accordance with Section 2.4 and (ii) the Company or its applicable Affiliate, for payment to the Holders of Equity Award CVRs who are then current or former employees of the Company or its Affiliates, in accordance with Section 2.4, the aggregate amount necessary to pay the Milestone Payment Amount to each such Holder of an Equity Award CVR, in each case, prior to the Milestone Payment Date in respect of such Milestone if such amount is payable in accordance with the terms of this Agreement. Each of the 2026 Milestone Payment Amount, the 2027 Milestone Payment Amount and the Catch-Up Milestone Payment Amount shall only be paid one time, if at all, subject to the achievement of the applicable Milestone according to this Agreement during the applicable Milestone Period and the calculation of the relevant Milestone Payment Amount according to this Agreement for each Milestone prior to the termination of this Agreement, and the maximum aggregate potential amount payable under this Agreement shall be $3.00 per CVR, without interest thereon and subject to reduction for any applicable withholding Taxes in respect thereof as further described in Section 2.4(d).

Section 4.3 Efforts; Operation of the Business.

(a) From the Closing Date through the earlier of (i) thirty (30) days following the last day of the 2027 Milestone Period (i.e., September 25, 2027) and (ii) date of termination of this Agreement in accordance with Section 6.10:

(i) Parent and the Company (and their respective successors and assigns) shall, and shall cause their respective Subsidiaries to, use Commercially Diligent Efforts to achieve each Milestone; provided, that, this clause (a) does not impose any obligation on Parent to actually achieve any Milestone; and

(ii) Neither Parent, the Company (or their respective successors and assigns) nor any of their respective Subsidiaries shall take any action or fail to take any action with the purpose or intent of avoiding or impeding the obligation to pay, or of reducing, any Aggregate Milestone Payment Amount, including:

(A) the changing shipping or invoicing practices (including the timing thereof or currency of invoices), that would result in the acceleration or deceleration (as applicable) of the recognition of any amounts that are components of Revenue to an earlier or later monthly period in a manner adverse to the achievement of a Milestone;

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(B) deferring, delaying or otherwise altering the timing or amounts of collection of consideration for the sale of Products in a manner inconsistent with past practice of the Company or in a manner to defer to delay the recognition of such consideration in the calculation of Revenue; or

(C) deterring customers from purchasing any Products or incentivizing customers to delay the purchase of any Products, in each case in a manner inconsistent with past practice;

in each case of the foregoing with the purpose or intent of avoiding or impeding the obligation to pay, or of reducing, any Aggregate Milestone Payment Amount; provided, that, for the avoidance of doubt, that the continuation of shipping, invoicing, collection, accounting, sales and customer incentives in a manner consistent with past practices of the Company shall not be deemed to be a breach of this clause (a)(ii).

(b) Notwithstanding anything herein to the contrary, but subject to Parent’s obligations as set forth herein, including the obligation of Parent, the Company and their respective Subsidiaries to use Commercially Diligent Efforts as set forth herein, Parent and its Affiliates shall have the power and right to control all aspects of their businesses and operations (and all of their assets and products), and subject to Parent’s compliance with the terms of this Agreement, Parent and its Affiliates may exercise or refrain from exercising such power and right as it may deem appropriate and in the best overall interests of Parent and its Affiliates and its and their equityholders.

Section 4.4 Books and Records. Parent shall, and shall cause its Subsidiaries to, keep true, complete and accurate records in sufficient detail to enable the Holders and the Independent Accountant to determine the amounts payable hereunder.

Section 4.5 Non-Use of Name. The Rights Agent shall not use the name, trademark, trade name or logo of Parent, its Affiliates (including the Company), or their respective employees in any publicity or news release relating to this Agreement or its subject matter, without the prior express written permission of Parent, other than (in the case of the name of Parent, its Affiliates, or their respective employees) with respect to a dispute pursuant to this Agreement between any of the Holders, the Rights Agent, Parent or its Affiliates.

Section 4.6 Audits.

(a) During the Review Request Period and Negotiation Period (each as defined below), unless the applicable Milestone Notice provides that the maximum possible Milestone Payment Amount for such Milestone Period will be paid in full, Parent and the Company shall reasonably cooperate with and permit, and shall cause their Subsidiaries and Affiliates to reasonably cooperate with and permit, the Acting Holders (acting as one group, and not individuals) and/or any accountant or other consultant or advisor retained by the Acting Holders, upon reasonable notice, reasonable access during normal business hours to such records and personnel (including the external auditors of the Company and its Subsidiaries) as may be reasonably necessary to verify the accuracy of the applicable Revenue Statement and Milestone Payment Amount set forth in the applicable Milestone Notice and compliance with the terms hereof, subject to customary confidentiality agreements and access letters, in form and substance reasonably acceptable to Parent.

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(b) Unless the applicable Milestone Notice provides that the maximum possible Milestone Payment Amount will be paid in full for such Milestone Period, the Acting Holders shall have the right to deliver to Parent within sixty (60) days of the delivery of the Milestone Notice in respect of the Milestone Period for such Milestone to the Holders (each period, a “Review Request Period”) a notice disputing any item set forth in an applicable Revenue Statement (which disputed item may include a disputed item due to the Acting Holders requesting additional information with respect to such item) and Milestone Notice (and in any event no more than once per Milestone Notice) (such request and items set forth therein, a “Dispute Notice”), and thereafter the Acting Holders and Parent shall, in good faith, try to resolve any items under dispute as set forth in the Dispute Notice. If the Acting Holders and Parent fail to agree on the item(s) under dispute within fifteen (15) Business Days after the Acting Holders deliver the Dispute Notice to Parent and the Rights Agent (the “Negotiation Period”), Parent and the Company shall permit, and shall cause their respective Subsidiaries and controlled Affiliates to permit, the Independent Accountant to have access during normal business hours to the records of the Company and its Subsidiaries in respect of the Business as may be reasonably necessary to verify the accuracy of the Revenue Statement and shall furnish, and shall cause their respective Subsidiaries to furnish, to the Independent Accountant such access, records, work papers and other documents and information as the Independent Accountant may reasonably request, as may be reasonably necessary to audit the Revenue Statement and the determination of whether such Milestone was achieved (subject to customary confidentiality agreements and access letters, in form and substance reasonably acceptable to Parent and excluding information or access which would reasonably be expected to result in the waiver of any attorney-client privilege or violate any applicable Law; provided Parent and the Company shall use commercially reasonable efforts to implement appropriate and mutually agreeable measures to permit the disclosure of such information in a manner to remove the basis for the non-disclosure to the greatest extent reasonably possible, including by arrangement of appropriate clean room procedures, redaction of text from documents or entry into a customary joint defense agreement with respect to any information to be so provided). The Independent Accountant shall be instructed to come to a final determination with respect to those items set forth in a Dispute Notice within thirty (30) days following the engagement of such Independent Accountant. The Independent Accountant shall act only as an expert and not as an arbitrator and shall be charged to come to a final determination in accordance with the terms of this Agreement regarding the calculation of Revenue with respect to only those items set forth in the Dispute Notice that the parties disagree on and submit to it for resolution. All other items in the applicable Revenue Statement that the parties do not submit, prior to the end of the Review Request Period, to the Independent Accountant for resolution shall be deemed to be agreed by the parties and the Independent Accountant shall not be charged with calculating or validating those agreed upon items. The Independent Accountant shall disclose to Parent and the Acting Holders any matters directly related to their findings to the extent necessary to verify the accuracy or

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completeness of the applicable Revenue Statement. The Independent Accountant shall provide Parent with a copy of all disclosures made to the Acting Holders concurrently with each such disclosures to the Acting Holders and shall provide the Acting Holders with a copy of all disclosures made to Parent concurrently with each such disclosures to Parent. The fees charged by the Independent Accountant shall be allocated to and borne by (i) Parent, based on the percentage that the portion of the disputed items determined by the Independent Accountant to be in favor of the Acting Holders bears to the amount actually contested by the Acting Holders, on the one hand, and (ii) the Acting Holders, based on the percentage that the portion of the disputed items determined by the Independent Account to be in favor of Parent bears to the amount actually contested by the Acting Holders, on the other.

(c) If the Independent Accountant concludes that a Milestone was achieved in accordance with the terms hereof and the applicable Aggregate Milestone Payment Amount was not paid to the Rights Agent, Parent shall pay or caused to be paid to the Rights Agent such applicable Aggregate Milestone Payment Amount within thirty (30) calendar days of the date the Independent Accountant delivers its final written report to the Acting Holders and Parent. The decision of the Independent Accountant shall be final, conclusive and binding on Parent and the Holders, shall be non-appealable and shall not be subject to further review, absent manifest error.

(d) If, upon the expiration of a Review Request Period, the Acting Holders have not provided a Dispute Notice to Parent and the Rights Agent in accordance with this Section 4.6, the calculations set forth in the applicable Revenue Statement and the determination in the accompanying Milestone Notice shall be final, binding and conclusive upon the Holders.

(e) Each person seeking to receive information from Parent in connection with an audit pursuant to this Section 4.6 shall enter into, and shall cause its accounting firm to enter into, a reasonable and mutually satisfactory confidentiality agreement with Parent or any controlled Affiliate obligating such party to retain all such information disclosed to such party in confidence pursuant to such confidentiality agreement.

Section 4.7 Change of Control; Sale of the Business. Notwithstanding anything to the contrary in this Agreement, neither Parent nor the Company, or any of their respective Subsidiaries (or direct or indirect holding companies holding only Parent and/or the Company and their respective Subsidiaries), may enter into an agreement providing for, or consummate a Change of Control or a Sale of the Business prior to the termination of this Agreement or the payment of all Milestone Payment Amounts in accordance with this Agreement, whichever occurs earlier, without the prior written consent of the Acting Holders, unless either (at Parent’s option) (x) the Person acquiring or succeeding to Parent or the Company (if applicable pursuant to the structure of such Change of Control or Sale of the Business) in connection with such Change of Control or Sale of the Business (i) is a Qualified Buyer and (ii) assumes all of Parent’s and the Company’s obligations, duties and covenants under this Agreement effective as of the effective time of such Change of Control or Sale of the Business, as applicable, and in an instrument supplemental hereto that is executed and delivered by such Person to the Rights Agent or (y) Parent and the Company retain their obligations, duties and covenants under this Agreement following such Change of

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Control or Sale of the Business. Upon or prior to the consummation of any such Change of Control or Sale of the Business, Parent or the Company will deliver a notice to the Rights Agent (and the Rights Agent will promptly, and in any event within ten (10) calendar days of receipt of such notice, send each Holder at its registered address a copy of such notice) stating that such Change of Control or Sale of the Business, as applicable, complies with this Section 4.7. Upon consummation of a Change of Control or Sale of the Business in accordance with this Section 4.7 in which a Qualified Buyer assumes all of Parent’s and the Company’s obligations, duties and covenants hereunder, neither Parent nor any of its Affiliates shall have any further liability or obligation with respect to any Milestone Payments or otherwise hereunder, and Parent and its Affiliates shall be fully relieved from any such obligations. If the Company is the Party that undergoes the Change of Control or is sold in a transaction that constitutes a Sale of the Business, and prior to such sale the Company has assumed all of Parent’s obligations hereunder, Parent and the Company shall be deemed to have complied with this Section 4.7 (pursuant to clause (x)).

Section 4.8 Intended Tax Treatment. The parties hereto agree to treat (a) the CVRs (other than any Equity Award CVRs, or CVRs otherwise received as compensation) for all U.S. federal and applicable state and local Tax purposes as additional consideration for or in respect of the Shares pursuant to the Merger Agreement and (b) the Equity Award CVRs for all U.S. federal and applicable state and local Tax purposes as additional compensation for or in respect of such Company Equity Awards, as applicable, pursuant to the Merger Agreement, and none of the parties hereto will take any position to the contrary on any Tax Return, any other filing with a Governmental Authority related to Taxes or for other Tax purposes except as otherwise required by applicable Law. Parent and/or Rights Agent, as applicable, shall report imputed interest on the CVRs pursuant to Section 483 of the Code, except as required by applicable Law.

ARTICLE V

AMENDMENTS

Section 5.1 Amendments without Consent of Holders.

(a) Without the consent of any Holders or the Rights Agent, Parent, at any time and from time to time, may enter into one or more amendments hereto, solely to evidence the succession of another person to Parent and the assumption by any such successor of the covenants of Parent herein as provided in and in accordance with Section 6.3.

(b) Without the consent of any Holders, Parent (when authorized by a resolution of Parent’s Board of Directors or similar governing body) and the Rights Agent, at any time and from time to time, may enter into one or more amendments hereto, for any of the following purposes:

(i) to evidence the succession of another person as a successor Rights Agent and the assumption by any such successor of the covenants and obligations of the Rights Agent herein;

(ii) to add to the covenants of Parent such further covenants, restrictions, conditions or provisions as Parent and the Rights Agent will consider to be for the protection of the Holders; provided that, in each case, such provisions do not adversely affect the interests of the Holders;

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(iii) to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement; provided that, in each case, such provisions do not adversely affect the interests of the Holders;

(iv) as may be necessary or appropriate to ensure that the CVRs are not subject to registration under the Securities Act, Exchange Act or any applicable state securities or “blue sky” laws; provided that, in each case, such provisions do not materially adversely affect the interests of the Holders;

(v) as may be necessary to ensure that Parent complies with applicable Law; provided that in each case, such amendments shall not adversely affect the interests of the Holders; or

(vi) any other amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, unless such addition, elimination or change is adverse to the interests of the Holders.

(c) Promptly after the execution by Parent and the Rights Agent of any amendment pursuant to the provisions of this Section 5.1, Parent will, with respect to CVRs held through DTC, transmit (or cause the Rights Agent to transmit) a notice thereof through the facilities of DTC in accordance with DTC’s procedures or, with respect to all other CVRs, will mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth such amendment.

Section 5.2 Amendments with Consent of Holders.

(a) Subject to Section 5.1 (which amendments pursuant to Section 5.1 may be made without the consent of the Holders), with the consent of the Acting Holders, whether evidenced in writing or taken at a meeting of the Holders, Parent (when authorized by a resolution of Parent’s Board of Directors or similar governing body) and the Rights Agent may enter into one or more amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, even if such addition, elimination or change is materially adverse to the interest of the Holders; provided, however, that no such amendment shall, without the consent of the Holders of seventy-five percent (75%) of the outstanding CVRs:

(i) modify in a manner adverse to the Holders any provision contained herein with respect to the termination of this Agreement or the CVR;

(ii) modify in a manner materially adverse to the Holders (A) the time for, and amount of, any payment to the made to the Holders pursuant to this Agreement or (B) the definition of any Milestone;

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(iii) reduce the number of CVRs (for the avoidance of doubt other than as automatically set forth herein pursuant to Section 2.7); or

(iv) modify any provision of this Section 5.2, except to increase the percentage of Holders from whom consent is required or to provide that certain provisions of this Agreement cannot be modified or waived without the consent of the Holder of each outstanding CVR affected thereby.

(b) Promptly after the execution by Parent and the Rights Agent of any amendment pursuant to the provisions of this Section 5.2, Parent will, with respect to CVRs held through DTC, transmit (or cause the Rights Agent to transmit) a notice thereof through the facilities of DTC in accordance with DTC’s procedures or, with respect to all other CVRs, will mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth such amendment.

Section 5.3 Execution of Amendments. In executing any amendment permitted by this Article V, the Rights Agent will be entitled to receive, and will be fully protected in relying upon, an opinion of counsel selected by Parent stating that the execution of such amendment is authorized or permitted by this Agreement. The Rights Agent may, but is not obligated to, enter into any such amendment that affects the Rights Agent’s own rights, privileges, covenants or duties under this Agreement or otherwise.

Section 5.4 Effect of Amendments. Upon the execution of any amendment under this Article V, this Agreement will be modified in accordance therewith, such amendment will form a part of this Agreement for all purposes and every Holder will be bound thereby.

ARTICLE VI

OTHER PROVISIONS OF GENERAL APPLICATION

Section 6.1 Notices to Rights Agent and Parent. All notices, requests, instructions or other communications or documents to be given or made hereunder by any party to the other parties to this Agreement shall be in writing and (a) served by personal delivery upon the party for whom it is intended, (b) served by an internationally recognized overnight courier service upon the party for whom it is intended, (c) delivered by registered or certified mail, return receipt requested or (d) sent by email; provided that the transmission of the email is followed up within one (1) Business Day by dispatch pursuant to one of the other methods described herein:

If to the Rights Agent, to it at:

[•]

Attention: [•]

Email:   [•]

If to Parent or to the Company, to it at:

[•]

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with a copy to (which shall not constitute notice):

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention:  Peter Martelli, P.C.

   Lauren Colasacco, P.C.

   Christopher Burwell

   Daniel Yip

Email:   peter.martelli@kirkland.com

   lauren.colasacco@kirkland.com

   christopher.burwell@kirkland.com

   daniel.yip@kirkland.com

or to such other Person or addressees as has or have been designated in writing by the party to receive such notice provided above. Any notice, request, instruction or other communications or document given as provided above shall be deemed given to the receiving party (w) upon actual receipt, if delivered personally, (x) on the next Business Day after deposit with an overnight courier, if sent by an overnight courier, (y) three (3) Business Days after deposit in the mail, if sent by registered or certified mail or (z) upon confirmation of receipt by the recipient if sent by email and followed up within one (1) Business Day by dispatch pursuant to one of the other methods described herein. Copies to outside counsel are for convenience only and failure to provide a copy to outside counsel does not alter the effectiveness of any notice, request, instruction or other communication otherwise given in accordance with this Section 6.1.

Section 6.2 Notice to Holders. Where this Agreement provides for notice to Holders, such notice will be sufficiently given (unless otherwise herein expressly provided) (i) with respect to CVRs held through DTC if in writing and transmitted through the facilities of DTC in accordance with DTC’s procedures or (ii) mailed, first-class postage prepaid, to each Holder affected by such event, at the Holder’s address as it appears in the CVR Register, not later than the latest date, and not earlier than the earliest date, if any, prescribed for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder will affect the sufficiency of such notice with respect to other Holders.

Section 6.3 Parent Successors and Assigns(a) . Parent may assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to (a) one or more wholly-owned subsidiaries of Parent but only for so long as such entity remains an direct or indirect wholly-owned subsidiaries of Parent or (b) an acquiror in connection with a Change of Control of Parent or a Sale of the Business in accordance with Section 4.7 of this Agreement (each such assignee in the preceding clauses (a) and (b), an “Assignee”); provided, that in the case of clause (a) and, only to the extent in accordance with clause (y) of Section 4.7, clause (b), Parent remains jointly and severally liable. Any such Assignee may thereafter assign any or all of its rights, interests and obligations hereunder in the same manner as Parent pursuant to this Section 6.3. This Agreement will be binding upon, inure to the benefit of and be enforceable by Parent’s successors. Any attempted assignment of this Agreement in violation of this Section 6.3 shall be void and of no effect. The Rights Agent may not assign this Agreement without Parent’s written consent.

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Section 6.4 Benefits of Agreement. Nothing in this Agreement, express or implied, will give to any person (other than the Rights Agent, Parent, Parent’s successors and assignees and the Acting Holders (on behalf of the Holders)) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the Rights Agent, Parent, Parent’s successors and assignees and the Acting Holders (on behalf of the Holders). The rights of Acting Holders (on behalf of the Holders) are limited to those expressly provided in this Agreement which shall be exercised only by the Acting Holders. Notwithstanding anything to the contrary contained herein, any Holder may at any time agree to renounce, in whole or in part, whether or not for consideration, such Holder’s rights under this Agreement by written notice to the Rights Agent and Parent, which notice, if given, shall be irrevocable, and Parent may, in its sole discretion, at any time offer consideration to the Holders in exchange for their agreement to irrevocably renounce their rights, in whole or in part, hereunder.

Section 6.5 Limitations on Suits by Holders. No Holder of any CVR shall have any right under this Agreement to commence proceedings under or with respect to this Agreement, and no individual Holder or other group of Holders will be entitled to exercise such rights, and such rights may only be exercised by the Acting Holders in accordance with, and subject to the limitations set forth in, this Agreement. Any Action brought by the Acting Holders shall be subject to Section 6.6 and Section 6.9, the terms of which shall apply to such Acting Holder, as applicable, and such Action mutatis mutandis. The Acting Holders shall have the right, on behalf of all Holders, by virtue of or under any provision of this Agreement, to institute any Action at law or in equity or in bankruptcy or otherwise upon or under or with respect to this Agreement. In any such action, the Acting Holders shall be deemed to represent all Holders. The Acting Holders, in acting pursuant to this Section 6.5 on behalf of all Holders, shall have no liability to any other Holders for any such actions.

Section 6.6 Governing Law. This Agreement, the CVR and any action (whether at law, in contract or in tort) that may directly or indirectly be based upon, relate to or arise out of this Agreement or any transaction contemplated hereby, or the negotiation, execution or performance hereunder shall be governed by, and construed and enforced in accordance with, the Laws of the State of Delaware, without regard to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

Section 6.7 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

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Section 6.8 Counterparts and Signature. This Agreement may be executed in two or more counterparts (including by facsimile or by an electronic scan delivered by electronic mail), each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other party, it being understood that the parties need not sign the same counterpart.

Section 6.9 Jurisdiction; Waiver of Jury Trial.

(a) Each party hereto expressly submits to the personal jurisdiction and venue of the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court of the United States of America within the State of Delaware) (the “Chosen Courts”), in the event any dispute between the parties hereto (whether in contract, tort or otherwise) arises out of this Agreement or the transactions contemplated hereby, (b) expressly waives any claim of lack of personal jurisdiction or improper venue and any claims that such courts are an inconvenient forum with respect to such a claim, and (c) agrees that it shall not bring any claim, action or proceeding against any other parties hereto relating to this Agreement or the transactions contemplated hereby in any court other than the Chosen Courts. Each party hereto hereby irrevocably consents to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail or by overnight courier service, postage prepaid, to its address set forth in Section 6.1, such service to become effective ten (10) days after such mailing.

(b) EACH PARTY HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM, ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.9.

Section 6.10 Termination. This Agreement will be terminated and of no force or effect, the parties hereto will have no liability hereunder, and no payments will be required to be made, upon the earliest to occur of (a) the complete payment in full of all Aggregate Milestone Payment Amounts required to be paid under the terms of this Agreement, (b) the delivery to Rights Agent of a written notice of termination duly executed by Parent and Holders of seventy-five percent

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(75%) of the outstanding CVRs, (c) the expiration of the Review Request Period (if a Dispute Notice is not received during such Review Request Period) for the Revenue Statement prepared for the 2027 Milestone Period if there is no Milestone Payment Amount required to be paid under the terms of this Agreement as of such time or (d) if a Dispute Notice is received during the Review Request Period for the 2027 Milestone Period, the date that the final Independent Accountant’s written report is delivered to Parent and the Holders with respect to any dispute related to such Revenue Statement pursuant to Section 4.6 if there is no Milestone Payment Amount required to be paid under the terms of this Agreement as of such time; provided, that, in the case of each of clauses (c) and (d), if there is any ongoing Action (whether in contract or in tort or otherwise) arising out of or relating to this Agreement properly brought hereunder by the Acting Holders prior to the termination hereof, the Agreement will not terminate until there is a final non-appealable order on such Action from a court of competent jurisdiction or a settlement between Parent and the Acting Holders.

Section 6.11 Entire Agreement. This Agreement, the Merger Agreement (including the schedules, annexes and exhibits thereto and the documents and instruments referred to therein) and the documents and other agreements among the parties, or any of them, as contemplated by or referred to herein, together with each other agreement entered into by or among any of the parties as of the date of this Agreement that makes reference to this Section 6.11 contain the entire understanding of the parties hereto and thereto with reference to the transactions and matters contemplated hereby and thereby and supersedes all prior agreements, written or oral, among the parties with respect hereto and thereto. If and to the extent that any provision of this Agreement is inconsistent or conflicts with the Merger Agreement, this Agreement will govern and be controlling with respect to CVR matters only and the Merger Agreement shall govern and be controlling with respect to all matters unrelated to CVRs.

Section 6.12 Obligation of Parent. Parent shall cause the Company to duly perform, satisfy and discharge each of the covenants, obligations and liabilities applicable to the Company under this Agreement. Parent and the Company shall be jointly and severally liable for the performance and satisfaction of each of their respective covenants, obligations and liabilities hereunder. As material inducement to the Company to enter into the Merger Agreement and to consummate the transactions contemplated thereby, the Company hereby irrevocably and unconditionally guarantees the due and punctual performance of all obligations of Parent hereunder, including Parent’s obligations under Section 2.4 and Section 4.2, in each case when, as and if due (collectively, the “Company Guaranteed Obligations”). To the fullest extent permitted by applicable Law, the Company hereby expressly waives any and all rights and defenses arising by reason of any applicable Laws other than any defenses available to Parent. Without limiting the generality of the foregoing, the Company expressly waives: (i) notice of the acceptance by the Holders of this guarantee; (ii) notice of the non-performance of all or any of the Company Guaranteed Obligations; (iii) presentment, demand, notice of dishonor, protest, notice of protest and all other notices whatsoever, in respect of any or all of the Company Guaranteed Obligations (except notices required to be given hereunder); and (iv) any defense arising by reason of any claim or defense based upon an election of remedies, including the failure or delay in exercising remedies against Parent by the Holders which in any manner affects any of its rights to proceed against the Company, other than any claims or defenses available to Parent. The Company agrees that this guaranty is one of payment, not merely of collection and not merely that of a surety, and that the Acting Holders shall not be required to pursue any right or remedy it may have against

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Parent under this Agreement or otherwise or to first commence any proceeding or obtain any judgment against Parent in order to enforce this Section 6.12. For the avoidance of doubt, this Section 6.12 shall survive for so long as the obligations of Parent hereunder are outstanding. Notwithstanding anything to the contrary in this Section 6.12, this Section 6.12 shall be enforceable only by the Acting Holders. Nothing set forth in this Section 6.12 shall expand the obligations of Parent hereunder or the rights of the Acting Holders hereunder.

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the Parties as of the date first written above.

HOPPER PARENT INC.

By:
Name:
Title:

[RIGHTS AGENT]

By:
Name:
Title:

HOLOGIC, INC.

By:
Name:
Title:

Exhibit B

FORM OF CERTIFICATE OF INCORPORATION OF THE SURVIVING CORPORATION